As filed with the Securities and Exchange Commission on August 9, 2017

File No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES

EXCHANGE ACT OF 1934

CAMBRIDGE BANCORP

(Exact name of registrant as specified in its charter)

Massachusetts	04-2777442
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1336 Massachusetts Avenue Cambridge, MA	02138
(Address of Principal Executive Offices)	(Zip Code)

Issuer’s telephone number: (617) 876-5500

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock, $1.00 par value per share	NASDAQ Capital Market

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Cambridge Bancorp (the “Company”) is filing this General Form for Registration of Securities on Form 10 to register Cambridge Bancorp’s Common Stock, par value $1.00 per share pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this registration statement is deemed effective, Cambridge Bancorp will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(b) of the Exchange Act.

Forward-Looking Statements

This Registration Statement contains forward-looking statements about the Company and its industry that involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

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national, regional and local economic conditions may be less favorable than expected, resulting in, among other things, increased charge offs of loans, higher provisions for credit losses and/or reduced demand for the Company’s services;

•	disruptions to the credit and financial markets, either nationally or globally;
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weakness in the real estate market, including the secondary residential mortgage market, which can affect, among other things, the value of collateral securing mortgage loans, mortgage loan originations and delinquencies, and profits on sales of mortgage loans;

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legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act, which may adversely affect our business and/or competitive position, impose additional costs on the Company or cause us to change our business practices;

•	the Dodd-Frank Act’s consumer protection regulations which could adversely affect the Company’s business, financial condition or results of operations;
•	disruptions in the Company’s ability to access capital markets which may adversely affect its capital resources and liquidity;
•

the Company’s heavy reliance on communications and information systems to conduct its business and reliance on third parties and affiliates to provide key components of its business infrastructure, any disruptions of which could interrupt the Company's operations or increase the costs of doing business;

•	that the Company’s financial reporting controls and procedures may not prevent or detect all errors or fraud;
•	the Company’s dependence on the accuracy and completeness of information about clients and counterparties;
•	the fiscal and monetary policies of the federal government and its agencies;
•	the failure to satisfy capital adequacy and liquidity guidelines applicable to the Company;
•	downgrades in the Company’s credit rating;
•	changes in interest rates which could affect interest rate spreads and net interest income;
•	costs and effects of litigation, regulatory investigations or similar matters;
•	a failure by the Company to effectively manage the risks the Company faces, including credit, operational and cyber security risks;
•

increased pressures from competitors (both banks and non-banks) and/or an inability by the Company to remain competitive in the financial services industry, particularly in the markets which the Company serves, and keep pace with technological changes;

•	unpredictable natural or other disasters, which could impact the Company’s customers or operations;
•	a loss of customer deposits, which could increase the Company’s funding costs;
•	the disparate impact that can result from having loans concentrated by loan type, industry segment, borrower type or location of the borrower or collateral;

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•	changes in the creditworthiness of customers;
•	increased loan losses or impairment of goodwill and other intangibles;
•	negative public opinion which could damage the Company’s reputation and adversely impact business and revenues;
•	the Company depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, operations may suffer;
•

the Company may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact the Company’s ability to implement the Company’s business strategies; and

•	changes in the Company’s accounting policies or in accounting standards which could materially affect how the Company reports financial results and condition.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Further Information about the Company

The public may read and copy this Registration Statement, including the exhibits and schedules thereto, as well as any other materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, like the Company, that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

Upon the effectiveness of this Registration Statement, the Company will become subject to the reporting and information requirements of the Exchange Act, and as a result will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on the Company’s website at no cost, www.cambridgetrust.com. This reference to the Company’s website is an inactive textual reference only, and is not a hyperlink. The contents of the Company’s website shall not be deemed to be incorporated by reference into this Registration Statement.

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ITEM 1. BUSINESS

Unless the context requires otherwise, all references to the “Company,” “we,” “us” and “our” refer to Cambridge Bancorp.

The Company

Cambridge Bancorp (together with its bank subsidiary, unless the context otherwise requires, the “Company”) is a Massachusetts state-chartered, federally registered bank holding company headquartered in Cambridge, Massachusetts. The Company is a Massachusetts corporation formed in 1983 and has one banking subsidiary (the “Bank”): Cambridge Trust Company formed in 1890.  As of June 30, 2017, the Company had total assets of $1.9 billion. Currently, the Bank operates 11 full-service banking offices in six cities and towns in Eastern Massachusetts. The Bank’s customers consist primarily of consumers and small and medium-sized businesses in these communities and surrounding areas throughout Massachusetts and New Hampshire. The Company’s Wealth Management Group has four offices, one in Boston, Massachusetts, and three in New Hampshire in Concord, Manchester and Portsmouth. As of June 30, 2017, the Company had Assets under Management of $2.8 billion.  The Wealth Management Group offers comprehensive investment management, as well as trust administration, estate settlement, and financial planning services. Our wealth management clients value personal service and depend on the commitment and expertise of our experienced banking, investment and fiduciary professionals.

The Wealth Management Group customizes its investment portfolios to help its clients meet their long-term financial goals while moderating short-term stock market volatility. Through careful monitoring of asset allocation and disciplined security selection, Cambridge Trust’s in-house investment team provides clients with long-term capital growth while minimizing risk.  Our internally developed, research-driven process is managed by our team of portfolio managers and analysts. We build discretionary portfolios consisting of our best investment ideas, focusing on individual global equities, fixed income securities, exchange-traded funds and mutual funds. Our team-oriented approach fosters spirited discussion and rigorous evaluation of investments.

The Company offers a wide range of services to commercial enterprises, non-profit organizations and individuals.  The Company emphasizes service to small and medium-sized businesses in its market area. The Company makes commercial loans, construction loans, consumer loans and real estate loans (including one-to-four family and home equity lines of credit), and accepts savings, time, and demand deposits. In addition, the Company offers a wide range of commercial and retail banking services which include cash management, online banking, mobile banking and global payments.  The Company has one trademark, “Thought Series.”

The Company’s results of operations are largely dependent on net interest income, which is the difference between the interest earned on loans and securities and interest paid on deposits and borrowings, and non-interest income largely from its wealth management services. The results of operations are affected by the level of income and fees from loans, deposits, as well as operating expenses, the provision for loan losses, the impact of federal and state income taxes and the relative levels of interest rates and local and national economic activity.

Through Cambridge Trust, its banking subsidiary, the Company focuses on wealth management, the commercial banking business and the consumer banking business. The Company has traditionally been a commercial real estate lender, and in recent years has diversified commercial operations within the areas of commercial and industrial lending to include Innovation Banking, which specializes in working with New England-based entrepreneurs, and asset based lending that helps companies throughout New England and New York grow by borrowing against existing assets. The Innovation Banking group has a narrow client focus for lending and provides a local banking option for technology and life sciences companies within our market area that are primarily serviced by out-of-market institutions. The consumer banking operation utilizes the “Trusted Advisor” model to provide exceptional service and deepen our consumer relationships. The Trusted Advisor model attracts and retains clients by utilizing qualified professionals who provide sound advice to our clients throughout various stages of their lives.

Cambridge Trust Company

The Bank offers a full range of commercial and consumer banking services through its network of 11 full-service banking offices in Massachusetts. The Bank is engaged principally in the business of attracting deposits from the public and investing those deposits. The Bank invests those funds in various types of loans, including residential and commercial real estate, and a variety of commercial and consumer loans. The Bank also invests its deposits and borrowed funds in investment securities and has two wholly-owned Massachusetts security corporations, CTC Security Corporation and CTC Security Corporation III, for this purpose. Deposits at the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) for the maximum amount permitted by FDIC Regulations.

Investment management and trust services are offered through our wealth management office located in Boston and three wealth management offices located in New Hampshire. The Bank also utilizes its subsidiary and non-depository trust company, Cambridge Trust Company of New Hampshire, Inc., in providing wealth management services in New Hampshire. The assets held for wealth management customers are not assets of the Bank and, accordingly, are not reflected in the Company’s consolidated balance sheets.

Cambridge Trust Company is active in the communities we serve. The Bank makes contributions to various non-profits and local organizations, investments in community development lending and investments in low-income housing all of which strive to improve the communities that our employees and customers call home.

Market Area

The Company operates in Eastern Massachusetts and Southern New Hampshire. Our primary lending market includes, Middlesex and Suffolk Counties in Massachusetts. We benefit from the presence of numerous institutions of higher learning, medical care and research centers, an innovation economy, and the corporate headquarters of several significant financial service companies within the Boston area. Eastern Massachusetts also has many high technology companies employing personnel with specialized skills. These factors affect the demand for residential homes, multi-family apartments, office buildings, shopping centers, industrial warehouses and other commercial properties.

Our lending area is primarily an urban market area with a substantial number of one to four unit residential properties, some of which are non-owner occupied, as well as apartment buildings, condominiums, office buildings and retail space. As a result, our loan portfolio contains a significantly greater number of multi-family and commercial real estate loans compared to institutions that operate in non-urban markets.

Our market area is located largely in the Boston-Cambridge-Quincy, Massachusetts/New Hampshire Metropolitan Statistical Area (“MSA”). The United States Census Bureau estimates that as of July 1, 2015, the Boston metropolitan area is the 10th largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, education, manufacturing and wholesale/retail trade, to finance, technology and medical care. According to the United States Department of Labor, in December 2016, the Boston-Cambridge-Quincy, Massachusetts/New Hampshire MSA had an unemployment rate of 2.5% compared to the national unemployment rate of 4.7%.

Competition

The financial services industry is highly competitive. The Company experiences substantial competition with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers in attracting deposits, making loans and attracting wealth management customers. The competing major commercial banks have greater resources that may provide them a competitive advantage by enabling them to maintain numerous branch offices and mount extensive advertising campaigns. The increasingly competitive environment is the result of changes in regulation, changes in technology and product delivery systems, additional financial service providers, and the accelerating pace of consolidation among financial services providers.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems.

Some of the Company’s non-banking competitors have fewer regulatory constraints and may have lower cost structures.  In addition, some of the Company’s competitors have assets, capital and lending limits greater than that of the Company, have greater access to capital markets and offer a broader range of products and services than the Company.  These institutions may have the ability to finance wide-ranging advertising campaigns and may also be able to offer lower rates on loans and higher rates on deposits than the Company can offer.  Some of these institutions offer services, such as international banking, which the Company does not directly offer.

Various in-state market competitors and out-of-state banks continue to enter or have announced plans to enter or expand their presence in the market areas in which the Company currently operates.  With the addition of new banking presences within our market, the Company expects increased competition for loans, deposits, and other financial products and services.

In order to compete with other financial services providers, the Company stresses the community nature of its banking operations and principally relies upon local promotional activities, personal relationships established by officers, directors, and employees with their customers, and specialized services tailored to meet the needs of the communities served.  The Company also offers certain customer services that many of our community banking competitors do not offer such as asset based lending and loans to target companies across a wide range of industries including software, digital media, telecommunications, electronics, mobile, advertising, clean technology, medical device, consumer products and other industries that are venture capital, private equity, angel or alternative investment backed (entrepreneurial companies).  While the Company’s position varies by market, the Company’s management believes that it can compete effectively as a result of local market knowledge, local decision making, and awareness of customer needs.

Supervision and Regulation

General

Banking is a complex, highly regulated industry. Consequently, the performance of the Company and the Bank can be affected not only by management decisions and general and local economic conditions, but also by the statutes enacted by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Massachusetts Division of Banks (“MDB”), the New Hampshire Division of Banks, and the FDIC. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, the U.S. Congress and the Commonwealth of Massachusetts have created largely autonomous regulatory agencies that oversee, and have enacted numerous laws that govern, banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to the Company and the Bank establishes a comprehensive framework for the entities’ respective operations and is intended primarily for the protection of the Bank’s depositors and the public, rather than the shareholders and creditors. The following summarizes the significant laws, rules and regulations governing banks and bank holding companies, including the Company and the Bank, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies or the Company or the Bank. The descriptions are qualified in their entirety by reference to the specific statutes, regulations and policies discussed. Any change in applicable laws, regulations or regulatory policies may have a material effect on our businesses, operations and prospects. The Company is unable to predict the nature or extent of the effects that economic controls or new federal or state legislation may have on our business and earnings in the future.

Regulatory Agencies

Cambridge Bancorp is a legal entity separate and distinct from its first tier bank subsidiary, Cambridge Trust Company, and its second tier subsidiaries, Cambridge Trust Company of New Hampshire, Inc., a New Hampshire-chartered non-depository trust company, CTC Security Corporation and CTC Security Corporation III, which are used to invest the Bank’s deposits and borrowed funds in investment securities. As a bank holding company, the Company is regulated under the Bank Holding Company Act (“BHC Act”) and is subject to inspection, examination and supervision by the Federal Reserve Board.

As a Massachusetts-chartered insured depository institution, Cambridge Trust Company is subject to supervision, periodic examination, and regulation by the MDB as its chartering authority, by the FDIC as its primary federal regulator and the New Hampshire Division of Banks. The prior approval of the MDB and the FDIC is required, among other things, for the Bank to establish or relocate an additional branch office, assume deposits, or engage in any merger, consolidation, purchase or sale of all or substantially all of the assets of any bank.

Bank Holding Company Regulations Applicable to the Company

The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations. As a Massachusetts corporation, the holding company is subject to certain limitations and restrictions under applicable Massachusetts corporate law.

Mergers & Acquisitions.   The BHC Act, the Bank Merger Act, the laws of the Commonwealth of Massachusetts applicable to financial institutions and other federal and state statutes regulate acquisitions of banks and their holding companies. The BHC Act generally limits acquisitions by bank holding companies to banks and companies engaged in activities that the Federal Reserve Board has determined to be so closely related to banking as to be a proper incident thereto. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than 5% of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

In reviewing applications seeking approval of merger and acquisition transactions, the bank regulatory authorities generally consider, among other things, the competitive effect and public benefits of the transactions, the financial and managerial resources and future prospects of the combined organization (including the capital position of the combined organization), the applicant’s performance record under the Community Reinvestment Act (see —Community Reinvestment Act), fair housing laws and the effectiveness of the subject organizations in combating money laundering activities.

Non-bank Activities.   Generally, bank holding companies are prohibited under the BHC Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking. The Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Company currently has no plans to make a financial holding company election.

Bank holding companies and their non-banking subsidiaries are prohibited from engaging in activities that represent unsafe and unsound banking practices. For example, under certain circumstances the Federal Reserve’s Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate a regulation. As another example, a holding company is prohibited from impairing its subsidiary bank’s soundness by causing the bank to make funds available to non-banking subsidiaries or their customers if the Federal Reserve Board believes it not prudent to do so. The Federal Reserve has the power to assess civil money penalties for knowing or reckless violations, if the activities leading to a violation caused a substantial loss to a depository institution. Potential penalties are as high as $1,000,000 for each day such activity continues.

Source of Strength.   In accordance with Federal Reserve policy, the holding company is expected to act as a source of financial and managerial strength to the Bank. Section 616 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) codifies the requirement that bank holding companies serve as a source of financial strength to their subsidiary depository institutions.   Under this policy, the holding company is expected to commit resources to support its bank subsidiary, including at times when the holding company may not be in a financial position to provide it. As discussed below, the holding company could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. The BHC Act provides that, in the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment.

Regulatory agencies have promulgated regulations to increase the capital requirements for bank holding companies to a level that matches those of banking institutions. See —Capital Adequacy and Prompt Corrective Action and Safety and Soundness.

Annual Reporting & Examinations.   The Company is required to file annual and periodic reports with the Federal Reserve, and such additional information as the Federal Reserve may require. The Federal Reserve may examine a bank holding company and any of its subsidiaries, and charge the Company for the cost of such an examination.

Imposition of Liability for Undercapitalized Subsidiaries.   Pursuant to Section 38 of the Federal Deposit Insurance Act (the “FDIA”) federal banking agencies are required to take “prompt corrective action” should an insured depository institution fail to meet certain capital adequacy standards. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company “having control of” the undercapitalized institution “guarantees” the subsidiary’s compliance with the capital restoration plan until it becomes “adequately capitalized.” For purposes of this statute, the holding company has control of the Bank. Under the FDIA, the aggregate liability of all companies controlling a particular institution is limited to the lesser of 5% of the depository institution’s total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with applicable capital standards. FDIA grants greater powers to bank regulators in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed distributions, or might be required to consent to a merger or to divest the troubled institution or other affiliates. See — Capital Adequacy and Prompt Corrective Action and Safety and Soundness.

Dividends

Dividends from the Bank are the Company’s principal source of cash revenues. The Company’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which we conduct business. These include limitations on the ability of the Bank to pay dividends to the holding company and our ability to pay dividends to our shareholders. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiary. Consistent with such policy, a banking organization should have comprehensive policies on dividend payments that clearly articulate the organization’s objectives and approaches for maintaining a strong capital position and achieving the objectives of the policy statement.  The Company has a comprehensive dividend policy in place.

The FDIC has the authority to use its enforcement powers to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice. Federal law also prohibits the payment of dividends by a bank that will result in the bank failing to meet its applicable capital requirements on a pro forma basis. Under Massachusetts General Laws chapter 172, section 28, the MDB Commissioner’s approval is required in order to authorize the payment of a dividend, if the total dividends declared in a calendar year exceed that year’s net profits combined with retained net profits for the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock.

Federal Reserve System

Federal Reserve regulations require depository institutions to maintain reserves against transaction accounts, primarily interest-bearing and regular checking accounts. The Bank’s required reserves can be in the form of vault cash.  If vault cash does not fully satisfy the required reserves, the reserves can be in the form of a balance maintained with the Federal Reserve Bank of Boston. Federal Reserve regulations required for 2016 that reserves be maintained against aggregate transaction accounts except for transaction accounts which are exempt up to $15.2 million. Transaction accounts greater than $15.2 million up to and including $110.2 million have a reserve requirement of 3%.  A 10% reserve ratio will be assessed on transaction accounts in excess of $110.2 million. The Federal Reserve generally makes annual adjustments to the tiered reserves. The Bank is in compliance with these reserve requirements.

Under the Federal Deposit Insurance Corporation Improvement Act, banks may be restricted in their ability to accept brokered deposits, depending on their classification. “Well-capitalized” institutions are permitted to accept brokered deposits, but all banks that are not well-capitalized could be restricted from accepting such deposits.  The Bank is currently well-capitalized and not restricted from accepting brokered deposits.

Transactions with Affiliates

The Company and the Bank are considered “affiliates” of each other under the Federal Reserve Act (the “FRA”), and transactions between a bank and its affiliates are subject to certain restrictions, under Sections 23A and 23B of the FRA and the Federal Reserve’s implementing Regulation W. Generally, Sections 23A and 23B: (1) limit the extent to which an insured depository or its subsidiaries may engage in covered transactions (a) with an affiliate (as defined in such sections) to an amount equal to 10% of such institution’s capital and surplus, and (b) with all affiliates, in the aggregate to an amount equal to 20% of such capital and surplus; and (2) require all transactions with an affiliate, whether or not covered transactions, to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as the terms provided or that would be provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Capital Adequacy

In July 2013, the Federal Reserve, the Office of the Comptroller of the Currency (“OCC”), and the FDIC approved final rules (the “Capital Rules”) establishing a new comprehensive capital framework for U.S. banking organizations. The Capital Rules generally implement the Basel Committee on Banking Supervision’s (the “Basel Committee”) December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The Capital Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Capital Rules also address asset risk weights and other matters affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing general risk-weighting approach with a more risk-sensitive approach.

The Capital Rules: (i) include “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to existing regulations. Under the Capital Rules, for most banking organizations, including the Company, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock, and the most common forms of Tier 2 capital are subordinated notes and a portion of the allocation for loan and lease losses, in each case, subject to the Capital Rules’ specific requirements.

Pursuant to the Capital Rules, effective January 1, 2015, the minimum capital ratios are as follows:

•	4.5% CET1 to risk-weighted assets;
•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;
•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and
•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (called “leverage ratio”).

The Capital Rules also include a “capital conservation buffer,” composed entirely of CET1, in addition to these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity, and other capital instrument repurchases and compensation based on the amount of the shortfall. Thus, when fully phased-in on January 1, 2019, the capital standards applicable to the Company will include an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios inclusive of the capital conservation buffer of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) total capital to risk-weighted assets of at least 10.5%.

The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing assets, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks, and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1.  Since January 1, 2015, and continuing until January 1, 2019, the deductions and adjustments are being incrementally phased in.

In addition, under the current general risk-based capital rules, the effects of accumulated other comprehensive income or loss items included in shareholders’ equity (for example, mark-to-market of securities held in the available for sale portfolio) under GAAP are reversed for the purposes of determining regulatory capital ratios. Pursuant to the Capital Rules, the effects of certain of these items are not excluded; however, non-advanced approaches banking organizations, including the Company, may make a one-time permanent election to continue to exclude these items. The Company made the one-time permanent election to exclude these items.

The Capital Rules also preclude certain hybrid securities, such as trust preferred securities, issued on or after May 19, 2010 from inclusion in bank holding companies’ Tier 1 capital.

As noted, implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and are being phased in over a 4-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and increases by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019. The risk-weighting categories in the Capital Rules are standardized and include a risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 1,250% for certain credit exposures, and resulting in higher risk weights for a variety of asset classes.

Management believes the Company is in compliance, and will continue to be in compliance, with the targeted capital ratios as such requirements are phased in.

Prompt Corrective Action and Safety and Soundness

Pursuant to Section 38 of the FDIA, federal banking agencies are required to take “prompt corrective action” should a depository institution fail to meet certain capital adequacy standards.  At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

For purposes of prompt corrective action, to be: (i) well-capitalized, a bank must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8%, a CET1 risk-based capital ratio of at least 6.5%, and a Tier 1 leverage ratio of at least 5%; (ii) adequately capitalized, a bank must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 6%, a CET1 risk-based capital ratio of at least 4.5%, and a Tier 1 leverage ratio of at least 4%; (iii)  undercapitalized, a bank would have a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 6%, a CET1 risk-based capital ratio of less than 4.5%, and a Tier 1 leverage ratio of less than 4%; (iv) significantly undercapitalized, a bank would have a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 4%, a CET1 risk-based capital ratio of less than 3%, and a Tier 1 leverage ratio of less than 3%; and (v) critically undercapitalized, a bank would have a ratio of tangible equity to total assets that is less than or equal to 2%.

Bank holding companies and insured banks also may be subject to potential enforcement actions of varying levels of severity by the federal regulators for unsafe or unsound practices in conducting their business, or for violation of any law, rule, regulation, condition imposed in writing by the agency or term of a written agreement with the agency. In more serious cases, enforcement actions may include:  issuances of directives to increase capital; issuances of formal and informal agreements; impositions of civil monetary penalties; issuances of a cease and desist order that can be judicially enforced; issuances of removal and prohibition orders against officers, directors, and other institution−affiliated parties; terminations of the bank’s deposit insurance; appointment of a conservator or receiver for the bank; and enforcements of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

The Volcker Rule

Section 619 of the Dodd-Frank Act, commonly known as the Volcker Rule, restricts the ability of banking entities, such as the Company and the Bank, from: (i) engaging in “proprietary trading” and (ii) investing in or sponsoring certain types of funds (“Covered Funds”), subject to certain limited exceptions. Under the Volcker Rule, a Covered Fund is any issuer that would be an investment company under the Investment Company Act (the “ICA”) but for the exemptions in section 3(c)(1) and 3(c)(7) of the ICA, which includes collateralized loan obligation (“CLO”) and collateralized debt obligation securities. The regulation also provides, among other exemptions, an exemption for CLOs meeting certain requirements.  Compliance with the Volcker Rule is generally required by July 21, 2017.  The Company is in compliance with the Volcker Rule.

Deposit Insurance

The Bank’s deposit accounts are fully insured by the Deposit Insurance Fund (the “DIF”) of the FDIC up to the deposit insurance limit of $250,000 per depositor, per insured institution, in accordance with applicable laws and regulations.

The FDIC uses a risk-based assessment system that imposes insurance premiums based upon a risk matrix that accounts for a bank’s capital level and supervisory rating (CAMELS rating). The risk matrix uses different risk categories distinguished by capital levels and supervisory ratings. The base for deposit insurance assessments is consolidated average assets less average tangible equity.  Assessment rates are calculated using formulas that take into account the risk of the institution being assessed.  The FDIC may increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels. An increase in the risk category for the Bank or in the assessment rates could have an adverse effect on the Bank’s and consequently the Company’s earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders.  The Bank is not aware of any practice, condition, or violation that might lead to the termination of its deposit insurance.

In addition to deposit insurance assessments, the FDIA provides for additional assessments to be imposed on insured depository institutions to pay for the cost of Financing Corporation (“FICO”) funding. FICO is a mixed-ownership government corporation established by the Competitive Equality Banking Act of 1987, whose sole purpose was to function as a financing vehicle for the now defunct Federal Savings & Loan Insurance Corporation. FICO assessments are adjusted quarterly to reflect changes in the assessment base of the DIF and do not vary depending upon a depository institution’s capitalization or supervisory evaluation. The current annualized assessment rate is approximately three basis points and the rate is adjusted quarterly. These assessments will continue until FICO bonds mature in 2019.

Depositor Preference

The FDIA provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Consumer Financial Protection

The Company and Bank are subject to a number of federal and state consumer protection laws that govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Right to Financial Privacy Act, the Service Members Civil Relief Act and these laws’ respective state-law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices, restrict the Bank’s ability to raise interest rates and subject the Bank to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys’ fees.

Further, the Consumer Financial Protection Bureau (“CFPB”) has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s: (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests.

Neither the Dodd-Frank Act nor the individual consumer financial protection laws prevent states from adopting stricter consumer protection standards.

Community Reinvestment Act

The Community Reinvestment Act of 1977 (the “CRA”), requires depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low and moderate income individuals and communities. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The applicable federal regulators regularly conduct CRA examinations to assess the performance of financial institutions and assign one of four ratings to the institution’s records of meeting the credit needs of its community. The Bank received a “Satisfactory” rating during its last examination.

Insider Credit Transactions

Section 22(h) of the FRA and its implementing Regulation O restricts loans to directors, executive officers, and principal shareholders (“insiders”). Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h) of the FRA, loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.  A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

Financial Privacy

The Company is subject to federal laws, including the Gramm-Leach-Bliley Act (the “GLBA”), and certain state laws containing consumer privacy protection provisions. These provisions limit the ability of banks and other financial institutions to disclose nonpublic information about consumers to affiliated and non-affiliated third parties and limit the reuse of certain consumer information received from non-affiliated financial institutions. These provisions require notice of privacy policies to clients and, in some circumstances, allow consumers to prevent disclosure of certain nonpublic personal information to affiliates or non-affiliated third parties by means of “opt out” or “opt in” authorizations.

Financial Data Security

The GLBA requires that financial institutions implement comprehensive written information security programs that include administrative, technical, and physical safeguards to protect consumer information. Further, pursuant to interpretive guidance issued under the GLBA and certain state laws, financial institutions are required to notify clients of security breaches resulting in unauthorized access to their personal information.

Incentive Compensation

The Dodd-Frank Act requires the federal banking agencies and the Securities and Exchange Commission to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at covered financial institutions, including the Company and the Bank, with at least $1 billion in average total consolidated assets that encourage inappropriate risks by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits that could lead to material financial loss to the covered financial institution. The federal banking agencies and the SEC most recently proposed such regulations in 2016, but the regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will restrict the manner in which incentive compensation is structured.

Anti-Money Laundering Initiatives and the USA PATRIOT Act

Under Title III of the USA PATRIOT Act, all financial institutions are required to take certain measures to identify their customers, prevent money laundering, monitor customer transactions, and report suspicious activity to U.S. law enforcement agencies. Financial institutions also are required to respond to requests for information from federal banking regulatory authorities and law enforcement agencies. Information sharing among financial institutions for the above purposes is encouraged by an exemption granted to complying financial institutions from the privacy provisions of the GLBA and other privacy laws. Financial institutions that hold correspondent accounts for foreign banks or provide private banking services to foreign individuals are required to take measures to avoid dealing with certain foreign individuals or entities, including foreign banks with profiles that raise money laundering concerns, and are prohibited from dealing with foreign “shell banks” and persons from jurisdictions of particular concern. The primary federal banking regulators and the Secretary of the U.S. Department of the Treasury have adopted regulations to implement several of these provisions. All financial institutions also are required to establish internal anti-money laundering programs. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act. The Company has in place a Bank Secrecy Act and USA PATRIOT Act compliance program commensurate with its risk profile.

The Fair Credit Reporting Act’s Red Flags Rule requires financial institutions with covered accounts (e.g., consumer bank accounts and loans) to develop, implement, and administer an identity theft prevention program. This program must include reasonable policies and procedures to detect suspicious patterns or practices that indicate the possibility of identity theft, such as inconsistencies in personal information or changes in account activity.

Office of Foreign Assets Control (“OFAC”) Regulation

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals, and others. These are typically known as the OFAC rules based on their administration by the OFAC. The OFAC-administered sanctions targeting countries take many different forms. Generally, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (property and bank deposits) cannot be paid out, withdrawn, set off, or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Employees

As of July 31, 2017, the Company had 233 full-time and 14 part-time employees. The Company’s employees are not represented by any collective bargaining unit. The Company believes that its employee relations are good.

ITEM 1A. RISK FACTORS

Deterioration in local economic conditions may negatively impact our financial performance.

The Company’s success depends primarily on the general economic conditions in Eastern Massachusetts, and the specific local markets in which the Company operates. Unlike larger national or other regional banks that are more geographically diversified, the Company provides banking and financial services to customers primarily in Massachusetts and New Hampshire.  The local economic conditions in these areas have a significant impact on the demand for the Company’s products and services as well as the ability of the Company’s customers to repay loans, the value of the collateral securing loans and the stability of the Company’s deposit funding sources.

A downturn in our local economy may limit funds available for deposit and may negatively affect our borrowers’ ability to repay their loans on a timely basis, both of which could have an impact on our profitability.

Variations in interest rates may negatively affect our financial performance.

The Company’s earnings and financial condition are largely dependent upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of interest rate spreads could adversely affect the Company’s earnings and financial condition. The Company cannot predict with certainty, or control, changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. High interest rates could also affect the amount of loans that the Company can originate because higher rates could cause customers to apply for fewer mortgages or cause depositors to shift funds from accounts that have a comparatively lower cost to accounts with a higher cost.  The Company may also experience customer attrition due to competitor pricing.  If the cost of interest-bearing deposits increases at a rate greater than the yields on interest-earning assets increase, net interest income will be negatively affected. Changes in the asset and liability mix may also affect net interest income. Similarly, lower interest rates cause higher yielding assets to prepay and floating or adjustable rate assets to reset to lower rates. If the Company is not able to reduce its funding costs sufficiently, due to either competitive factors or the maturity schedule of existing liabilities, then the Company’s net interest margin will decline.

Although management believes it has implemented effective asset and liability management strategies to mitigate the potential adverse effects of changes in interest rates on the Company’s results of operations, any substantial or unexpected change in, or prolonged change in market interest rates could have a material adverse effect on the Company’s financial condition and results of operations.

Changes in the economy or the financial markets could materially affect our financial performance.

Downturns in the United States or global economies or financial markets could adversely affect the demand for and income received from the Company's fee-based services. Revenues from the Wealth Management Group depends in large part on the level of assets under management and administration.  Market volatility that leads customers to liquidate investments, as well as lower asset values, can reduce our level of assets under management and administration and thereby decrease our investment management and administration revenues.

Our loan portfolio includes loans with a higher risk of loss.

The Bank originates commercial and industrial loans, commercial real estate loans, consumer loans, and residential mortgage loans primarily within our market area. We have developed and implemented a lending strategy that focuses on residential real estate lending as well as servicing commercial customers, including increased emphasis on commercial and industrial lending, and commercial deposit relationships. Commercial and industrial loans, commercial real estate loans, and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, commercial real estate and commercial and industrial loans may also involve relatively large loan balances to individual borrowers or groups of borrowers. These loans also have greater credit risk than residential real estate for the following reasons:

•	Commercial Real Estate Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.
•	Commercial and Industrial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business.
•	Consumer Loans. Consumer loans are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage or loss.

Any downturn in the real estate market or local economy could adversely affect the value of the properties securing the loans or revenues from the borrowers’ businesses thereby increasing the risk of non-performing loans.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

The Bank’s loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. The Bank therefore may experience significant loan losses, which could have a material adverse effect on our operating results. Material additions to our allowance for loan losses also would materially decrease our net income, and the charge-off of loans may cause us to increase the allowance. The Bank makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.

Strong competition within our industry and market area could hurt our performance and slow our growth.

The Company operates in a competitive market for both attracting deposits, which is our primary source of funds, and originating loans. Historically, our most direct competition for deposits has come from savings and commercial banks. Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. We also face additional competition from internet-based institutions, and brokerage firms. Competition for loan originations and deposits may limit our future growth and earnings prospects.

The Company’s ability to compete successfully depends on a number of factors, including, among other things:

•	the ability to develop, maintain and build upon long-term customer relationships based on service quality, high ethical standards and reputation;
•	the ability to expand the Company’s market position;
•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;
•	the rate at which the Company introduces new products, services and technologies relative to its competitors;
•	customer satisfaction with the Company’s level of service;
•	industry and general economic trends; and
•	the ability to attract and retain talented employees.

Failure to perform in any of these areas could significantly weaken the Company’s competitive position, which could adversely affect the Company’s growth and profitability, which, in turn, could have a material adverse effect on the Company’s financial condition and results of operations.

The Company is subject to extensive government regulation and supervision, which may interfere with our ability to conduct our business and may negatively impact our financial results.

The Company, primarily through the Bank and certain non-bank subsidiaries, are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, the DIF and the safety and soundness of the banking system as a whole, not shareholders. These regulations affect the Company’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect the Company in substantial and unpredictable ways. Such changes could subject the Company to additional costs, limit the types of financial services and products the Company may offer, and/or limit the pricing the Company may charge on certain banking services, among other things. Compliance personnel and resources may increase our costs of operations and adversely impact our earnings.

Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. While the Company has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. See — Supervision and Regulation.

State and federal regulatory agencies periodically conduct examinations of our business, including for compliance with laws and regulations, and our failure to comply with any supervisory actions to which we are or become subject as a result of such examinations may adversely affect our business.

Federal and state regulatory agencies periodically conduct examinations of our business, including our compliance with laws and regulations. If, as a result of an examination, an agency were to determine that the financial, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of any of our operations had become unsatisfactory, or violates any law or regulation, such agency may take certain remedial or enforcement actions it deems appropriate to correct any deficiency. Remedial or enforcement actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced against a bank, to direct an increase in the bank’s capital, to restrict the bank’s growth, to assess civil monetary penalties against a bank’s officers or directors, and to remove officers and directors. In the event that the FDIC concludes that, among other things, our financial conditions cannot be corrected or that there is an imminent risk of loss to our depositors, it may terminate our deposit insurance. The CFPB also has authority to take enforcement actions, including cease-and desist orders or civil monetary penalties, if it finds that we offer consumer financial products and services in violation of federal consumer financial protection laws.

If we were unable to comply with future regulatory directives, or if we were unable to comply with the terms of any future supervisory requirements to which we may become subject, then we could become subject to a variety of supervisory actions and orders, including cease and desist orders, prompt corrective actions, Memorandum of Understanding and other regulatory enforcement actions. Such supervisory actions could, among other things, impose greater restrictions on our business, as well as our ability to develop any new business. The Company could also be required to raise additional capital, or dispose of certain assets and liabilities within a prescribed time period, or both. Failure to implement remedial measures as required by financial regulatory agencies could result in additional orders or penalties from federal and state regulators, which could trigger one or more of the remedial actions described above. The terms of any supervisory action and associated consequences with any failure to comply with any supervisory action could have a material negative effect on our business, operating flexibility and overall financial condition.

The Company is subject to liquidity risk which could adversely affect net interest income and earnings.

The purpose of the Company’s liquidity management is to meet the cash flow obligations of its customers for both deposits and loans.  The primary liquidity measurement the Company utilizes is called basic surplus, which captures the adequacy of the Company’s access to reliable sources of cash relative to the stability of its funding mix of average liabilities.  This approach recognizes the importance of balancing levels of cash flow liquidity from short- and long-term securities with the availability of dependable borrowing sources which can be accessed when necessary.  However, competitive pressure on deposit pricing could result in a decrease in the Company’s deposit base or an increase in funding costs.  In addition, liquidity will come under additional pressure if loan growth exceeds deposit growth.  These scenarios could lead to a decrease in the Company’s basic surplus measure below the minimum policy level of 5%.  To manage this risk, the Company has the ability to purchase brokered certificates of deposit, borrow against established borrowing facilities with other banks (Federal funds) and enter into repurchase agreements with investment companies.  Depending on the level of interest rates, the Company’s net interest income, and therefore earnings, could be adversely affected. See — Liquidity Risk and Capital Resources.

Our ability to service our debt, pay dividends and otherwise pay our obligations as they come due is substantially dependent on capital distributions from our subsidiary.

The holding company is a separate and distinct legal entity from its subsidiary. It receives substantially all of its revenue from dividends from its subsidiary, Cambridge Trust Company. These dividends are the principal source of funds to pay dividends on the Company’s common stock.  Various federal and/or state laws and regulations limit the amount of dividends that the Bank may pay to the Company. Also, the Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event the Bank is unable to pay dividends to the Company, the Company may not be able to service debt, pay obligations or pay dividends on the Company’s common stock. The inability to receive dividends from the Bank could have a material adverse effect on the Company’s business, financial condition and results of operations.

A breach of information security, including cyber-attacks, could disrupt our business and impact our earnings.

The Company depends upon data processing, communication and information exchange on a variety of computing platforms and networks and over the internet.  In addition, we rely on the services of a variety of vendors to meet our data processing and communication needs.  Despite existing safeguards, we cannot be certain that all of our systems are free from vulnerability to attack or other technological difficulties or failures.  If information security is breached or difficulties or failures occur, despite the controls we and our third party vendors have instituted, information can be lost or misappropriated, resulting in financial loss or costs to us, reputational harm or damages to others. Such costs or losses could exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

The Company may be adversely affected by fraud.

The Company is inherently exposed to operational risk in the form of theft and other fraudulent activity by employees, customers, and other third parties targeting the Company and/or the Company’s customers or data. Such activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts.

Although the Company devotes substantial resources to maintaining effective policies and internal controls to identify and prevent such incidents, given the increasing sophistication of possible perpetrators, the Company may experience financial losses or reputational harm as a result of fraud.

The Company continually encounters technological change and the failure to understand and adapt to these changes could hurt our business.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. The Company’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the Company’s operations. Many of the Company’s competitors have substantially greater resources to invest in technological improvements. The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological changes affecting the financial services industry could have a material adverse impact on the Company’s business and, in turn, the Company’s financial condition and results of operations.

The Company relies on third parties to provide key components of its business infrastructure.

The Company relies on third parties to provide key components for its business operations, such as data processing and storage, recording and monitoring transactions, online banking interfaces and services, internet connections, and network access. While the Company selects these third-party vendors carefully, it does not control their actions. Any problems caused by these third parties, including those resulting from breakdowns or other disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, cyber-attacks and security breaches at a vendor, failure of a vendor to provide services for any reason, or poor performance of services by a vendor, could adversely affect the Company’s ability to deliver products and services to its customers and otherwise conduct its business. Financial or operational difficulties of a third-party vendor could also hurt the Company’s operations if those difficulties interfere with the vendor's ability to serve the Company. Replacing these third party vendors could create significant delays and expense that adversely affect the Company’s business and performance.

The possibility of the economy’s return to recessionary conditions and the possibility of further turmoil or volatility in the financial markets would likely have an adverse effect on our business, financial position and results of operations.

The economy in the United States and globally has experienced volatility in recent years and may continue to do so for the foreseeable future. There can be no assurance that economic conditions will not worsen.  Unfavorable or uncertain economic conditions can be caused by declines in economic growth, business activity or investor or business confidence, limitations on the availability or increases in the cost of credit and capital, increases in inflation or interest rates, the timing and impact of changing governmental policies, natural disasters, terrorist attacks, acts of war or a combination of these or other factors. A worsening of business and economic conditions could have adverse effects on our business, including the following:

•

investors may have less confidence in the equity markets in general and in financial services industry stocks in particular, which could place downward pressure on the Company’s stock price and resulting market valuation;

•

economic and market developments may further affect consumer and business confidence levels and may cause declines in credit usage and adverse changes in payment patterns, causing increases in delinquencies and default rates;

•

the Company’s ability to assess the creditworthiness of its customers may be impaired if the models and approaches the Company uses to select, manage and underwrite its customers become less predictive of future behaviors;

•	the Company could suffer decreases in demand for loans or other financial products and services or decreased deposits or other investments in accounts with the Company;
•

customers of the Company’s Wealth Management Group may liquidate investments, which together with lower asset values, may reduce the level of assets under management and administration and thereby decrease the Company’s investment management and administration revenues;

•

competition in the financial services industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions or otherwise; and

•	the value of loans and other assets or collateral securing loans may decrease.

The Company is subject to other-than-temporary impairment risk which could negatively impact our financial performance.

The Company recognizes an impairment charge when the decline in the fair value of equity, debt securities and cost-method investments below their cost basis are judged to be other-than-temporary. Significant judgment is used to identify events or circumstances that would likely have a significant adverse effect on the future use of the investment. The Company considers various factors in determining whether an impairment is other-than-temporary, including the severity and duration of the impairment, forecasted recovery, the financial condition and near-term prospects of the investee, whether the Company has the intent to sell and whether it is more likely than not it will be forced to sell the security in question. Information about unrealized gains and losses is subject to changing conditions. The values of securities with unrealized gains and losses will fluctuate, as will the values of securities that we identify as potentially distressed. Our current evaluation of other-than-temporary impairments reflects our intent to hold securities for a reasonable period of time sufficient for a forecasted recovery of fair value. However, our intent to hold certain of these securities may change in future periods as a result of facts and circumstances impacting a specific security. If our intent to hold a security with an unrealized loss changes and we do not expect the security to fully recover prior to the expected time of disposition, we will write down the security to its fair value in the period that our intent to hold the security changes.

The risks presented by acquisitions could adversely affect our financial condition and results of operations.

The business strategy of the Company may include growth through acquisition.  Any future acquisitions will be accompanied by the risks commonly encountered in acquisitions.  These risks may include, among other things:

•	our ability to realize anticipated cost savings;
•	the difficulty of integrating operations and personnel, the loss of key employees;
•

the potential disruption of our or the acquired company’s ongoing business in such a way that could result in decreased revenues, the inability of our management to maximize our financial and strategic position;

•	the inability to maintain uniform standards, controls, procedures and policies; and
•	the impairment of relationships with the acquired company’s employees and customers as a result of changes in ownership and management.

The Company cannot provide any assurance that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our inability to overcome these risks could have an adverse effect on the achievement of our business strategy and results of operations.

There are substantial risks and uncertainties associated with the introduction or expansion of lines of business or new products and services within existing lines of business.

From time to time, the Company may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, the Company may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove attainable.  External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of the Company’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on the Company’s business, results of operations, and financial condition.

Our controls and procedures may fail or be circumvented, which may result in a material adverse effect on our business.

Management regularly reviews and updates our internal controls, disclosure controls and procedures and corporate governance policies. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

The Company is exposed to risk of environmental liabilities with respect to properties to which we obtain title.

A significant portion of our loan portfolio is secured by real estate. In the course of our business, we may foreclose and take title to real estate and could be subject to environmental liabilities with respect to these properties. The Company may be held liable to a government entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation and remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business, results of operations and prospects.

The Company may be adversely affected by the soundness of other financial institutions including the FHLB of Boston.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty or other relationships. The Company has exposure to different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated if the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. There is no assurance that any such losses would not materially and adversely affect our business, financial condition or results of operations.

The Company owns common stock of FHLB of Boston in order to qualify for membership in the FHLB system, which enables it to borrow funds under the FHLB of Boston’s advance program.  The carrying value and fair market value of our FHLB of Boston common stock was $8.2 million as of June 30, 2017.  There are 11 branches of the FHLB, including Boston, which are jointly liable for the consolidated obligations of the FHLB system.  To the extent that one FHLB branch cannot meet its obligations to pay its share of the system’s debt, other FHLB branches can be called upon to make the payment.  Any adverse effects on the FHLB of Boston could adversely affect the value of our investment in its common stock and negatively impact our results of operations.

The Company’s common stock price may fluctuate significantly.

The market price of the Company’s common stock may fluctuate significantly in response to a number of factors including, but not limited to:

•

the political climate and whether the proposed policies of the current Presidential administration in the U.S. that have affected market prices for financial institution stocks are successfully implemented;

•	changes in securities analysts’ recommendations or expectations of financial performance;
•	volatility of stock market prices and volumes;
•	incorrect information or speculation;
•	changes in industry valuations;
•	variations in operating results from general expectations;
•	actions taken against the Company by various regulatory agencies;
•	changes in authoritative accounting guidance;
•

changes in general domestic economic conditions such as inflation rates, tax rates, unemployment rates, labor and healthcare cost trend rates, recessions and changing government policies, laws and regulations; and

•	severe weather, natural disasters, acts of war or terrorism and other external events.

There may be future sales or other dilution of the Company’s equity, which may adversely affect the market price of the Company’s stock.

The Company is not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.  The Company also grants shares of common stock to employees and directors under the Company’s incentive plan each year.  The issuance of any additional shares of the Company’s common stock or securities convertible into, exchangeable for or that represent the right to receive common stock, or the exercise of such securities could be substantially dilutive to shareholders of the Company’s common stock.  Holders of the Company’s common stock have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares or any class or series.  Because the Company’s decision to issue securities in any future offering will depend on market conditions, its acquisition activity and other factors, the Company cannot predict or estimate the amount, timing or nature of its future offerings.  Thus, the Company’s shareholders bear the risk of the Company’s future offerings reducing the market price of the Company’s common stock and diluting their stock holdings in the Company.

The Company depends on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services.

The Company believes that our continued growth and future success will depend in large part upon the skills of our management team. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel, an inability to continue to attract or retain and motivate key personnel could adversely affect our business. We cannot assure that we will be able to retain our existing key personnel, attract additional qualified personnel, or effectively manage the succession of key personnel. We have change of control agreements with our actively employed named executive officers, and the loss of the services of one or more of our executive officers and key personnel could impair our ability to continue to develop our business strategy.

Any future action by the U.S. Congress lowering the federal corporate income tax rate and/or eliminating the federal corporate alternative minimum tax could result in the reduction of the net deferred tax asset and a corresponding charge against earnings.

The net deferred tax asset reported on the Company’s balance sheet represents the net amount of income taxes expected to be received upon the reversal of temporary differences between the bases of assets and liabilities as measured by enacted tax laws, and their bases as reported in the financial statements. As of December 31, 2016, the Company’s net deferred tax asset was computed using the federal statutory rate of 35%. The President of the United States and members of Congress have announced plans to lower the federal corporate income tax rate from its current level of 35% and to eliminate the corporate alternative minimum tax. If these plans ultimately result in the enactment of new laws lowering the corporate income tax rate and/or eliminating the corporate alternative minimum tax, then the Company’s net deferred tax asset would be re-measured. This would result in a reduction of the deferred tax asset in the period of the law change and a corresponding charge against earnings.

The Company may be subject to more stringent capital requirements.

The Bank and the Company are each subject to capital adequacy guidelines and other regulatory requirements specifying minimum amounts and types of capital which each of the Bank and the Company must maintain. From time to time, the regulators implement changes to these regulatory capital adequacy guidelines. If we fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition would be materially and adversely affected. In light of proposed changes to regulatory capital requirements contained in the Dodd-Frank Act and the regulatory accords on international banking institutions formulated by the Basel Committee and implemented by the Federal Reserve and the OCC, we may be required to satisfy additional, more stringent, capital adequacy standards. The ultimate impact of the revised capital and liquidity standards on us cannot be determined at this time and will depend on a number of factors, including the treatment and implementation by the U.S. banking regulators. These requirements, however, and any other new regulations, could adversely affect our ability to pay dividends, or could require us to reduce business levels or to raise capital, including in ways that may adversely affect our financial condition or results of operations.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

The following table sets forth summarized historical consolidated financial information for each of the periods indicated. This information should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations below and with the accompanying consolidated financial statements included in this Registration Statement. The historical information indicated as of and for the six months ended June 30, 2017 and 2016, has been derived from the unaudited consolidated financial statements for the six months ended June 30, 2017 and 2016. The historical information indicated as of and for the years ended December 31, 2012 through December 31, 2016, has been derived from the Company’s audited consolidated financial statements for the years ended December 31, 2012 through December 31, 2016. Historical results set forth below and elsewhere in this Registration Statement are not necessarily indicative of future performance.

	Six Months Ended June 30,		December 31,
	2017	2016	2016	2015	2014	2013	2012
	(dollars in thousands, except per share and other data)

Operating Data
Interest Income	$29,774	$28,050	$57,028	$54,341	$50,371	$47,661	$49,066
Interest Expense	1,583	1,797	3,355	2,694	2,098	2,194	3,191
Net interest and dividend Income	28,191	26,253	53,673	51,647	48,273	45,467	45,875
Provision for Loan Losses	50	225	132	1,075	1,550	1,500	800
Non-Interest Income	14,672	13,768	28,661	25,865	24,464	23,181	20,489
Non-Interest Expense	29,678	27,992	56,750	53,192	49,007	46,111	45,847
Income Before Taxes	13,135	11,804	25,452	23,245	22,180	21,037	19,717
Income Taxes	4,293	3,906	8,556	7,551	7,236	6,897	6,314
Net Income	$8,842	$7,898	$16,896	$15,694	$14,944	$14,140	$13,403

Average shares outstanding, basic	4,024,877	3,975,624	3,990,343	3,938,117	3,886,692	3,839,146	3,839,681
Average shares outstanding, diluted	4,061,286	4,022,005	4,028,944	3,993,599	3,957,416	3,907,201	3,879,607
Total shares outstanding	4,079,784	4,042,371	4,036,879	4,000,181	3,940,536	3,884,851	3,854,951
Basic Earnings per share	$2.17	$1.96	$4.19	$3.94	$3.81	$3.65	$3.49
Diluted Earnings Per Share	$2.16	$1.96	$4.15	$3.93	$3.78	$3.62	$3.45
Dividends Declared Per Share	$0.92	$0.92	$1.84	$1.80	$1.68	$1.59	$1.50
Dividend payout ratio (1)	43%	47%	44%	46%	44%	44%	43%

Financial Condition Data
Total Assets	$1,895,219	$1,773,753	$1,848,999	$1,706,201	$1,573,692	$1,533,710	$1,417,986
Total Deposits	1,615,981	1,601,237	1,686,038	1,557,224	1,370,536	1,409,047	1,281,333
Total Loans	1,328,473	1,271,343	1,320,154	1,192,214	1,080,766	942,451	742,249
Shareholders' equity	142,298	134,049	134,671	125,063	116,258	109,283	104,891
Book Value Per Share	$34.88	$33.16	$33.36	$31.26	$29.50	$28.13	$27.21

Performance Ratios
Return on Average Assets	0.96%	0.91%	0.95%	0.95%	0.98%	0.99%	1.00%
Return on Average Shareholders' equity	12.93%	12.30%	12.77%	12.91%	12.87%	13.63%	13.39%
Equity to assets	7.44%	7.37%	7.44%	7.36%	7.62%	7.28%	7.45%
Interest rate spread (2)	3.17%	3.11%	3.12%	3.24%	3.31%	3.31%	3.53%
Net Interest Margin, taxable equivalent (3)	3.25%	3.21%	3.21%	3.32%	3.37%	3.38%	3.63%
Efficiency ratio (4)	69.24%	69.94%	68.93%	68.62%	67.38%	67.17%	69.08%

Wealth Management Assets
Market value of Assets under Management	$2,751,182	$2,458,854	$2,572,760	$2,329,208	$2,290,227	$2,139,752	$1,794,646

Asset Quality
Non-Performing Loans	$2,129	$1,481	$1,676	$1,481	$1,629	$1,703	$1,570
Non-Performing Loans/Total Loans	0.16%	0.12%	0.13%	0.12%	0.15%	0.18%	0.21%
Net (Recoveries)/Charge-Offs	$(8)	$5	$62	$153	$(11)	$(260)	$11
Allowance/Total Loans	1.15%	1.21%	1.16%	1.27%	1.32%	1.35%	1.47%

Capital Ratios (5):
Total capital	13.80%	12.63%	13.14%	13.05%	13.18%	13.38%	15.19%
Tier 1 capital	12.54%	11.38%	11.89%	11.80%	11.93%	12.18%	13.93%
Common Equity Tier 1	12.54%	11.38%	11.89%	11.80%	N/A	N/A	N/A
Tier 1 leverage capital	8.07%	7.85%	7.95%	7.75%	7.75%	7.63%	7.53%

Other Data:
Number of full service offices	11	11	11	12	12	12	12
Full time equivalent employees	243	236	238	228	225	225	220

(1)	Dividend payout ratio represents per share dividends declared divided by diluted earnings per share.
(2)

The interest rate spread represents the difference between the fully taxable equivalent weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents fully taxable equivalent net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents noninterest expense as a percentage of the sum of net interest income and noninterest income.
(5)	Capital ratios are for Cambridge Bancorp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Cambridge Bancorp (together with its bank subsidiary, unless the context otherwise requires, the “Company”) is a Massachusetts state-chartered, federally registered bank holding company headquartered in Cambridge, Massachusetts. The Company is a Massachusetts corporation formed in 1983 and has one banking subsidiary (the “Bank”): Cambridge Trust Company formed in 1890.  At June 30, 2017, the Company had total assets of $1.9 billion. Currently, the Bank operates 11 full-service banking offices in six cities and towns in Eastern Massachusetts. The Company’s Wealth Management Group has four offices, one in Boston, Massachusetts, and three in New Hampshire in Concord, Manchester and Portsmouth.  The Company’s Assets under Management as of June 30, 2017, were $2.8 billion.  The Bank’s customers consist primarily of small- and medium-sized businesses and retail customers in these communities and surrounding areas throughout Massachusetts and New Hampshire.

The Company’s results of operations are largely dependent on net interest income, which is the difference between the interest earned on loans and securities and interest paid on deposits and borrowings. The results of operations are also affected by the level of income and fees from wealth management services, loans, deposits, as well as operating expenses, the provision for loan losses, the impact of federal and state income taxes and the relative levels of interest rates and economic activity.

Critical Accounting Policies

Accounting policies involving significant judgments and assumptions by management, which have, or could have, a material impact on the carrying value of certain assets and impact income, are considered critical accounting policies.

The Company considers allowance for loan losses, impairment of investment securities and income taxes to be its critical accounting policies.

Allowance for loan losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. Management maintains an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on assessments of the probable estimated losses inherent in the loan portfolio. Management’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the specific allowances, if appropriate, for identified problem loans, formula allowance, and possibly an unallocated allowance.

The provision for loan losses and the level of the allowance for loan losses reflects management’s estimate of probable loan losses inherent in the loan portfolio at the balance sheet date. Management uses a systematic process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, management estimates the allowance needed for each of the following segments of the loan portfolio: (a) residential mortgage loans, (b) commercial mortgage loans, including multifamily loans, (c) home equity loans, (d) commercial & industrial loans, and (e) consumer loans. The establishment of the allowance for each portfolio segment is based on a process that evaluates the risk characteristics relevant to each portfolio segment and takes into consideration multiple internal and external factors. Internal factors include, but are not limited to, (a) historic levels and trends in charge-offs, delinquencies, risk ratings, and foreclosures, (b) level and changes in industry, geographic and credit concentrations, (c) underwriting policies and adherence to such policies, (d) the growth and vintage of the portfolios and (e) the experience of, and any changes in, lending and credit personnel. External factors include, but are not limited to, (a) conditions and trends in the local and national economy and (b) levels and trends in national delinquent and non-performing loans.

The Bank evaluates certain loans individually for specific impairment. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Loans are selected for evaluation based upon internal risk rating, delinquency status, or non-accrual status. A specific allowance amount is allocated to an individual loan when such loan has been deemed impaired and when the amount of the probable loss is able to be estimated. Estimates of loss may be determined by the present value of anticipated future cash flows, the loan’s observable fair market value, or the fair value of the collateral, if the loan is collateral dependent.

Impaired Investment Securities

Management evaluates securities for other-than-temporary impairment (“OTTI”) on a periodic basis. Factors considered in determining whether an impairment is OTTI include, but are not limited to, (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) projected future cash flows, (3) the financial condition and near-term prospects of the issuers and (4) the intent and ability of the Company to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value. The Company records an OTTI loss in an amount equal to the entire difference between the fair value and amortized cost if (1) the Company intends to sell an impaired investment security, (2) it is more likely than not that the Company will be required to sell the investment security before its recovery or (3) for debt securities, the present value of expected future cash flows is not sufficient to recover the entire amortized cost basis. If an investment security is determined to be OTTI but the Company does not intend to sell the investment security, only the credit portion of the estimated loss is recognized in earnings, with the non-credit portion of the loss recognized in other comprehensive income.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and in the Commonwealth of Massachusetts and other states as required. In 2016, the Company filed returns in Massachusetts and New Hampshire. The Company uses the liability (or balance sheet) method for accounting for income taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reviewed quarterly and reduced by a valuation allowance if, based upon the information available, it is more likely than not that some or all of the deferred tax assets will not be realized. Interest and penalties related to unrecognized tax benefits, if incurred, are recognized as a component of income tax expense.

Recent Accounting Developments

Accounting Standards Update No. 2017-08 - Premium Amortization on Purchased Callable Debt Securities (“ASU 2017-08”). On March 30, 2017, the Financial Accounting Standards Board (the “FASB”) issued guidance to amend the amortization period for certain purchased callable debt securities held at a premium. The new guidance requires entities to amortize premium on callable debt securities to the earliest call date.  Shortening the amortization period is generally expected to more closely align the interest income recognition with the expectations incorporated in the market pricing on the underlying securities. Under current U.S. generally accepted accounting principles (“GAAP”), entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument. Debt securities held at a discount will continue to be amortized to maturity. The amended guidance is effective on January 1, 2020 for the Company and early adoption is permitted.  This guidance should be applied using a modified retrospective transition method.  Additionally, in the period of adoption, we will provide disclosures about a change in accounting principle. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2017-07 - Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). On March 10, 2017, the FASB issued amended guidance primarily to improve the presentation of net periodic pension cost and net periodic postretirement benefit cost, as discussed below. The new guidance will require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The amended guidance is effective on January 1, 2020 for the Company. This guidance should be applied using a modified retrospective transition method. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-18 - Restricted Cash (“ASU 2016-18”).  On November 17, 2016, the FASB issued amended guidance to require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance is effective on January 1, 2018 for the Company, and early adoption is permitted. This guidance should be applied using a retrospective transition method to each period presented. The adoption of this new guidance is not expected to have a material impact on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-15 - Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). On August 26, 2016, the FASB issued amendments to clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. This guidance is intended to reduce existing diversity in practice in how certain cash receipts and cash payments are presented and classified on the statement of cash flows. This guidance is effective for the Company for interim and annual periods beginning on January 1, 2018, and early adoption is permitted. This guidance should be applied using a retrospective transition method to each period presented. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-13 - Financial Instruments - Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). On June 16, 2016 the FASB issued ASU 2016-13, which will significantly change how entities measure and recognize credit impairment for many financial assets. Under this standard, the new current expected credit loss model will require entities to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets that are in the scope of the standard. This new guidance also made targeted amendments to the current impairment model for available for sale debt securities. ASU 2016-13 will be effective for the Company for the fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption for fiscal years and interim periods beginning after December 15, 2018 is permitted. We are in the process of evaluating this guidance, and its effect on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-09 - Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). On March 30, 2016 the FASB issued ASU 2016-09 as part of the initiative to reduce the complexity in accounting standards. The updated guidance addresses several areas for simplification including accounting for employee share-based payment transactions and the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted the guidance on January 1, 2017 using the prospective method, and recorded a tax benefit of $219,000 for the six months ended June 30, 2017.

Accounting Standards Update No. 2016-02 - Leases (“ASU 2016-02”). On February 25, 2016, the FASB issued guidance that requires recognition of lease assets and lease liabilities on the statement of condition and disclosure of key information about leasing arrangements. In particular, this guidance requires a lessee of operating or finance leases to recognize on the statement of condition a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. However, for leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. Under previous GAAP, a lessee was not required to recognize lease assets and lease liabilities arising from operating leases on the statement of condition. The guidance becomes effective for the Company for the interim and annual periods beginning on January 1, 2019, and early application is permitted. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-01 - Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). On January 5, 2016, the FASB issued amended guidance on certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This guidance includes, but is not limited to, the following:

•	Requires equity investments (with certain exceptions) to be measured at fair value with changes in fair value recognized in net income.
•

Requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

•

Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the statement of condition or the accompanying notes to the financial statements.

•	Clarifies that an entity must assess valuation allowances on a deferred tax asset related to available for sale debt securities in combination with its other deferred tax assets.
•

Eliminates the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the statement of condition.

This guidance becomes effective for the Company for the interim and annual periods beginning on January 1, 2018, and early adoption is only permitted for certain provisions. The amendments, in general, are required to be applied by means of a cumulative-effect adjustment on the statement of condition as of the beginning of the period of adoption. We are in the process of evaluating this guidance, and its effect on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2014-09 - Revenue from Contracts with Customers (“ASU 2014-09”). In May 2014, the FASB issued 2014-09 as a joint project between the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles of recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”). ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted.

Additionally, in August 2015, the FASB issued Accounting Standards Update No. 2015-14 to defer the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017.  We are in the process of evaluating this guidance and at this time do not expect its adoption will have a material impact on our consolidated balance sheets, statements of income, and cash flows.

Results of Operations

Results of Operations for the six months ended June 30, 2017 and June 30, 2016

General. Net income increased $944,000 to $8.8 million for the six months ended June 30, 2017, compared to net income of $7.9 million for the same period in 2016. The increase was primarily due to a $2.1 million increase in net interest and dividend income after the provision for loan losses and a $904,000 increase in non-interest income, which was partially offset by a $1.7 million increase in noninterest expense.

Net Interest and Dividend Income. Net interest and dividend income after the provision for loan losses increased by $2.1 million to $28.1 million for the six months ended June 30, 2017, compared to $26.0 million for June 30, 2016. The increase in net interest and dividend income after the provision for loan losses was primarily due to an increase in our interest-earning assets and the ability to keep the cost of core deposits low. Average interest-earning assets increased by $102.0 million, or 6.0%, to $1.8 billion for the six months ended June 30, 2017 compared to $1.7 billion for the same period in 2016. Interest on loans increased by $1.5 million, or 6.5%, driven by the impact of strong loan growth during 2016. The Company’s net interest margin, on a fully tax equivalent basis, increased four basis points to 3.25% for the six months ended June 30, 2017 compared to 3.21% for the six months ended June 30, 2016, and our net interest rate spread increased six basis points to 3.17% for the six months ended June 30, 2017, compared to 3.11% for the same period in 2016.

Interest and Dividend Income. Total interest and dividend income increased $1.7 million, or 6.1%, to $29.8 million for the six months ended June 30, 2017 from $28.1 million for the same period in 2016. The increase in interest and dividend income was primarily due to a $1.5 million increase in interest income on loans resulting primarily from a $100.6 million increase in the average balance of loans.

Interest Expense. Interest expense decreased $214,000, or 11.9%, to $1.6 million for the six months ended June 30, 2017 compared to $1.8 million for the same period in 2016. The decrease was driven by a five basis points decrease in the average cost of funds to 0.26% from 0.31%.

Interest expense on interest-bearing deposits decreased by $383,000 to $1.4 million for the six months ended June 30, 2017, compared to $1.8 million for the same period in 2016. The decrease was driven by an eight basis point decrease in average interest bearing deposits to 0.23% from 0.31% for the same period in 2016.

Provision for Loan Losses. The Company recorded a provision for loan losses of $50,000 for the six months ended June 30, 2017 compared to $225,000 for the same period in 2016. We recorded net charge offs of $8,000 for the six months ended June 30, 2017, compared to $5,000 for the same period in 2016.  The allowance for loan losses was $15.3 million, or 1.15% of total loans, at June 30, 2017 compared to $15.4 million, or 1.21% of total loans at June 30, 2016.

Noninterest Income. Noninterest income increased $904,000 to $14.7 million for the six months ended June 30, 2017 compared $13.8 million for the same period in 2016. The Company’s wealth management revenue is the largest component of noninterest income and increased by $1.4 million, or 14.7%, to $10.9 million compared to $9.5 million for the same period in 2016 due to new business development and market appreciation. Wealth Management Assets under Management combined with Assets under Administration increased by $275.3 million, or 10.7%, to $2.9 billion as of June 30, 2017 compared to $2.6 billion as of June 30, 2016.

Deposit account fee income was $1.6 million for the six months ended June 30, 2017, an increase of $251,000, or 18.4%, from $1.4 million for the six months ended June 30, 2016, primarily due to greater commercial cash management income.

Noninterest income increases were partially offset by lower gains on disposition of investment securities and lower loan related derivative income of $438,000 and $436,000, respectively, for the six months ended June 30, 2017 as compared to the same period in 2016.

Noninterest Expense. Noninterest expense increased $1.7 million to $29.7 million for the six months ended June 30, 2017 compared to $28.0 million for the same period in 2016. The increase in salaries and benefits of $1.3 million is primarily due to annual merit increases and the impact of new strategic hires to support business initiatives for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016. The increase of $254,000 in data processing is primarily due to annual increases from our primary core processor and investments in technology for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016.  The increase of $493,000 in professional services is primarily due to consulting services for the six months June 30, 2017 as compared to the six months June 30, 2016. Increases in noninterest expense were partially offset by lower marketing expense, lower occupancy and equipment expense and lower FDIC insurance of $182,000, $173,000 and $140,000, respectively.

Income Tax Expense. The Company recorded a provision for income taxes of $4.3 million for the six months ended June 30, 2017 compared to a provision for income taxes of $3.9 million for the six months ended June 30, 2016, reflecting effective tax rates of 32.69% and 33.08%, respectively. The effective tax rate was reduced from the statutory federal income tax rate of 35% largely as a result of the benefits of tax-exempt income and the adoption of the new accounting guidance for stock based compensation, partially offset by state income tax expense. The effective tax rate for the six months ended June 30, 2017 as compared to the effective tax rate for the six months ended June 30, 2016 was reduced primarily as a result of the adoption of the new accounting guidance for stock based compensation.

Results of Operations for the years ended December 31, 2016 and 2015

General. Net income increased $1.2 million, or 7.7%, to $16.9 million for the year ended December 31, 2016, from $15.7 million for the year ended December 31, 2015. The increase was primarily due to a $3.0 million increase in net interest and dividend income after the provision for loan losses, a $2.8 million increase in noninterest income, partially offset by a $3.6 million increase in noninterest expense, and a $1.0 million increase in income tax expense.

Net Interest and Dividend Income. Net interest and dividend income after provision for loan losses increased by $3.0 million to $53.5 million for the year ended December 31, 2016, from $50.6 million for the year ended December 31, 2015. The increase in net interest and dividend income after provision for loan losses was primarily due to strong loan growth in both 2016 and 2015.  Interest income on loans increased by $3.4 million, or 7.5%.  Total average interest-earning assets increased to $1.7 billion for the year ended December 31, 2016 from $1.6 billion for the year ended December 31, 2015. The Company’s net interest margin, on a fully taxable basis, decreased 11 basis points to 3.21% for the year ended December 31, 2016, compared to 3.32% for the year ended December 31, 2015, and our net interest rate spread decreased 12 basis point to 3.12% for the year ended December 31, 2016, compared to 3.24% for the year ended December 31, 2015.

Interest and Dividend Income. Total interest and dividend income increased $2.7 million, or 4.9%, to $57.0 million for the year ended December 31, 2016, from $54.3 million for the year ended December 31, 2015. The increase in interest and dividend income was primarily due to a $3.4 million increase in interest income on loans offset by a $720,000 decrease in interest income on investment securities. The increase in interest income on loans resulted primarily from a $119.2 million increase in the average balance of loans.

Interest Expense. Interest expense increased $661,000, or 24.5%, to $3.4 million for the year ended December 31, 2016, from $2.7 million for the year ended December 31, 2015. The increase was driven by a $76.8 million increase in the average balance of interest-bearing liabilities as well an increase in the average cost of interest bearing liabilities of four basis points to 0.29% from 0.25%.

Interest expense on interest-bearing deposits increased by $801,000 to $3.3 million for the year ended December 31, 2016, from $2.5 million for the year ended December 31, 2015. This increase was primarily due to an increase of $151.9 million in the average balance of interest-bearing deposits to $1.2 billion at December 31, 2016 from $1.0 billion at December 31, 2015. The average cost of interest-bearing deposits remained low at 0.28% for the year ended December 31, 2016, compared to 0.24% for the year ended December 31, 2015. The average cost of certificates of deposits increased slightly during the year ended December 31, 2016 as compared to the year ended December 31, 2015 and we experienced an increase in the average cost of savings accounts for the year ended December 31, 2016 as compared to the year ended December 31, 2015 as the Bank has been able to grow these products and attract new relationships.

Provision for Loan Losses. The Company recorded a provision for loan losses of $132,000 for the year ended December 31, 2016, compared to a provision for loan losses of $1.1 million for the year ended December 31, 2015. The decrease in provision expense is primarily due to the change in the allowance methodology that occurred during 2016. We recorded net charge offs of $62,000 for the year ended December 31, 2016 compared to net charge offs of $153,000 during the year ended December 31, 2015. The allowance for loan losses was $15.3 million, or 1.16% of total loans, at December 31, 2016, compared to $15.2 million, or 1.27% of total loans, at December 31, 2015.

Noninterest Income.  Noninterest income increased $2.8 million to $28.7 million in 2016 compared to $25.9 million in 2015. The Company’s wealth management revenue is the largest component of noninterest income and increased by $1.1 million, or 6.0%, to $20.4 million compared to $19.2 million for 2015. Assets under Management combined with Assets under Administration were $2.7 billion at year-end 2016 compared to $2.4 billion at year-end 2015.

Noninterest Expense. Noninterest expense increased $3.6 million to $56.8 million for the year ended December 31, 2016, from $53.2 million for the year ended December 31, 2015. This increase was primarily the result of strategic new hires to support business growth, coupled with higher expenses related to long-term equity compensation and health care benefits.  The increase of $307,000 in occupancy and equipment for the year is the result of increased cost of facilities and amortization of leasehold improvements. The increase of $217,000 in data processing expense is attributable to increased transaction volumes and new products. The increase of $134,000 in professional services is primarily the result of higher consulting fees. The increases in noninterest expense categories were partially offset by lower marketing expenses of $674,000 for 2016.

Income Tax Expense. The Company recorded a provision for income taxes of $8.6 million for the year ended December 31, 2016, compared to a provision for income taxes of $7.6 million for the year ended December 31, 2015, reflecting effective tax rates of 33.62% and 32.49%, respectively. The effective tax rate was reduced from the statutory federal income tax rate of 35% largely as a result of the benefits of tax-exempt income, partially offset by state income tax expense. The effective tax rate for the twelve months ended December 31, 2016 as compared to the effective tax rate for the twelve months ended December 31, 2015 increased primarily as a result of higher state income tax expense.

Changes in Financial Condition

Total Assets. Total assets increased $46.2 million, or 2.5%, to $1.9 billion at June 30, 2017, from $1.8 billion at December 31, 2016. The increase was primarily the result of a $60.8 million, or 14.9%, increase in investment securities partially offset by a decrease in cash and cash equivalents of $21.0 million, or 38.8%.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $21.0 million to $33.1 million at June 30, 2017 from $54.1 million at December 31, 2016.

Investment Securities. The carrying value of total investment securities increased by $60.8 million to $469.0 million at June 30, 2017, from $408.1 million at December 31, 2016. The increase in investment securities was driven by an increase of $157.9 million, or 191.4%, in held to maturity investment securities, partially offset by a decrease of $97.1 million, or 29.8%, in available for sale investment securities.

Loans Held for Sale. Loans held for sale decreased by $6.1 million to $424,000 at June 30, 2017 from $6.5 million at December 31, 2016. The balance of loans held for sale usually relates to the timing and volume of residential loans originated for sale and the ultimate sale transaction which is typically executed within a short-time following the loan origination.

Loans. Net loans increased by $8.3 million to $1.3 billion at June 30, 2017 from $1.3 billion at December 31, 2016. The increase in net loans was primarily due to increases of $6.6 million, or 19.1%, in consumer loans, $5.3 million, or 1.0%, in residential loans, partially offset by a decrease of $1.9 million, or 3.1%, in commercial and industrial loans and $1.8 million, or 2.4%, in home equity loans.

Bank-Owned Life Insurance. The Company invests in bank-owned life insurance to help offset the costs of our employee benefit plan obligations. Bank-owned life insurance also generally provides noninterest income that is nontaxable. At June 30, 2017, our investment in bank-owned life insurance was $30.8 million, an increase of $309,000 from $30.5 million at December 31, 2016, primarily due to increases in the cash surrender value of the policies.

Deposits. Deposits decreased $70.1 million, or 4.2%, to $1.6 billion at June 30, 2017 from $1.7 billion at December 31, 2016. The decrease in deposits was primarily due to a decrease of $15.8 million, or 3.3%, in demand deposit accounts and a decrease of $47.7 million, or 11.1%, in interest bearing checking accounts. The decrease in deposits is a result of customers utilizing funds to pay down loans and to invest in their businesses.

Borrowings. At June 30, 2017, borrowings consisted of advances from the FHLB of Boston. Total borrowings increased $108.9 million to $112.7 million at June 30, 2017, from $3.7 million at December 31, 2016. During the six months ended June 30, 2017, the Company utilized short-term borrowings to fulfill its funding needs.

Shareholders’ Equity. Total shareholders’ equity increased $7.6 million, or 5.7%, to $142.3 million at June 30, 2017, from $134.7 million at December 31, 2016. This increase is primarily the result of earnings of $8.8 million and an increase of $1.9 million in Additional Paid-in Capital related to stock based compensation, partially offset by dividends paid of $3.7 million.

Investment Securities

The Company’s securities portfolio consists of securities available for sale (“AFS”) and securities held to maturity (“HTM”). The largest component of the securities portfolio is mortgage-backed securities, all of which are issued by U.S. government agencies or U.S. government-sponsored enterprises.

Securities available for sale consist of certain U.S. Treasury, U.S. Government Sponsored Enterprises (“GSE”) and U.S. GSE mortgage-backed securities; corporate debt securities; and mutual funds. These securities are carried at fair value, and unrealized gains and losses, net of applicable income taxes, are recognized as a separate component of shareholders’ equity. The fair value of securities available for sale totaled $228.6 million and included gross unrealized gains of $348,000 and gross unrealized losses of $3.4 million at June 30, 2017.  At December, 31, 2016, the fair value of securities available for sale totaled $325.6 million and included gross unrealized gains of $515,000 and gross unrealized losses of $4.6 million.

Securities classified as held to maturity consist of certain U.S. Treasury, U.S. GSE and U.S. GSE mortgage-backed securities; and state, county and municipal securities. Securities held to maturity as of June 30, 2017 are carried at their amortized cost of $240.4 million. At December, 31, 2016, securities held to maturity totaled $82.5 million.

The Company recognized a loss on sale of investment securities of $3,000 for the six-month ended June 30, 2017 and gains on sale of investment securities of $438,000, $690,000 and $1,073,000 for the years ended December 31, 2016, 2015 and 2014 respectively.

The following table sets forth the fair value of available for sale investment securities, the amortized costs of held to maturity and the percentage distribution at the dates indicated:

	June 30,		December 31,
	2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(dollars in thousands)
Available for sale securities
U.S. GSE obligations	$99,017	43%	$138,709	43%	$139,770	40%	$90,471	27%
Mortgage-backed securities	123,924	54%	181,299	56%	205,806	59%	245,680	72%
Corporate debt securities	5,047	2%	5,029	1%	985	1%	3,016	1%
Mutual funds	603	1%	604	0%	612	0%	624	0%
Total securities available for sale	$228,591	100%	$325,641	100%	$347,173	100%	$339,791	100%

Held to maturity securities
U.S. GSE obligations	$44,991	19%	$—	—	$—	—	$—	—
Mortgage-backed securities	111,727	46%	696	1%	1,306	2%	2,176	3%
Corporate debt securities	1,997	1%	—	0%	—	0%	—	0%
Municipal securities	81,665	34%	81,806	99%	81,757	98%	77,470	97%
Total securities held to maturity	$240,380	100%	$82,502	100%	$83,063	100%	$79,646	100%

Total	$468,971	100%	$408,143	100%	$430,236	100%	$419,437	100%

The following tables set forth the composition and maturities of investment securities. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Within One Year		After One, But Within Five Years		After Five, But Within Ten Years		After Ten Years		Total
	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)
At June 30, 2017	(dollars in thousands)
Available for sale securities
U.S. GSE obligations	$—	—	$100,027	1.3%	$—	—	$—	—	$100,027	1.3%
Mortgage-backed securities	131	4.9%	262	5.1%	18,573	1.8%	106,892	1.9%	125,858	1.9%
Corporate debt securities	—	—	4,044	1.7%	1,000	2.3%	—	—	5,044	1.8%
Total available for sale securities	$131	4.9%	$104,333	1.3%	$19,573	1.8%	$106,892	1.9%	$230,929	1.6%

Held to maturity securities
U.S. GSE obligations	$—	—	$44,991	2.2%	$—	—	$—	—	$44,991	2.2%
Mortgage-backed securities	46	4.5%	399	4.5%	19,489	2.1%	91,793	2.3%	111,727	2.2%
Corporate debt securities	—	—	1,997	2.5%	—	—	—	—	1,997	2.5%
Municipal securities	4,510	6.1%	14,440	5.8%	28,540	4.7%	34,175	4.6%	81,665	4.9%
Total held to maturity securities	$4,556	6.1%	$61,827	3.0%	$48,029	3.7%	$125,968	2.9%	$240,380	3.1%
Total	$4,687	6.0%	$166,160	2.0%	$67,602	3.1%	$232,860	2.4%	$471,309	2.4%

	Within One Year		After One, But Within Five Years		After Five, But Within Ten Years		After Ten Years		Total
	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)
December 31, 2016	(dollars in thousands)
Available for sale securities
U.S. GSE obligations	$15,016	1.1%	$125,010	1.3%	$—	—	$—	—	$140,026	1.3%
Mortgage-backed securities	17	4.8%	789	5.2%	28,693	1.8%	154,475	1.8%	183,974	1.8%
Corporate debt securities	—	—	4,054	1.7%	1,000	2.0%	—	—	5,054	1.7%
Total available for sale securities	$15,033	1.1%	$129,853	1.3%	$29,693	1.8%	$154,475	1.8%	$329,054	1.6%

Held to maturity securities
Mortgage-backed securities	$1	6.1%	$630	4.5%	$3	4.8%	$62	7.1%	$696	4.7%
Municipal securities	1,605	6.3%	15,996	5.9%	29,563	4.7%	34,642	4.3%	81,806	4.8%
Total held to maturity securities	$1,606	6.3%	$16,626	5.8%	$29,566	4.7%	$34,704	4.3%	$82,502	4.8%
Total	$16,639	1.6%	$146,479	1.9%	$59,259	3.2%	$189,179	2.3%	$411,556	2.2%

(1)	Weighted Average Yield is shown on a fully taxable equivalent basis using a federal tax rate of 35%.

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As of June 30, 2017, 108 debt securities and one equity security had gross unrealized losses, with an aggregate depreciation of 1.11% from the Company’s amortized cost basis. The largest unrealized loss percentage of any single security was 10.31% (or $69,000) of its amortized cost. The largest unrealized dollar loss of any single security was $162,000 (or 3.23%) of its amortized cost.

As of December 31, 2016, 132 debt securities and one equity security had gross unrealized losses, with an aggregate depreciation of 1.69% from the Company’s amortized cost basis. The largest unrealized loss percentage of any single security was 10.16% (or $51,000) of its amortized cost. The largest unrealized dollar loss of any single security was $189,000 (or 3.79%) of its amortized cost.

Loans

The Company’s lending activities are conducted principally in Eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial, commercial real estate, construction loans and a variety of consumer loans.  Most loans granted by the Company are secured by real estate collateral. The Company’s commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower, with liquidation of the underlying real estate collateral typically being viewed as the primary source of repayment in the event of borrower default. The borrowers’ cash flow may be difficult to predict, and collateral securing these loans may fluctuate in value. The repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral provided by the borrower. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment. Repayment of the Company’s residential loans are generally dependent on the health of the employment market in the borrowers’ geographic areas and that of the general economy with liquidation of the underlying real estate collateral being typically viewed as the primary source of repayment in the event of borrower default.

The following summary shows the composition of the loan portfolio at the dates indicated:

	June 30,		December 31,
	2017	% of Total	2016	% of Total	2015	% of Total	2014	% of Total	2013	% of Total	2012	% of Total
	(dollars in thousands)
Residential mortgage
Mortgages - fixed rate	$302,010	23%	$305,404	23%	$338,576	29%	$322,780	30%	$314,551	33%	$286,043	39%
Mortgages - adjustable rate	236,664	18%	228,028	17%	206,835	17%	183,796	17%	143,159	15%	61,736	8%
Deferred costs net of unearned fees	994	0%	972	0%	834	0%	640	0%	466	0%	129	0%
Total residential mortgages	539,668	41%	534,404	40%	546,245	46%	507,216	47%	458,176	48%	347,908	47%

Commercial mortgage
Mortgages - nonowner occupied	540,872	41%	513,578	39%	422,923	35%	370,871	35%	304,509	33%	216,643	29%
Mortgages - owner occupied	42,124	3%	43,932	3%	43,265	4%	46,954	4%	44,999	5%	51,665	7%
Construction	33,072	2%	58,406	4%	44,624	4%	23,879	2%	13,584	1%	7,886	1%
Deferred costs net of unearned fees	153	0%	224	0%	259	0%	138	0%	202	0%	234	0%
Total commercial mortgages	616,221	46%	616,140	46%	511,071	43%	441,842	41%	363,294	39%	276,428	37%

Home equity
Home equity - lines of credit	68,873	6%	70,883	6%	59,676	5%	53,492	5%	43,521	5%	47,359	7%
Home equity - term loans	4,125	0%	3,925	0%	3,630	0%	2,934	0%	2,985	0%	3,090	0%
Deferred costs net of unearned fees	252	0%	243	0%	216	0%	153	0%	129	0%	125	0%
Total home equity	73,250	6%	75,051	6%	63,522	5%	56,579	5%	46,635	5%	50,574	7%

Commercial & industrial
Commercial & industrial	57,769	4%	59,638	5%	42,209	4%	49,263	5%	50,513	5%	47,265	6%
Deferred costs net of unearned fees	69	0%	68	0%	175	0%	229	0%	245	0%	305	0%
Total commercial & industrial	57,838	4%	59,706	5%	42,384	4%	49,492	5%	50,758	5%	47,570	6%

Consumer
Secured	40,047	3%	33,386	3%	27,390	2%	23,749	2%	20,931	3%	16,879	2%
Unsecured	1,432	0%	1,451	0%	1,585	0%	1,873	0%	2,643	0%	2,870	1%
Deferred costs net of unearned fees	17	0%	16	0%	17	0%	15	0%	14	0%	20	0%
Total consumer	41,496	3%	34,853	3%	28,992	2%	25,637	2%	23,588	3%	19,769	3%
Total loans	$1,328,473	100%	$1,320,154	100%	$1,192,214	100%	$1,080,766	100%	$942,451	100%	$742,249	100%

Directors and officers of the Company and their associates are customers of, and have other transactions with, the Company in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collection or present other unfavorable features. At June 30, 2017 and December 31, 2016, total loans outstanding to such directors and officers were $643,000 and $690,000, respectively.  During the six months ended June 30, 2017, $83,000 of additions and $130,000 of repayments were made to these loans, compared to $355,000 of additions and $406,000 of repayments during the year ended December 31, 2016. At June 30, 2017 and December 31, 2016, all of the loans to directors and officers were performing according to their original terms.

Residential Mortgage.  Residential real estate loans held in portfolio amounted to $539.7 million at June 30, 2017, an increase of $5.3 million, or 1.0%, from December 31, 2016 and consisted of one-to-four family residential mortgage loans. The residential mortgage portfolio represented 41% and 40% of total loans at June 30, 2017 and December 31, 2016, respectively.

The Bank offers fixed and adjustable rate residential mortgage loans with maturities up to 30 years. One-to-four family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” The Bank generally originates and purchases both fixed and adjustable rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which is generally $417,000 (increased to $424,100 in 2017) for one-unit properties. In addition, the Bank also offers loans above conforming lending limits typically referred to as “jumbo” loans. These loans are typically underwritten to the same guidelines as conforming loans; however, the Bank may choose to hold a jumbo loan within its portfolio with underwriting criteria that does not exactly match conforming guidelines. The Bank may also from time to time, purchase residential loans that are either jumbo, conforming or meet our Community Reinvestment Act requirements. Purchases have historically been utilized for low and moderate income loans within our Community Reinvestment Act assessment area.

The Company does not offer reverse mortgages nor do we offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on his loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that are made with low down payments to borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (defined as loans having less than full documentation).

Residential real estate loans are originated both for sale to the secondary market as well as for retention in the Bank’s loan portfolio. The decision to sell a loan to the secondary market or retain within the portfolio is determined based on a variety of factors including but not limited to the Bank’s asset/liability position, the current interest rate environment, and customer preference.

The Company was servicing mortgage loans sold to others without recourse of approximately $101.1 million at June 30, 2017 and $95.7 million, $55.0 million, $33.4 million, $32.2 million and $17.0 million at December 31, 2016, 2015, 2014, 2013, and 2012, respectively.

The table below presents residential real estate loan origination activity for the periods indicated:

	Six Months Ended June 30,	December 31,
	2017	2016	2015
	(dollars in thousands)

Originations for retention in portfolio	$45,439	$78,787	$116,783
Originations for sale to the secondary market	9,871	65,283	23,601
Total	$55,310	$144,070	$140,384

Loans are sold with servicing retained or released.  The table below presents residential real estate loan sale activity for the periods indicated:

	Six Months Ended June 30,	December 31,
	2017	2016	2015
	(dollars in thousands)
Loans sold with servicing rights retained	$9,311	$50,022	$24,843
Loans sold with servicing rights released	6,717	8,646	617
Total	$16,028	$58,668	$25,460

Loans sold with the retention of servicing typically result in the capitalization of servicing rights. Loan servicing rights are included in other assets and are subsequently amortized as an offset to other income over the estimated period of servicing. The net balance of capitalized servicing rights amounted to $835,000, $812,000 and $491,000 as of June 30, 2017, December 31, 2016 and December 31, 2015, respectively.

Commercial Mortgage.  The commercial real estate loans portfolio represented 46% of total loans at June 30, 2017 and December 31, 2016.

Commercial real estate loans were $616.2 million as of June 30, 2017 and remained relatively unchanged from $616.1 million at December 31, 2016.

Commercial real estate loans are secured by a variety of property types, with approximately 89.2% of the total at June 30, 2017 composed of multi-family dwellings, retail facilities, office buildings, commercial mixed use, lodging and industrial and warehouse properties. The average loan balance outstanding in this portfolio was $1.5 million and the largest individual commercial real estate loan outstanding was $15.8 million as of June 30, 2017. At June 30, 2017, this commercial mortgage was performing in accordance with its original terms.

Our commercial real estate loans are generally for terms up to ten years, with loan-to-values that generally do not exceed 75%.  Amortization schedules are long term and thus a balloon payment is generally due at maturity. Under most circumstances, the Bank will offer to rewrite or otherwise extend the loan at prevailing interest rates.

Home Equity.  The home equity portfolio totaled $73.3 million and $75.1 million at June 30, 2017 and December 31, 2016 respectively.  The home equity portfolio represented 6% of total loans at June 30, 2017 and December 31, 2016.

Home equity lines of credit are extended as both first and second mortgages on owner-occupied residential and one-to-four family investment properties in the Bank’s market area. Home equity lines of credit are generally underwritten with the same criteria that we use to underwrite one-to-four family residential mortgage loans.

Our home equity lines of credit are revolving lines of credit which generally have a term between fifteen and twenty years, with draws available for the first ten years. Our fifteen year lines of credit are interest only during the first ten years, and amortize on a five year basis thereafter. Our twenty year lines of credit are interest only during the first ten years, and amortize on a ten year basis thereafter. We generally originate home equity lines of credit with loan-to-value ratios of up to 80% when combined with the principal balance of the existing first mortgage loan, although loan-to-value ratios may occasionally exceed 80% on a case by case basis. Maximum combined loan-to-values are determined based on an applicant’s loan/line amount and the estimated property value. Lines of credit above $1 million generally will not exceed a combined loan-to-values of 75%. Rates are adjusted monthly based on changes in a designated market index. At June 30, 2017, our largest home equity line of credit was a $2.0 million line of credit and had an outstanding balance of $1.2 million. At June 30, 2017, this line of credit was performing in accordance with its original terms.

We also offer home equity term loans which are extended as second mortgages on owner-occupied residential properties in our market area. Our home equity term loans are fixed-rate second mortgage loans which generally have a term between five and twenty years.

Commercial and Industrial (C&I).  The commercial and industrial portfolio totaled $57.8 million and $59.7 million at June 30, 2017 and December 31, 2016, respectively, and represented 4% and 5% of total loans at June 30, 2017 and December 31, 2016, respectively.

The Company’s C&I loan customers represent various small and middle-market established businesses involved in professional services, accommodation and food services, health care, wholesale trade, manufacturing, distribution, retailing and non-profits. Most clients are privately owned with markets that range from local to national in scope. Many of the loans to this segment are secured by liens on corporate assets and the personal guarantees of the principals. The Company also makes loans to entrepreneurial and technology businesses.  The regional economic strength or weakness impacts the relative risks in this loan category. There is little concentration in any one business sector, and loan risks are generally diversified among many borrowers.

Consumer Loans.  The consumer loan portfolio totaled $41.5 million at June 30, 2017, an increase of $6.6 million, or 19.1%, from December 31, 2016.   Consumer loans represented 3% of the total loans portfolio at June 30, 2017 and December 31, 2016.  Consumer loans include secured and unsecured loans, lines of credit and personal installment loans.

Consumer loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan repayments are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loan Portfolio Maturities. The following table summarizes the dollar amount of loans maturing in our portfolio based on their loan type and contractual terms to maturity at June 30, 2017. The table does not include any estimate of prepayments, which can significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One Year or Less	One to Five Years	Over Five Years	Total
	(dollars in thousands)
Residential mortgage	$1,128	$12,722	$525,818	$539,668
Commercial mortgage	30,373	166,969	418,879	616,221
Home equity	275	2,916	70,059	73,250
Commercial & Industrial	21,942	30,822	5,074	57,838
Consumer	41,420	76	—	41,496
Total	$95,138	$213,505	$1,019,830	$1,328,473

The following table summarizes the dollar amount of loans maturing in our portfolio based on whether the loan has a fixed or variable rate of interest and their contractual terms to maturity at June 30, 2017. The table does not include any estimate of prepayments, which can significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One Year or Less	One to Five Years	Over Five Years	Total
	(dollars in thousands)
Predetermined interest rates	$31,850	$144,767	$500,106	$676,723
Floating or adjustable interest rates	63,288	68,738	519,724	651,750
Total	$95,138	$213,505	$1,019,830	$1,328,473

Nonperforming Loans and TROUBLED DEBT RESTRUCTURINGS (TDRs)

The composition of nonperforming assets is as follows:

	June 30,	December 31
	2017	2016	2015	2014	2013	2012
	(dollars in thousands)
Nonaccruals	$1,581	$1,023	$1,481	$1,620	$1,582	$1,570
Loans past due > 90 days, but still accruing	99	232	—	9	121	—
Troubled debt restructurings	449	421	—	—	—	—
Total nonperforming loans	$2,129	$1,676	$1,481	$1,629	$1,703	$1,570
Accruing troubled debt restructured loans	$44	$—	$—	$—	$—	$—
Nonperforming loans as a percent of gross loans	0.16%	0.13%	0.12%	0.15%	0.18%	0.21%
Nonperforming loans as a percent of total assets	0.11%	0.09%	0.09%	0.10%	0.11%	0.11%

At June 30, 2017, impaired loans had specific reserves of $357,000. At December 31, 2016 and 2015, impaired loans had specific reserves of $190,000 and $174,000, respectively.  There were no specific reserves for impaired loans as of December 31, 2014, 2013 and 2012.

Nonaccrual Loans.  Loans are typically placed on nonaccrual status when any payment of principal and/or interest is 90 days or more past due, unless the collateral is sufficient to cover both principal and interest and the loan is in the process of collection. The Company monitors closely the performance of its loan portfolio. In addition to the monitoring and review of loan performance internally, the Company has contracted with an independent organization to review the Company’s commercial and commercial real estate loan portfolios. This independent review was performed in each of the past five years. The status of delinquent loans, as well as situations identified as potential problems, is reviewed on a regular basis by senior management.

Troubled Debt Restructurings.  Loans are considered restructured in a troubled debt restructuring when the Company has granted concessions to a borrower due to the borrower’s financial condition that it otherwise would not have considered. These concessions may include modifications of the terms of the debt such as deferral of payments, extension of maturity, reduction of principal balance, reduction of the stated interest rate other than normal market rate adjustments, or a combination of these concessions. Debt may be bifurcated with separate terms for each tranche of the restructured debt. Restructuring a loan in lieu of aggressively enforcing the collection of the loan may benefit the Company by increasing the ultimate probability of collection.

Restructured loans are classified as accruing or non-accruing based on management’s assessment of the collectability of the loan. Loans which are already on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months or longer before management considers such loans for return to accruing status. Accruing restructured loans are placed into nonaccrual status if and when the borrower fails to comply with the restructured terms and management deems it unlikely that the borrower will return to a status of compliance in the near term.

Troubled debt restructurings are classified as impaired loans. The Company identifies loss allocations for impaired loans on an individual loan basis.

Nonperforming loans increased for the six months ended June 30, 2017 primarily due to an increase in residential and commercial mortgage nonaccrual loans. Nonperforming loans increased during 2016 from 2015 primarily as a result of increases in troubled debt restructurings.  Nonaccrual loans decreased during 2016, primarily as a result of a decrease in nonperforming commercial mortgage and commercial and industrial loans.

The Company continues to monitor closely the portfolio of nonperforming loans for which management has concerns regarding the ability of the borrowers to perform. The majority of the loans are secured by real estate and are considered to have adequate collateral value to cover the loan balances at June 30, 2017 and December 31, 2016, although such values may fluctuate with changes in the economy and the real estate market.

Allowance for Loan Losses

The Company maintains an allowance for loan losses in an amount determined by management on the basis of the character of the loans, loan performance, financial condition of borrowers, the value of collateral securing loans and other relevant factors. We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio, including a review of our classified assets, and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:

1.

specific allowances established for impaired loans (as defined by GAAP). The amount of impairment provided for as a specific allowance is measured based on the deficiency, if any, between the present value of expected future cash flows discounted at the loan’s effective interest rate at the time of impairment or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent, and the carrying value of the loan; and

2.

general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into homogenous pools by similar risk characteristics, primarily by loan type and regulatory classification. We apply an estimated incurred loss rate to each loan group. The loss rates applied are based upon our historical loss experience over a designated look back period adjusted, as appropriate, for the quantitative, qualitative and environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

The adjustments to historical loss experience are based on our evaluation of several quantitative, qualitative and environmental factors, including:

•

the loss emergence period which represents the average amount of time between when loss events occur for specific loan types and when such problem loans are identified and the related loss amounts are confirmed through charge-offs;

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry or collateral type);
•	changes in the number and amount of non-accrual loans and past due loans;
•	changes in national, state and local economic trends;
•	changes in the types of loans in the loan portfolio;
•	changes in the experience and ability of personnel;
•	changes in lending strategies; and
•	changes in lending policies and procedures.

In addition, we may establish an unallocated allowance to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan losses methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.  Periodically, management conducts an analysis to estimate the loss emergence period for various loan categories based on samples of historical charge-offs. Model output by loan category is reviewed to evaluate the reasonableness of the reserve levels in comparison to the estimated loss emergence period applied to historical loss experience.

We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, will periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table summarizes the changes in the Company’s allowance for loan losses for the years indicated:

	Six months ended June 30,	Year ended December 31,
	2017	2016	2015	2014	2013	2012
	(dollars in thousands)
Period-end loans outstanding (net of unearned discount and deferred loan fees)	$1,328,473	$1,320,154	$1,192,214	$1,080,766	$942,451	$742,249
Average loans outstanding (net of unearned discount and deferred loan fees)	$1,318,282	$1,262,497	$1,144,965	$993,162	$836,427	$702,781
Balance of allowance for loan losses at the beginning of year	$15,261	$15,191	$14,269	$12,708	$10,948	$10,159
Loans charged-off:
Commercial and industrial	1	71	124	20	25	282
Commercial mortgage	—	—	—	—	—	—
Residential mortgage	—	—	37	13	—	—
Home Equity	—	—	1	—	15	—
Consumer	13	33	16	12	21	20
Total loans charged-off	$14	$104	$178	$45	$61	$302
Recovery of loans previously charged-off:
Commercial and industrial	3	14	4	2	237	84
Commercial mortgage	—	7	8	9	8	3
Residential mortgage	—	13	—	—	59	173
Home Equity	—	1	—	—	—	—
Consumer	3	7	13	45	17	31
Total recoveries of loans previously charged-off:	6	42	25	56	321	291
Net loan charge-offs (recoveries)	$8	$62	$153	$(11)	$(260)	$11
Provision charged to operating expense	50	132	1,075	1,550	1,500	800
Balance at end of period	$15,303	$15,261	$15,191	$14,269	$12,708	$10,948
Ratio of net charge-offs (recoveries) during the year to average loans outstanding	0.00%	0.00%	0.01%	0.00%	(0.03)%	0.00%
Ratio of allowance for loan losses to loans outstanding	1.15%	1.16%	1.27%	1.32%	1.35%	1.47%

The level of charge-offs depends on many factors, including the national and regional economy. Cyclical lagging factors may result in charge-offs being higher than historical levels.  The dollar amount of the allowance for loan losses increased primarily as a result of loan growth and changes in the portfolio composition.  Although the allowance is allocated between categories, the entire allowance is available to absorb losses attributable to all loan categories. Management believes that the allowance for loan losses is adequate.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. The Company also borrows from the FHLB of Boston to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled payments and prepayments of principal and interest on loans and investment securities and fee income and proceeds from the sales of loans and securities.

Deposits.  The Company accepts deposits primarily from customers in the communities in which our branches and offices are located, as well as from small businesses and other customers throughout our lending area. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of relationship checking for consumers and businesses, statement savings accounts, certificates of deposit, money market accounts, interest on lawyer trust accounts, commercial and regular checking accounts, and individual retirement accounts. Deposit rates and terms are based primarily on current business strategies, market interest rates, liquidity requirements and our deposit growth goals. The Bank may access the brokered deposit market for funding.

At June 30, 2017, we had a total of $114.9 million in certificates of deposit, excluding brokered deposits, of which $70.6 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity. As of June 30, 2017, we had a total of $56.1 million of brokered deposits and $56.3 million and $56.3 million of brokered deposits at December 31, 2016 and December 31, 2015.

The following tables set forth the average balances of the Bank’s deposits for the periods indicated:

	June 30,			December 31,
	2017			2016
	Amount	Percent	Weighted average rate	Amount	Percent	Weighted average rate
	(dollars in thousands)
Demand deposits (non-interest bearing)	$461,269	27.9%	—	$454,977	28.2%	—
Interest bearing checking	402,929	24.3%	0.05%	365,946	22.7%	0.02%
Money Market	71,860	4.3%	0.15%	79,409	4.9%	0.15%
Savings	549,365	33.2%	0.21%	538,297	33.3%	0.23%
Retail certificates of deposit under $100,000	33,368	2.0%	0.49%	44,394	2.7%	0.51%
Retail certificates of deposit of $100,000 or greater	80,297	4.9%	0.63%	75,861	4.7%	0.63%
Wholesale certificates of deposit	56,295	3.4%	1.38%	56,295	3.5%	1.38%
Total	$1,655,383	100%		$1,615,179	100%

	December 31,			December 31,
	2015			2014
	Amount	Percent	Weighted average rate	Amount	Percent	Weighted average rate
	(dollars in thousands)
Demand deposits (non-interest bearing)	$421,886	29.5%	—	$385,784	29.2%	—
Interest bearing checking	326,454	22.8%	0.03%	314,096	23.7%	0.03%
Money Market	82,365	5.8%	0.20%	80,153	6.1%	0.20%
Savings	449,497	31.4%	0.32%	421,251	31.8%	0.21%
Retail certificates of deposit under $100,000	48,097	3.4%	0.54%	51,016	3.9%	0.57%
Retail certificates of deposit of $100,000 or greater	77,468	5.4%	0.61%	70,418	5.3%	0.65%
Wholesale certificates of deposit	24,449	1.7%	1.38%	—	0.0%	—
Total	$1,430,216	100%		$1,322,718	100%

Certificates of deposit of $100,000 or greater by maturity are as follows:

	June 30,	December 31,
	2017	2016	2015	2014
	(dollars in thousands)
Less than 3 months remaining	$24,467	$20,363	$26,050	$26,899
3 to 5 months remaining	6,869	9,751	9,362	11,680
6 to 11 months remaining	12,811	8,583	10,698	13,293
12 months or more remaining	30,073	33,658	29,748	21,255
Total	$74,220	$72,355	$75,858	$73,127

Retail certificates of deposit of $100,000 or greater totaled $74.2 million and $72.4 million at June 30, 2017 and December 31, 2016, respectively.  Interest expense on retail certificates of deposit of $100,000 or greater was $223,000 for the six months ended June 30, 2017, and $475,000, $482,000 and $472,000 for the years ended December 31, 2016, 2015 and 2014, respectively.

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated:

	June 30,	December 31,
	2017	2016	2015	2014
	(Dollars in thousands)
Interest Rate:
Less than 1.00%	$82,025	$84,971	$100,302	$98,912
1.00% to 1.99%	88,982	86,191	78,088	18,816
2.00% to 2.99%	—	—	—	5,167
Total	$171,007	$171,162	$178,390	$122,895

Borrowings.  The Bank’s borrowings consisted primarily of FHLB of Boston advances collateralized by a blanket pledge agreement on the Bank’s FHLB of Boston stock and residential mortgages held in the Bank’s portfolios. The Bank’s borrowings with the FHLB of Boston totaled $112.7 million at June 30, 2017, an increase of $108.9 million compared to $3.7 million at December 31, 2016. The Bank’s remaining borrowing capacity at the FHLB of Boston at June 30, 2017 was approximately $196.3 million. In addition, the Bank has a $10.0 million line of credit with the FHLB of Boston. See Note 11, “Borrowings” for a schedule, including related interest rates and other information.

Net Interest Margin

Net interest income represents the difference between interest earned, primarily on loans and investments, and interest paid on funding sources, primarily deposits and borrowings. Interest rate spread is the difference between the average rate earned on total interest-earning assets and the average rate paid on total interest-bearing liabilities. Net interest margin is the amount of net interest income, on a fully taxable-equivalent basis, expressed as a percentage of average interest-earning assets. The average rate earned on earning assets is the amount of annualized taxable equivalent interest income expressed as a percentage of average earning assets. The average rate paid on interest-bearing liabilities is equal to annualized interest expense as a percentage of average interest-bearing liabilities.

The following tables set forth the distribution of the Company’s average assets, liabilities and shareholders’ equity, and average rates earned or paid on a fully taxable equivalent basis for each of the periods indicated:

	Six Months Ended
	June 30, 2017			June 30, 2016
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,303,303	$24,928	3.86%	$1,205,860	$23,475	3.91%
Tax-exempt	16,409	415	5.10	13,301	271	4.10
Securities available for sale (3)
Taxable	278,867	2,256	1.63	349,616	2,838	1.63
Securities held to maturity
Taxable	75,230	794	2.13	1,121	26	4.66
Tax-exempt	82,687	2,038	4.97	82,019	2,128	5.22
Cash and due from banks	39,245	116	0.60	41,870	72	0.35
Total interest-earning assets (4)	1,795,741	30,547	3.43%	1,693,787	28,810	3.42%
Non interest-earning assets	72,705			73,089
Allowance for loan losses	(15,301)			(15,252)
Total assets	$1,853,145			$1,751,624
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$402,929	$37	0.02%	$361,039	$51	0.03%
Savings accounts	549,365	576	0.21	532,700	906	0.34
Money market accounts	71,860	53	0.15	74,546	68	0.18
Certificates of deposit	169,960	708	0.84	175,976	732	0.84
Total interest-bearing deposits	1,194,114	1,374	0.23	1,144,261	1,757	0.31
Other borrowed funds	35,217	209	1.20	5,027	40	1.60
Total interest-bearing liabilities	1,229,331	1,583	0.26%	1,149,288	1,797	0.31%
Non-interest-bearing liabilities
Demand deposits	461,269			452,182
Other liabilities	24,655			20,979
Total liabilities	1,715,255			1,622,449
Shareholders’ equity	137,890			129,175
Total liabilities & shareholders’ equity	$1,853,145			$1,751,624
Net interest income on a fully taxable equivalent basis		28,964			27,013
Less taxable equivalent adjustment		(858)			(840)
Net interest income		$28,106			$26,173
Net interest spread (5)			3.17%			3.11%
Net interest margin (6)			3.25%			3.21%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 35%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

	For the Year Ended December 31,
	2016			2015			2014
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,249,205	$48,353	3.87%	$1,137,992	$45,149	3.97%	$992,803	$40,466	4.08%
Tax-exempt	15,973	638	3.99	7,990	322	4.03	595	23	3.87
Securities available for sale (3)
Taxable	334,292	5,184	1.55	343,589	5,841	1.70	372,153	6,961	1.87
Securities held to maturity
Taxable	979	46	4.70	1,754	80	4.56	2,717	124	4.56
Tax-exempt	82,797	4,211	5.09	79,238	4,256	5.37	74,245	4,099	5.52
Cash and due from banks	35,895	114	0.32	26,062	37	0.14	27,739	40	0.14
Total interest-earning assets (4)	1,719,141	58,546	3.41%	1,596,625	55,685	3.49%	1,470,252	51,713	3.52%
Non interest-earning assets	73,559			71,490			68,409
Allowance for loan losses	(15,371)			(14,910)			(13,361)
Total assets	$1,777,329			$1,653,205			$1,525,300
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$365,946	$82	0.02%	$326,454	$106	0.03%	$314,096	$98	0.03%
Savings accounts	538,297	1,567	0.29	449,497	1,118	0.25	421,251	936	0.22
Money market accounts	79,409	131	0.16	82,365	164	0.20	80,153	159	0.20
Certificates of deposit	176,550	1,480	0.84	150,014	1,071	0.71	121,434	757	0.62
Total interest-bearing deposits	1,160,202	3,260	0.28%	1,008,330	2,459	0.24%	936,934	1,950	0.21%
Other borrowed funds	7,489	95	1.27	82,557	235	0.28	69,915	148	0.21
Total interest-bearing liabilities	1,167,691	3,355	0.29%	1,090,887	2,694	0.25%	1,006,849	2,098	0.21%
Non-interest-bearing liabilities
Demand deposits	454,977			421,886			385,784
Other liabilities	22,394			18,828			16,515
Total liabilities	1,645,062			1,531,601			1,409,148
Shareholders’ equity	132,267			121,604			116,152
Total liabilities & shareholders’ equity	$1,777,329			$1,653,205			$1,525,300
Net interest income on a fully taxable equivalent basis		55,191			52,991			49,615
Less taxable equivalent adjustment		(1,697)			(1,603)			(1,443)
Net interest income		$53,494			$51,388			$48,172
Net interest spread (5)			3.12%			3.24%			3.31%
Net interest margin (6)			3.21%			3.32%			3.37%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 35%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

Rate/Volume Analysis

The following tables describe the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volumes (changes in average balance multiplied by prior year average rate) and (ii) changes attributable to changes in rate (change in average interest rate multiplied by prior year average balance), while (iii) changes attributable to the combined impact of volumes and rates have been allocated proportionately to separate volume and rate categories.

	Six Months Ended June 30, 2017 Compared with Six Months Ended June 30, 2016
	Increase/(Decrease) Due to Change in
	Volume	Rate	Total
	(dollars in thousands)
Interest income
Loans
Taxable	$2,349	$(896)	$1,453
Tax-exempt	27	117	144
Securities available for sale
Taxable	(570)	(12)	(582)
Securities held to maturity
Taxable	433	335	768
Tax-exempt	174	(264)	(90)
Cash and due from banks	3	41	44
Total interest income	$2,416	$(679)	$1,737
Interest expense
Deposits
Checking accounts	$10	$(24)	$(14)
Savings accounts	161	(491)	(330)
Money market accounts	9	(24)	(15)
Certificates of deposit	(23)	(1)	(24)
Total interest-bearing deposits	157	(540)	(383)
Other borrowed funds	93	76	169
Total interest expense	250	(464)	(214)
Change in net interest income	$2,166	$(215)	$1,951

	Twelve Months Ended December 31, 2016 Compared with Twelve Months Ended December 31, 2015			Twelve Months Ended December 31, 2015 Compared with Twelve Months Ended December 31, 2014
	Increase/(Decrease) Due to Change in			Increase/(Decrease) Due to Change in
	Volume	Rate	Total	Volume	Rate	Total
	(dollars in thousands)
Interest income
Loans
Taxable	$4,188	$(984)	$3,204	$5,352	$(669)	$4,683
Tax-exempt	291	25	316	194	105	299
Securities available-for-sale
Taxable	153	(810)	(657)	24	(1,144)	(1,120)
Securities held-to-maturity
Taxable	(24)	(10)	(34)	(44)	—	(44)
Tax-exempt	245	(290)	(45)	294	(137)	157
Cash and due from banks	4	73	77	(2)	(1)	(3)
Total interest income	$4,857	$(1,996)	$2,861	$5,818	$(1,846)	$3,972
Interest expense
Deposits
Checking accounts	$9	$(33)	$(24)	$5	$3	$8
Savings accounts	125	324	449	71	111	182
Money market accounts	6	(39)	(33)	5	—	5
Certificates of deposit	112	297	409	109	205	314
Total interest-bearing deposits	252	549	801	190	319	509
Other borrowed funds	(3)	(137)	(140)	16	71	87
Total interest expense	249	412	661	206	390	596
Change in net interest income	$4,608	$(2,408)	$2,200	$5,612	$(2,236)	$3,376

Market Risk and Asset Liability Management

Market risk is the risk of loss from adverse changes in market prices and rates. The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit-taking activities. To that end, management actively monitors and manages its interest rate risk exposure.

The Company’s profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Company’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. The Company monitors the impact of changes in interest rates on its net interest income using several tools.

The Company’s primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Company’s net interest income and capital, while structuring the Company’s asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk.

Interest Rate Sensitivity. The Company actively manages its interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve sustainable growth in net interest income. The Company’s Asset Liability Committee (“ALCO”), using policies and procedures approved by the Company’s board of directors, is responsible for the management of the Company’s interest rate sensitivity position. The Company manages interest rate sensitivity by changing the mix, pricing and re-pricing characteristics of its assets and liabilities, through the management of its investment portfolio, its offerings of loan and selected deposit terms and through wholesale funding. Wholesale funding consists of, but is not limited to, multiple sources including borrowings with the FHLB of Boston, the Federal Reserve Bank of Boston’s discount window and certificates of deposit from institutional brokers.

The Company uses several tools to manage its interest rate risk including interest rate sensitivity analysis, or gap analysis, market value of portfolio equity analysis, interest rate simulations under various rate scenarios and net interest margin reports. The results of these reports are compared to limits established by the Company’s ALCO policies and appropriate adjustments are made if the results are outside the established limits.

The following tables demonstrate the annualized result of an interest rate simulation and the estimated effect that a parallel interest rate shift, or “shock,” in the yield curve and subjective adjustments in deposit pricing might have on the Company’s projected net interest income over the next 12 months.

This simulation assumes that there is no growth in interest-earning assets or interest-bearing liabilities over the next 12 months. The changes to net interest income shown below are in compliance with the Company’s policy guidelines.

As of June 30, 2017:

Change in Interest Rates (in Basis Points)	Percentage Change in Net Interest Income
+400	(5.4)
+300	(3.5)
+200	(1.7)
+100	(0.7)
–100	(7.1)

As of December 31, 2016:

Change in Interest Rates (in Basis Points)	Percentage Change in Net Interest Income
+400	1.0
+300	1.1
+200	1.2
+100	0.7
–100	(6.8)

Economic Value of Equity Analysis. The Company also analyzes the sensitivity of the Bank’s financial condition to changes in interest rates through our economic value of equity model. This analysis measures the difference between estimated changes in the present value of the Bank’s assets and estimated changes in the present value of the Bank’s liabilities assuming various changes in current interest rates. The Bank’s economic value of equity analysis as of June 30, 2017 estimated that, in the event of an instantaneous 200 basis point increase in interest rates, the Bank would experience a 7.2% increase in the economic value of equity. At the same date, our analysis estimated that, in the event of an instantaneous 100 basis point decrease in interest rates, the Bank would experience a 22.2% decrease in the economic value of equity. The estimates of changes in the economic value of our equity require us to make certain assumptions including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain and, as a result, we cannot precisely predict the impact of changes in interest rates on the economic value of our equity. Although our economic value of equity analysis provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the economic value of our equity and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

Impact of Inflation and Changing Prices.  Our Consolidated Financial Statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Liquidity.  Liquidity is defined as the Company’s ability to generate adequate cash to meet its needs for day-to-day operations and material long and short-term commitments. Liquidity risk is the risk of potential loss if the Company were unable to meet its funding requirements at a reasonable cost. The Company manages its liquidity based on demand and specific events and uncertainties to meet current and future financial obligations of a short-term nature. The Company’s objective in managing liquidity is to respond to the needs of depositors and borrowers as well as increase to earnings enhancement opportunities in a changing marketplace.

The Company’s liquidity position is managed on a daily basis as part of the daily settlement function and continuously as part of the formal asset liability management process. The Bank’s liquidity is maintained by managing its core deposits as the primary source, purchasing investment securities, selling loans in the secondary market, borrowing from the FHLB of Boston and purchasing wholesale certificates of deposit as its secondary sources.

The sources of funds for dividends paid by the Company are dividends received from the Bank and liquid funds held by the Company. The Company and the Bank are regulated enterprises and their abilities to pay dividends are subject to regulatory review and restriction. Certain regulatory and statutory restrictions exist regarding dividends, loans and advances from the Bank to the Company. Generally, the Bank has the ability to pay dividends to the Company subject to minimum regulatory capital requirements.

Quarterly, the ALCO reviews the Company’s liquidity needs and reports any findings (if required) to the board of directors.

Capital Adequacy.  Total shareholders’ equity was $142.3 million at June 30, 2017, compared to $134.7 million at December 31, 2016, and $125.1 million at December 31, 2015. The Company’s equity increased primarily as a result of an increase in earnings.

Federal banking regulators have issued risk-based capital guidelines, which assign risk factors to asset categories and off-balance-sheet items. The following table reflects capital ratios computed utilizing the recently implemented Basel III regulatory capital framework:

	Actual		Minimum Capital Required For Capital Adequacy		Minimum Capital Required For Capital Adequacy Plus Capital Conservation Buffer Basel III Phase-In Schedule		Minimum Capital Required For Capital Adequacy Plus Capital Conservation Buffer Basel III Fully Phased In		Minimum To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
At June 30, 2017
Cambridge Bancorp:
Total capital (to risk-weighted assets)	$165,699	13.8%	$96,091	8.0%	$111,105	9.25%	$126,119	10.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	150,681	12.5%	72,068	6.0%	87,082	7.25%	102,097	8.5%	N/A	N/A
Common equity tier I capital (to risk-weighted assets)	150,681	12.5%	54,051	4.5%	69,065	5.75%	84,080	7.0%	N/A	N/A
Tier I capital (to average assets)	150,681	8.1%	74,690	4.0%	74,690	4.00%	74,690	4.0%	N/A	N/A
Cambridge Trust Company:
Total capital (to risk-weighted assets)	$161,963	13.5%	$96,091	8.0%	$111,105	9.25%	$126,119	10.5%	$120,114	10.0%
Tier I capital (to risk-weighted assets)	146,945	12.2%	72,068	6.0%	87,082	7.25%	102,097	8.5%	96,091	8.0%
Common equity tier I capital (to risk-weighted assets)	146,945	12.2%	54,051	4.5%	69,065	5.75%	84,080	7.0%	78,074	6.5%
Tier I capital (to average assets)	146,945	7.9%	74,696	4.0%	74,696	4.00%	74,696	4.0%	93,371	5.0%

At December 31, 2016
Cambridge Bancorp:
Total capital (to risk-weighted assets)	$159,141	13.1%	$96,873	8.0%	$104,441	8.625%	$127,145	10.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	144,003	11.9%	72,654	6.0%	80,223	6.625%	102,927	8.5%	N/A	N/A
Common equity tier I capital (to risk-weighted assets)	144,003	11.9%	54,491	4.5%	62,059	5.125%	84,763	7.0%	N/A	N/A
Tier I capital (to average assets)	144,003	7.9%	72,488	4.0%	72,488	4.000%	72,488	4.0%	N/A	N/A
Cambridge Trust Company:
Total capital (to risk-weighted assets)	$156,928	13.0%	$96,873	8.0%	$104,441	8.625%	$127,145	10.5%	$121,091	10.0%
Tier I capital (to risk-weighted assets)	141,790	11.7%	72,654	6.0%	80,223	6.625%	102,927	8.5%	96,873	8.0%
Common equity tier I capital (to risk-weighted assets)	141,790	11.7%	54,491	4.5%	62,059	5.125%	84,763	7.0%	78,709	6.5%
Tier I capital (to average assets)	141,790	7.8%	72,488	4.0%	72,488	4.000%	72,488	4.0%	90,610	5.0%

Contractual Obligations, Commitments, and Contingencies

The Company has entered into contractual obligations and commitments. The following tables summarize the Company’s contractual cash obligations and other commitments by maturity at December 31, 2016:

	Payments Due — By Period as of December 31, 2016
CONTRACTUAL OBLIGATIONS	Total	Less Than One Year	One to Three Years	Three to Five Years	After Five Years
	(dollars in thousands)
FHLBB advances	$3,746	$167	$344	$3,235	$—
Retirement benefit obligations	24,061	1,848	4,158	4,581	13,474
Lease obligations	33,148	4,159	7,557	5,797	15,635
Certificates of deposit	171,162	86,283	64,865	20,014	—
Total contractual cash obligations	$232,117	$92,457	$76,924	$33,627	$29,109

	Amounts of Commitments Expiring — By Period as of December 31, 2016
OTHER COMMITMENTS	Total	Less Than One Year	One to Three Years	Three to Five Years	After Five Years
	(dollars in thousands)
Unused portion of existing lines of credit	$256,767	$123,422	$47,609	$16,120	$69,616
Standby letters of credit	7,763	7,763	—	—	—
Originations of new loans	26,024	26,024	—	—	—
Total commitments	$290,554	$157,209	$47,609	$16,120	$69,616

Further discussion regarding commitments and contingencies can be found within Item 13 — Financial Statements and Supplementary Data — Notes to the Financial Statements — Note 16 — Commitments and Contingencies.

Financial Instruments with Off-Balance-Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to originate and sell loans, standby letters of credit, unused lines of credit and unadvanced portions of construction loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in these particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and unadvanced portions of construction loans is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Off-Balance-Sheet Arrangements.  Our significant off-balance-sheet arrangements consist of the following:

•	Commitments to originate 1–4 family mortgages
•	Standby and commercial letters of credit
•	Unused lines of credit
•	Unadvanced portions of construction loans
•	Unadvanced portions of other loans
•	Loan related derivatives
•	Risk participation agreements

Off-balance-sheet arrangements are more fully discussed in Item 13 — Financial Statements and Supplementary Data — Notes to the Unaudited and Audited Financial Statements — Note 15 — Financial Instruments with Off Balance Sheet Risk.

ITEM 3. PROPERTIES

The Company conducts its business through 11 full-service banking offices, including its main banking office and headquarters in Cambridge, Massachusetts, its operations center in Burlington, Massachusetts, four wealth management offices and one off-site ATM.  The following table sets forth certain information regarding our properties as of July 31, 2017:

Location	Ownership	Year Opened	Year of Lease or License Expiration
Headquarters(1):	Leased	1890	2021(5)
1336 Massachusetts Avenue
Cambridge, MA 02138
Operations Center(2):	Leased	1996	2030(8)
78 Blanchard Road
Burlington, MA 01803
Branch Offices:
361 Trapelo Road	Leased	2008	2018(6)
Belmont, MA 02478
65 Beacon Street	Leased	1998	2018(8)
Boston, MA 02108
565 Tremont Street	Leased	2012	2022(8)
Boston, MA 02118
353 Huron Avenue	Owned	1974	NA
Cambridge, MA 02138
415 Main Street(3)	Leased	1969	2028(7)
Cambridge, MA 02142
1720 Massachusetts Avenue	Leased	1989	2019(8)
Cambridge, MA 02138
350 Massachusetts Avenue	Leased	1998	2018
Cambridge, MA 02139
75 Main Street	Owned	1990	NA
Concord, MA 01742
1690 Massachusetts Avenue	Leased	2010	2020(8)
Lexington, MA 02420
494 Boston Post Road	Owned	1982	NA
Weston, MA 02493
Wealth Management Offices:
75 State Street, 18th Floor	Leased	2013	2019(9)
Boston, MA 02109
49 South Main Street, Suite 203(4)	Leased	1996	2025(7)
Concord, NH 03301
1000 Elm Street, Suite 201	Leased	2015	2025(7)
Manchester, NH 03101
One Harbour Place, Suite 240	Leased	2011	2021(7)
Portsmouth, NH 03801

(1)	Provides full service banking services. Location of this facility moved to its current address in 1964.
(2)	Location of this facility moved to its current address in 2015.
(3)	Location of this branch moved to its current address in 2017.
(4)	Location of this office moved to its current address in 2015.
(5)	With five options (each at the Company’s choice) to extend the lease for five additional five year periods.
(6)	With four options (each at the Company’s choice) to extend the lease for four additional five year periods.
(7)	With three options (each at the Company’s choice) to extend the lease for three additional five year periods.
(8)	With two options (each at the Company’s choice) to extend the lease for two additional five year periods.
(9)	With one option (at the Company’s choice) to extend the lease for one additional five year period.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.  The following tables set forth certain information as to the number and percentage of shares of Common Stock beneficially owned as of July 31, 2017, (i) by each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of Common Stock, (ii) by each of the Company’s directors and executive officers, and (iii) by all directors and executive officers as a group. As of July 31, 2017, there were 4,080,910 shares of Common Stock outstanding and percentages are based on such total of shares outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Shares Outstanding
Cambridge Bancorp ESOP 1336 Massachusetts Avenue Cambridge, MA 02138	332,962	8.16%
BancFunds Co. LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	277,544	6.80%
City of Cambridge Retirement System 100 Cambridge Park Drive, Suite 101 Cambridge, MA 02140	255,944	6.27%

(1)

The information contained herein is based on information provided by the respective individuals and publically available information as of July 31, 2017.  Shares are deemed to be beneficially owned by a person if such person directly or indirectly has, or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares.

Securities Ownership of Officers and Directors

Name	Number of Shares Owned (1)(2)(3)	Percent of Common Stock Outstanding
Directors:
Donald T. Briggs	1,965	**
Jeanette G. Clough	3,906	**
Sarah G. Green	1,496	**
Denis K. Sheahan	19,512	**
Edward F. Jankowski	935	**
Hambleton Lord	2,450	**
Leon A. Palandjian	4,584	**
Cathleen A. Schmidt	1,535	**
R. Gregg Stone	7,244	**
Anne M. Thomas	4,189	**
David C. Warner	5,069	**
Linda Whitlock	5,657	**
Susan R. Windham-Bannister	735	**
Executive Officers other than Directors:
Lynne M. Burrow	34,964	**
Michael F. Carotenuto	1,835	**
Thomas A. Johnson	17,309	**
Martin B. Millane Jr.	16,949	**
Jennifer A. Pline	2,387	**
Pilar Pueyo	946	**
Directors and executive officers as a group (19 individuals)	133,667	3.28%

** less than one percent

(1)

Unless otherwise indicated, all shares are beneficially owned by the respective individuals.  Shares of Common Stock which are subject to stock options exercisable within 60 days of July 31, 2017 are deemed to be outstanding for the purpose of computing the amount and percentage of outstanding common stock owned by such person.

(2)

This amount reflects shares underlying options which are exercisable within 60 days of July 31, 2017.  The shares underlying options which are exercisable within 60 days of July 31, 2017 are as follows: 1,877; 1,300 and 3,000 for Ms. Burrow, Mr. Johnson and Mr. Millane, respectively.

(3)

This amount reflects shares allocated to participant accounts within the ESOP.  The shares allocated to participant accounts within the ESOP as of July 31, 2017 are as follows:  12; 4,161; 1,421 and 1,138 for Mr. Sheahan, Ms. Burrow, Mr. Johnson and Mr. Millane, respectively.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The name, age, and position of the director/executive officer of the Company are set forth below. The directors serve until their respective three-year term expires or until their successors are duly elected and have qualified. See —Board Classification; Non-Cumulative Voting. Certain officers are elected by the board each year at the directors’ annual meeting.

Name	Age	Position	Current Term Ends
Donald T. Briggs	49	Director, Cambridge Bancorp and Cambridge Trust Company	2018
Jeanette G. Clough	63	Director, Cambridge Bancorp and Cambridge Trust Company	2018
Sarah G. Green	70	Director, Cambridge Bancorp and Cambridge Trust Company	2020
Edward F. Jankowski	67	Director, Cambridge Bancorp and Cambridge Trust Company	2020
Hambleton Lord	56	Director, Cambridge Bancorp and Cambridge Trust Company	2018
Leon A. Palandjian	48	Director, Cambridge Bancorp and Cambridge Trust Company	2020
Cathleen A. Schmidt	58	Director, Cambridge Bancorp and Cambridge Trust Company	2019
Denis K. Sheahan	52	Director, Cambridge Bancorp and Cambridge Trust Company; Chairman; President & Chief Executive Officer	2019
R. Gregg Stone	64	Director, Cambridge Bancorp and Cambridge Trust Company	2018
Anne M. Thomas	71	Director, Cambridge Bancorp and Cambridge Trust Company	2019
David C. Warner	71	Lead Director, Cambridge Bancorp and Cambridge Trust Company	2019
Linda Whitlock	69	Director, Cambridge Bancorp and Cambridge Trust Company	2020
Susan R. Windham-Bannister	66	Director, Cambridge Bancorp and Cambridge Trust Company	2018

DIRECTORS

The principal occupation and business experience for each of the current directors:

Denis K. Sheahan, Chairman, President & Chief Executive Officer, Age 52.  Mr. Sheahan serves as President and CEO of the Company and of Cambridge Trust.  Prior to joining the Company in 2015, Mr. Sheahan spent 19 years at Independent Bank Corp. and Rockland Trust in various capacities including Chief Operating Officer, Chief Financial Officer, and Controller.  He has served as a Director of the Company and of Cambridge Trust since 2015.  The Board has determined that Mr. Sheahan is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust and his extensive experience in many areas of banking and financial services.  Mr. Sheahan has experience in positions of executive leadership at publicly traded companies and knowledge of the communities that the Company serves.

Donald T. Briggs, Age 49.  Mr. Briggs is the President of Federal Realty Investment Trust (the “Trust”), a publicly traded real estate investment trust, a position he has held since 2009.  In this capacity, Mr. Briggs is responsible for managing the Trust’s national pipeline of large scale development and leading the Trust’s office in New England.  Mr. Briggs also serves as a member of the Trust’s Investment and Executive Committees.  Mr. Briggs has served as a Director of the Company and of Cambridge Trust since 2013.  The Board has determined that Mr. Briggs is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his experience as a member of the executive management team of a publicly traded company, his knowledge of the real estate industry, and his familiarity with the communities that the Company serves.

Jeanette G. Clough, Age 63.  Since November 1998, Ms. Clough has served as the Chief Executive Officer and President of Mount Auburn Hospital.  Ms. Clough has served as a Director of the Company and of Cambridge Trust since 2008.  The Board has determined that Ms. Clough is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees, her experience as Chief Executive Officer of a large healthcare organization, and her knowledge of the communities in the Company’s market area.

Sarah G. Green, Age 70.  Before her retirement in 2013, Ms. Green was the Chief Operating Officer at the Federal Reserve Bank of Richmond for seven years.  Prior to that, Ms. Green was an Executive Officer at the Federal Reserve Bank of Boston for 28 years.  Ms. Green has served as a Director of the Company and of Cambridge Trust since 2014, and she is currently Chair of the Audit Committee.  The Board has determined that Ms. Green is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees and her leadership of director education activities, her experience as an executive at the Federal Reserve System, her knowledge of payments systems, and her broad experience in serving on non-profit boards.

Edward F. Jankowski, Age 67.  Before his retirement in 2015, Mr. Jankowski held many roles during his 16 years at Independent Bank Corp. and Rockland Trust, a Massachusetts commercial bank, including Senior Vice President, Residential Lending and Corporate Compliance, Chief Technology and Operations Officer, Chief Risk Officer and Chief Internal Auditor.  Before joining Rockland Trust Mr. Jankowski served as SVP of North Shore Bank, and SVP at Multibank Service Corp., a subsidiary of Multibank Financial Corp.  Mr. Jankowski is a Certified Public Accountant.  Mr. Jankowski has served as a Director of the Company and of Cambridge Trust since 2016.  The Board believes that Mr. Jankowski is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his knowledge of banking regulation and risk management, his training as a CPA, and his experience as an executive of a publicly traded organization in the banking and finance industry.

Hambleton Lord, Age 56.  Mr. Lord has over 30 years’ experience in the software industry founding and building industry leading companies.  Since 2002, he has been the Managing Director of Launchpad Venture Group, a Boston-based angel investor group that focuses on seed stage technology companies.  He manages the group’s deal flow, due diligence, and investing activities.  He is also the Co-Founder of Seraf, a software company that develops professional portfolio management tools for investors in early stage companies.  Mr. Lord has served as a Director of the Company and of Cambridge Trust since 2012 and currently serves as Chair of the Compensation Committee.  The Board has determined that Mr. Lord is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his experience as an angel investor, his knowledge of the software industry and innovation economy in Massachusetts, and his knowledge of the business communities in the Company’s market area.

Leon A. Palandjian, MD, CFA, Age 48.  Dr. Palandjian is the Chief Risk Officer of Intercontinental Real Estate Corporation, a national real estate investment, development, and management firm headquartered in Boston, MA. His investment experience spans venture capital, private and public equity, in the life science and real estate sectors. Dr. Palandjian has served as a Director of the Company and of Cambridge Trust since 2006 and was Lead Director from 2014 until January 2017. The Board has determined that Dr. Palandjian is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, his extensive experience in equity investment and finance, his CFA qualification, and his knowledge of the communities in the Company’s market area.

Cathleen A. Schmidt, Age 58.  Since 2013, Ms. Schmidt has served as Executive Director and CEO at McLane Middleton Professional Association, a full service law firm with headquarters in Manchester, New Hampshire.  Prior to that she spent six years as President and CEO of Citizen’s Bank New Hampshire/Vermont.  She has served as a Director of the Company and of Cambridge Trust since 2016.  The Board has determined that Ms. Schmidt is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees.  In addition, Ms. Schmidt brings to the Board her experience in executive management of a large regional bank, expertise in retail banking, and knowledge of the New Hampshire market.

R. Gregg Stone, Age 64.  Mr. Stone serves as Manager of Kestrel Management, LLC, through which he manages venture capital and family investments.  He has worked in the investment industry since 1986 when he joined Pell, Rudman & Co., Inc. as a Vice President from the law firm Hemenway & Barnes.  Mr. Stone has served on the boards of a number of private companies and charities.  Mr. Stone has served as Director of the Company and of Cambridge Trust since 2009.  The Board has determined that Mr. Stone is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, and his strong background in investment management and venture capital.

Anne M. Thomas, Age 71.  Before her retirement in 2012, Ms. Thomas was Special Counsel for the City of Somerville for 19 years.  Prior to that, Ms. Thomas had a private law practice which originated in Harvard Square in 1975 and included representation of numerous Cambridge businesses and nonprofit organizations.  Ms. Thomas has served as a Director of the Company and of Cambridge Trust since 1979, including as Chair or member of most of the Board Committees.  The Board has determined that Ms. Thomas is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees, her mature business judgment, her inquisitive and objective perspective, her legal experience, and her familiarity with the communities that the Company serves.

David C. Warner, Lead Director, Age 71.  Mr. Warner has been a partner of J.M. Forbes & Co., a private investment advisory and trust office located in Boston, since 1989.  Mr. Warner leads investment activity at the firm.  Mr. Warner has served as a Director of the Company and of Cambridge Trust since 1999, and he currently serves as Lead Director.  The Board determined that Mr. Warner is qualified to serve as a Director based upon his prior service as a Director of the Company and of Cambridge Trust including his service on numerous Board Committees, and his knowledge and experience as an executive in the investment management industry and banking.

Linda Whitlock, Age 69.  Ms. Whitlock founded (in 2010) and is a Principal of The Whitlock Group, a management and strategy consulting firm.  Previously, Ms. Whitlock was President and Chief Executive Officer of Boys & Girls Clubs of Boston from 1999 to 2008.  Ms. Whitlock has served as a Director of the Company and of Cambridge Trust since 2002, and was the Company’s first Lead Director from 2011 until 2014.  She chaired the recent search for a new chief executive of the Company, and is currently Chair of the Governance Committee.  The Board believes that Ms. Whitlock is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous Board Committees, her experience as a Chief Executive Officer, and her extensive governance experience on the boards of public and private companies and charitable organizations based in the Company’s market area.

Susan R. Windham-Bannister, Ph.D., Age 66.  Dr. Windham-Bannister is Managing Partner of Biomedical Innovation Advisors LLC and President and CEO of Biomedical Growth Strategies LLC, where she has served since May 2015.  Prior to that she had served as the founding President and CEO of the Massachusetts Life Sciences Center since July 2008, overseeing a $1 billion investment to accelerate the pace of growth in pharmaceuticals, biotechnology, medical devices, medical diagnostics, and bioinformatics industries in Massachusetts.  Dr. Windham-Bannister has served as a Director of the Company and of Cambridge Trust since 2016.  The Board has determined that Dr. Windham-Bannister is qualified to serve as a Director based upon her prior service as a Director of the Company and of Cambridge Trust including her service on numerous boards and because she has extensive experience as a leader in the innovation economy.

Board Leadership Structure

Since Mr. Sheahan, the Company’s Chief Executive Officer, also serves as Chairman of the Board, the Board has elected an independent Director, Mr. Warner, to serve as a Lead Director.  The Lead Director coordinates the activities of the other independent directors, acts as a liaison between the Board and the Chief Executive Officer, leading their executive sessions, and performing such other duties as the Board requests.  The Board provides oversight of the Chief Executive Officer and other management of the Company and Cambridge Trust to ensure that the long-term interests of Shareholders are being served.  The Board typically will have nine regularly scheduled meetings a year, and additional meetings when necessary or advisable, at which reports on the management and performance of the Company and Cambridge Trust are reviewed.  The Board has also established the Board Committees as described in the following pages which regularly meet and report back to the Board on the responsibilities delegated to them.  In addition to its general oversight role, the Board also:  selects, evaluates, and compensates the Chief Executive Officer and oversees Chief Executive Officer succession planning; reviews, monitors, and, when necessary or appropriate, approves fundamental financial and business strategies and major corporate actions; assesses major risks facing the Company or Cambridge Trust and options for their mitigation; and seeks to maintain the integrity of financial statements and the integrity of compliance with law and ethics of the Company and Cambridge Trust.

EXECUTIVE OFFICER INFORMATION

The following individuals are the current executive officers of the Company and/or Cambridge Trust who are not directors.

Lynne M. Burrow.  Age 64.  Ms. Burrow joined Cambridge Trust in 1998 as Senior Vice President and Chief Information Officer. In 2006, Ms. Burrow was promoted to Executive Vice President and Chief Information Officer. In 2016, Director of Strategy and Planning was added to her responsibilities. Prior to joining the Bank, Ms. Burrow spent 20 years at Fleet/Shawmut National/Connecticut National/Shawmut/Fidelity Trust where she was responsible for Information Technology and Bank Operations.

Michael F. Carotenuto.  Age 31.  Mr. Carotenuto has been the Chief Financial Officer and Treasurer of Cambridge Trust since November 2016.  Mr. Carotenuto most recently served as Senior Vice President, Director of Treasury and Internal Reporting at Belmont Savings Bank since 2011.  Prior to that he worked at People’s United Financial, Inc. as an Accounting Policies Advisor and was on the Risk Advisory Services staff at Ernst & Young, LLP.  Mr. Carotenuto is a Certified Public Accountant and he also serves as Secretary of the Company and of Cambridge Trust.

Thomas A. Johnson.  Age 59.  Mr. Johnson joined Cambridge Trust in 2001 as Branch Administrator.  In 2006 Mr. Johnson was promoted to Senior Vice President, Consumer Banking Director and became Executive Vice President in 2014.  Prior to joining Cambridge Trust, Mr. Johnson spent 19 years at BayBank/BankBoston/Fleet, responsible for retail banking, consumer lending, and facilities.

Martin B. Millane, Jr.  Age 61.  Mr. Millane joined Cambridge Trust in 2004 as Senior Vice President, Commercial Real Estate.  In 2010 he became Senior Vice President, Senior Lending Officer and was promoted to his current role of Executive Vice President, Chief Lending Officer in 2014.  Prior to joining Cambridge Trust, Mr. Millane was a Senior Vice President in Commercial Lending at Century Bank.

Jennifer A. Pline.  Age 57.  Ms. Pline joined Cambridge Trust in 2017 and serves as Executive Vice President, and Head of the Company’s Wealth Management Group.  Prior to joining Cambridge Trust Ms. Pline worked as Managing Director, Chief Trusts & Gifts Officer at Harvard Management Company since 2005.  Prior to that she worked at Standish Mellon Asset Management as the Director of Client Service and was a vice president at Standish, Ayer & Wood, Inc.  Ms. Pline is a Chartered Financial Analyst.

Pilar Pueyo.  Age 55.  Ms. Pueyo joined Cambridge Trust in 2016 as Senior Vice President, and Director of Human Resources.  Prior to joining Cambridge Trust, Ms. Pueyo spent 17 years at Boston Private Bank and Trust Company where she was responsible for the delivery and execution of Human Resources strategy, programs, and services to support its business strategy.

Committees of the Board and Code of Ethics

The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee along with other various committees. The Board has adopted a charter for the Audit Committee, the Compensation Committee, and Corporate Governance Committee, as well as qualification guidelines for board members.  The Board has also adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all employees, officers and directors. Each employee, officer and director participates in an annual training session that focuses on topics covered by the Company’s Code of Ethics. The training reinforces the Company’s core values and commitment to full compliance with applicable laws and regulations. You can find links to the Code of Ethics on the Company’s website at: www.cambridgetrust.com.

You can also obtain a printed copy of the Committee charters and the Code of Ethics referred to above, without charge, by contacting us at the following address:

Cambridge Bancorp

1336 Massachusetts Avenue

Cambridge, MA 02138

ATTN: Corporate Secretary

Audit Committee

The Board has appointed an Audit Committee that oversees the Company’s accounting and financial reporting processes, including its internal audit function, risk management oversight, the external and internal audits of the company’s financial statements, the integrity of the financial statements of the Company, the qualifications, independence and performance of the independent auditor engaged by the Company and compliance with applicable legal and regulatory requirements. A copy of the Audit Committee’s charter is available on the Company’s website at: www.cambridgetrust.com. During 2016, the Audit Committee held six meetings, and as of June 30, 2017, the Audit Committee has held four meetings. The members of the Audit Committee currently are Mses. Clough, Green (Chair) and Windham-Bannister and Messrs. Briggs, Jankowski, Lord and Stone.  Each of the members of the Audit Committee meets the independence requirements of the rules of NASDAQ and applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate and that Ms. Clough and Mr. Jankowski qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Board has appointed a Compensation Committee that is chartered to fulfill the requirements of applicable law and stock exchange listing standards regarding the compensation of the executive officers of the Company and evaluate and approve the benefit, bonus, incentive compensation, severance, equity-based, or other compensation plans, policies, and programs of the Company and its subsidiaries, all of which are intended to function as the basis of fostering alignment of executive compensation with the interests of shareholders. During 2016, the Compensation Committee held six meetings, and as of June 30, 2017, the Compensation Committee has held two meetings. Compensation Committee meetings are attended by the Company’s President and Chief Executive Officer, other than while his compensation and benefits are discussed. For a description of the role of the Company’s President and Chief Executive Officer in determining or recommending the amount of compensation paid to our named executive officers during 2016, see “Compensation Discussion and Analysis.” The members of the Compensation Committee currently are Messrs. Lord (Chair), Briggs, Palandjian, Stone and Warner and Mses. Green and Whitlock. Each of the members of the Compensation Committee meets the independence requirements of the rules of NASDAQ, and also serve on the Compensation Committee of the Company’s subsidiary, Cambridge Trust Company. A copy of the Compensation Committee’s charter is available on the Company’s website at: www.cambridgetrust.com. The Compensation Committee may delegate to its chairperson or any other Compensation Committee member such power and authority as the Compensation Committee deems appropriate, except such powers and authorities required by law to be exercised by the whole Compensation Committee or subcommittee thereof. For information on the role of compensation consultants determining or recommending the amount or form of executive or director compensation, see “Compensation Discussion and Analysis – Role of the Compensation Consultant.”

Governance Committee

The Board has appointed a Corporate Governance Committee that has overall responsibility for recommending corporate governance policies and procedures and board operations for the Company. The Corporate Governance Committee provides recommendations for action by the Board related to the appropriate size, composition, function, needs and effectiveness of the Board and its committees, develops and implements corporate governance principles and practices for the Company and oversees implementation of the Company’s Code of Ethics, including reviewing Company transactions involving related parties and other potential conflicts of interest.  The Corporate Governance Committee identifies director candidates, reviews the qualifications and experience of each person considered as a nominee for election or reelection as a director, recommends director nominees to fill vacancies on the Board and for approval by the Board and the shareholders. A copy of the Corporate Governance Committee’s charter is available on the Company’s website at: www.cambridgetrust.com. During 2016, the Corporate Governance Committee held five meetings, and as of June 30, 2017, the Governance Committee has held two meetings. The members of the Corporate Governance Committee are Mses. Green, Thomas and Whitlock (Chair) and Messrs. Palandjian, Stone and Warner. Each member of the Corporate Governance Committee meets the independence requirements of the rules of NASDAQ.

Director Nominations

The Board or the Corporate Governance Committee select director nominees to be presented for shareholder approval at the Annual Meeting of Shareholders, including the nomination of incumbent directors for reelection and the consideration of any director nominations submitted by shareholders.

In evaluating the qualifications of potential new directors, the Board considers the following set of recruitment criteria:

•

Directors should, as a result of their occupation, background, and/or experience, possess a mature business judgment that enables them to make a positive contribution to the Board.  Directors are expected to bring an inquisitive and objective perspective to their duties.  Directors should possess, and demonstrate through their actions on the Board, exemplary ethics, integrity, and values.

•

Each candidate’s leadership experience, business experience and acumen, familiarity with relevant industry issues, and such other relevant skills and experience as may contribute to the Board’s effectiveness and the Company’s success.

•

Based upon the characteristics of the then current Board, the Corporate Governance Committee takes Board diversity into account with respect to personal attributes and characteristics, including with respect to race, ethnicity, gender, age, cultural backgrounds, professional experience, skills, and other qualifications.

•

While familiarity with the communities that Cambridge Trust serves is one factor to be considered in determining if an individual is qualified to serve as a director, it is not a controlling factor.  The Board believes that a significant portion of the directors should be, and are, drawn from the communities that the Company serves.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.  Directors are expected to offer their resignation in the event of any significant change in circumstances that renders them incapable of performing their duties.  Directors who attain the age of 72 during their elected term as a director will retire from the Board as of the next Annual Meeting of Shareholders.

ITEM 6. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the compensation packages of the Company’s chief executive officer, current and former chief financial officers, and the three other most highly compensated executive officers who were employed by the Company on December 31, 2016 (collectively, the “named executive officers”). The named executive officers and their positions are identified below:

•	Denis K. Sheahan – President and Chief Executive Officer
•	Michael F. Carotenuto – Chief Financial Officer
•	Lynne M. Burrow – Executive Vice President, Chief Information Officer
•	Martin B. Millane, Jr. – Executive Vice President, Chief Lending Officer
•	Albert R. Rietheimer – Former Chief Financial Officer
•	Michael A. Duca – Former Executive Vice President and Head of Wealth Management

Executive Compensation Philosophy

The Company’s executive compensation philosophy is intended to provide a total compensation package that is competitive with market practice while varying awards to recognize Company and individual performance.  Our objective is to provide competitive pay for achieving performance goals consistent with the Company’s business objectives and its performance compared to the performance of other companies in its industry.  Our philosophy is that actual compensation should exceed market when superior performance is achieved and be lower than market when performance falls below expectations.

The following list identifies the specific objectives of the Company’s executive compensation program:

•	Attract and retain talented members of senior management;
•	Provide a competitive total compensation and benefits package;
•	Reward superior performance (appropriately balancing short-term and long-term objectives); and
•	Align management interests with those of our shareholders.

The Company’s executive compensation program consists of multiple components, each of which serves a different purpose.  The combination of these components provides a balanced and integrated program that helps the Company achieve its objectives.  The program consists of four core components.

•

Base Salaries – Base salaries represent the “fixed” amount of compensation that executives receive in exchange for performing their role.  We target base salaries that are competitive with market median (that is, the 50th percentile) for comparable roles in similar organizations.  Actual salaries reflect each individual’s experience, tenure, performance, and contribution to the Company.

•

Short-Term Incentives – The Company’s short-term incentive program represents a “variable” amount of compensation that rewards achievement of the annual performance goals of the Company (including goals based on internal and relative metrics) and the individual goals applicable to each executive.  The Company designates an annual target short-term cash incentive opportunity (as a percentage of base salary) for each executive that is aligned with market and industry practice.  Because our short-term incentive compensation is not guaranteed, actual awards reflect performance relative to annual Company and individual performance goals.  As a result, awards are higher than target in years when the Company and the executive achieve superior performance and lower than target (or not paid at all) in years when performance does not meet expectations.

•

Long-Term Incentives – The Company’s long-term incentive program also represents a “variable” amount of compensation that rewards long-term, sustained performance and further aligns the interests of executives with those of our shareholders through the use of equity awards that vest based on average achievement of specified metrics on a relative basis over a three-year period.  Performance-based equity awards create a strong ownership culture by allowing executives the opportunity to earn a significant ownership stake in the Company through their sustained focus on the Company’s performance over an extended period of time.  Awards with multi-year vesting schedules based on relative (rather than absolute) performance also help the Company retain its executives by requiring them to continue working through the close of the relevant performance period but also accounting for overall industry and market trends.  With these awards, the Company’s goal is to place a greater focus on rewarding long-term, sustained performance.  Like short-term incentives, the Company’s long-term incentives target opportunities (as a percentage of base salary) are set based on market and industry practice.  The Company reviews the balance between short-term and long-term incentives regularly to ensure that its overall goals are being achieved.  Ultimately, the Company believes that its total compensation (cash plus equity) reflects the long-term value and growth of the Company.

•

Benefits and Perquisites – The Company’s benefits and perquisites program is designed to be competitive with the programs offered by our industry peers and to help the Company attract and retain key talent by providing a core set of benefits and perquisites that support executives’ performance.  The Company strives to provide competitive benefits that help the Company attract and retain the quality executives that the Company needs to be successful.

Since a significant portion of the Company’s total compensation is performance-based (short-term and long-term incentives), the Company expects its compensation will vary on an annual basis, but reflect the Company’s performance over the long-term.  In the aggregate, the Company believes its total compensation program provides appropriate balance that enables the Company to ensure proper pay-performance alignment and reduces the potential that its plans might motivate inappropriate risk-taking.  The Company’s program balances:

•	Short-term and long-term performance;

•	Company and individual performance;
•	Quantitative and qualitative performance measures; and
•	Absolute performance of the Company and relative performance of the Company compared to industry peers.

Risk Assessment of Compensation Programs

The Compensation Committee has reviewed the potential effects of the various components of the Company’s compensation programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management. During its review, the Compensation Committee focused on the Company’s short-term incentives, long-term incentives, and change in control benefits (discussed below) as having the greatest potential to create incentives for individual or collective risk taking. Following a thorough review of these and the other components of the Company’s compensation programs, the Compensation Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either the Company’s risk profile or its overall approach to risk management.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement.  The Compensation Committee has direct access to outside advisors and consultants throughout the year on matters relating to executive compensation.  The Compensation Committee has direct access to and meets periodically with the compensation consultant independently of management.

During 2016, the Compensation Committee retained the services of Pearl Meyer, an independent outside consulting firm specializing in executive and board compensation, to assist the Compensation Committee.  Pearl Meyer reported directly to the Compensation Committee and carried out its responsibilities to the Compensation Committee in coordination with both the Chief Executive Officer and the Senior Vice President, and Director of Human Resources.  Pearl Meyer’s services included conducting benchmarking studies, establishing compensation guidelines, designing incentive programs, assisting with the annual proxy disclosure, and providing insight on emerging regulations and best practices.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer was independent in providing executive compensation consulting services.

Role of Management

Although the Compensation Committee makes independent recommendations to the Board on all matters related to compensation of the named executive officers, certain members of management are requested to attend and provide input to the Compensation Committee throughout the year.  Input may be sought from the Chief Executive Officer, Chief Financial Officer, the Senior Vice President, and Director of Human Resources, and others as needed to ensure that the Compensation Committee has the information and perspective it needs to carry out its duties.

The Compensation Committee meets with the Chief Executive Officer to discuss his performance and compensation package. However, decisions regarding his compensation package are made based upon the Compensation Committee’s deliberations, as recommended and approved by the Board, as well as input from the compensation consultant, as requested.  The Compensation Committee considers recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested, to make compensation package decisions for other executives.

Use of Peer Groups and Survey Information

The Compensation Committee typically engages a compensation consultant to conduct a competitive review of the Company’s executive compensation program every two years.  A primary data source used in setting market-competitive guidelines for the named executive officers is the information publicly disclosed by a peer group of other publicly traded banks which the Compensation Committee uses only as a competitive reference point and not as a determinative factor when making executive compensation decisions.

The Compensation Committee engaged Pearl Meyer to assess the relevance of the companies within the peer group and makes changes when appropriate during 2016.  Banks selected as peers for executive compensation purposes are public and actively traded banks which align with the following criteria:

•	Asset sizes between $1 billion and $9 billion;

•	Located in the Northeast or Mid-Atlantic region;
•	Fee/revenue mix is greater than 20%; and
•	With wealth management operations.

Based on these criteria, the following companies were included in the Company’s peer group:

Arrow Financial Corporation	Independent Bank Corp.
Bryn Mawr Bank Corporation	NBT Bancorp Inc.
Camden National Corporation	Orrstown Financial Services, Inc.
Chemung Financial Corporation	Peapack-Gladstone Financial Corporation
Citizens & Northern Corporation	Univest Corporation of Pennsylvania
First Bancorp, Inc.	Washington Trust Bancorp, Inc.
Franklin Financial Services Corporation

In addition to reviewing information from the peer group, the Compensation Committee evaluates executive compensation by reviewing national and regional surveys that cover a broader group of companies.

Compensation Program Elements

Base Salary

The Compensation Committee utilized market data from a competitive market study completed by Pearl Meyer in late 2015 in establishing 2016 salary ranges and midpoints for the Company’s executives.  Pearl Meyer conducted market analyses of total compensation within the banking industry to recommend salary midpoints and ranges that reflect competitive factors and maintain internal equity.

In early 2016, performance evaluations of Mr. Sheahan and the other named executive officers were completed with respect to their 2015 performance.  The Board approved base salary increases for all executive officers based upon the recommendations of the Compensation Committee, which were derived from, in the case of the named executive officers other than Mr. Sheahan, the evaluation of their performance by Mr. Sheahan and, in the case of Mr. Sheahan, the Board’s performance evaluation of Mr. Sheahan.

Short-Term Incentives

Overview of the 2016 Short-Term Incentive Plan.  The Compensation Committee approved an executive officer annual incentive plan for use in 2016 (the “2016 Incentive Plan”).  All determinations regarding the achievement of any performance goals, the achievement of individual performance goals and objectives, and the amounts awarded under the 2016 Incentive Plan were made by the Compensation Committee.  The 2016 Incentive Plan expressly reserved the Compensation Committee’s right, in its sole and absolute discretion, to reduce, including a reduction to zero, any award otherwise payable.

As explained further below, the 2016 Incentive Plan created a cash incentive program based upon the Company’s financial performance, with awards determined by multiplying the participant’s Target Award (as defined below) by the combined Bank and Individual Performance Adjustment Factors, subject to adjustment in accordance with the terms of the 2016 Incentive Plan.

The award payable to any participant could have been less than or more than the Target Award, depending upon the Company’s performance against the criteria used to determine the Bank and the Individual Performance Adjustment Factors and any exercise of Compensation Committee discretion to make adjustments in accordance with the 2016 Incentive Plan.

The 2016 Incentive Plan defines a “Target Award” as a specified percentage of a named executive officer’s base salary and provides a range of earning opportunities around the Target Award referred to as “threshold” (50% of the Target Award) and “stretch” (150% of the Target Award).  If performance is below threshold, the named executive officer is not entitled to a short-term incentive award.

The following table includes each named executive officer’s Target Award, threshold and stretch payout percentages (each as a percentage of base salary):

Potential Payouts Under the 2016 Incentive Plan
Name(1)	Below Threshold	Threshold (50% of Target Award)	Target (100% of Target Award)	Stretch (150% of Target Award)
Denis K. Sheahan	0%	30%	60%	90%
Albert R. Rietheimer	0%	17.5%	35%	52.5%
Martin B. Millane, Jr.	0%	17.5%	35%	52.5%
Lynne M. Burrow	0%	20%	40%	60%
Michael A. Duca	0%	25%	50%	75%

(1)

Mr. Carotenuto was not included in the above table or the following discussion. Mr. Carotenuto joined the Company on November 14, 2016, and, as a result, was not eligible to participate in the 2016 Incentive Plan.

Each participant in the 2016 Incentive Plan had predefined performance goals with weightings that determined the actual annual incentive award payout.  Under the 2016 Incentive Plan, there were two performance categories – “Bank Performance” and “Individual Performance,” as shown in the table below. Weightings varied based upon the named executive officer’s role at the Bank.

Name	Bank Performance Weighting	Individual Performance Weighting
Denis K. Sheahan	75%	25%
Albert R. Rietheimer	60%	40%
Lynne M. Burrow	70%	30%
Martin B. Millane, Jr.	40%	60%
Michael A. Duca	25%	75%

As mentioned above, to determine each named executive officer’s actual annual award payout, the Target Award is multiplied by the average of the Bank and Individual Performance Adjustment Factors, with such average calculated by combining the Bank and Individual Performance Adjustment Factors and dividing the sum by two.

Bank Performance Measures and Goals.  The 2016 Incentive Plan determines the Bank Performance Adjustment Factor based upon a combination of the Company’s Return on Equity performance measured against a peer index and Operating Income measured against our budgeted Operating Income within specified ranges set forth in the 2016 Incentive Plan which correspond to threshold, target, and stretch performance levels, as set forth in the chart below.  The 2016 Incentive Plan defines Operating Income to exclude security gains and losses, taxes and other material non-recurring items as determined by the Compensation Committee.

The range of the Bank Performance Adjustment Factor set forth in the 2016 Incentive Plan is as follows:

Bank Performance Measures	2016 Performance Goals
	Threshold	Target	Stretch
Return on Equity (after tax)	80% of 75th Percentile of Peer Index Performance	75th Percentile of Peer Index Performance	120% of 75th Percentile of Peer Index Performance
Operating Income (before security gains/losses, taxes, and other material non-recurring items)	80% of Budgeted Operating Income	Operating Income Per Budget	120% of Budgeted Operating Income

The 2016 Incentive Plan determines the Company’s performance compared to its peer banks as measured against a peer index, referred to as the Peer Performance Adjustment Factor, consisting of approximately 60 Commercial Banks with assets ranging from $500 million to $5 billion, located in the Northeast and Mid-Atlantic regions (Connecticut, Massachusetts, Maine, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont) and traded on the NYSE, NASDAQ, or OTCQB exchanges, the “Commercial Bank Peer Group.”

The Compensation Committee’s determinations under the 2016 Incentive Plan were not required to be uniform and could be made selectively among persons who received, or who were eligible to receive, a cash award.  While the Compensation Committee had the authority, in its sole and absolute discretion, to make adjustments to the Bank Performance Adjustment Factor within the defined parameters set forth in the 2016 Incentive Plan based upon one-time, non-recurring, or extraordinary events or any other reason that the Committee deemed appropriate; adjust any awards by considering factors such as regulatory compliance and credit quality; and to reduce, including a reduction to zero, any cash award otherwise payable, it did not exercise this authority during the 2016 plan year.

Individual Performance Measures and Goals.  In addition to the Bank performance goals, the named executive officers had individual goals that focused on department or team performance (such as lending growth or deposit growth), individual performance, or a combination of both.  The mix of these goals varied by role.  Performance targets and ranges for each measure were set at the beginning of 2016.

After the close of the plan year, each named executive officer’s individual performance goal attainment for 2016 was measured according to the following table:

Individual Performance	Did not Achieve	Partially Achieved	Fully Achieved	Clearly Achieved
Award as % of Target	0% to 25%	25% to 90%	90% to 110%	115% to 150%

If performance-to-goal could not be quantified due to the nature of the individual performance goal, the Compensation Committee used its discretion to evaluate goal attainment.

2016 Earned Awards.  On January 23, 2017, the Board upon recommendation by the Compensation Committee approved payments to the CEO and the other named executive officers pursuant to the 2016 Incentive Plan.  The amounts awarded to the named executive officers pursuant to the 2016 Incentive Plan are set forth below in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”  The Board used a combined Bank Performance Adjustment Factor of 127%, which was comprised of a 150% performance weighting in relation to the Return on Equity (after tax) measure and a 104.21% performance weighting on the Operating Income (before security gains/losses, taxes, and other material non-recurring items) measure.  Individual Performance Adjustment Factors were within the range from 0% to 150% based upon an evaluation of the executive officer’s individual performance with respect to attainment of major business objectives for the year and other contributions to achievement of Company-wide objectives.

Long-Term Incentives

Equity compensation and stock ownership serve to link the net worth of our named executive officers to the performance of the Company’s common stock and, therefore, provide an incentive to accomplish the strategic, long-term objectives established by the Company to maximize long-term shareholder returns.  Long-term equity compensation grants are also designed to be a retention tool for the individuals to whom they are awarded and are made based on competitive factors, such as equity compensation awarded by peers and amounts that are determined to be appropriate in order to retain key personnel.

Acting on the recommendation of the Compensation Committee, in 2016 the Company granted the named executive officers performance-based restricted stock unit (“PRSU”) awards with a three-year performance period under the 2016 Long Term Incentive Plan (“2016 LTI”).  Prior to 2016, the Company granted a combination of time-based and performance-based awards.

Our compensation consultant conducts a review of the Company’s pay opportunity relative to market and industry practice and provides recommendations with respect to target long-term incentive opportunities.  In 2016, upon review of the competitive market, and based on general banking industry trends for banks of a similar size as the Company, Pearl Meyer provided a range of target long-term incentive opportunities for the Compensation Committee’s consideration.

The 2016 PRSU award levels are set forth in the table below with the range of potential payouts represented as a percentage of each named executive officer’s base salary at the time of grant. Both the Compensation Committee and the Company believe such target ranges are reasonable and within the guidance of Pearl Meyer’s recommended long-term incentive target ranges:

Potential Payouts Under the 2016 LTI (1)
Name (2)	Below Threshold	Threshold (25th Percentile)	Target (50th Percentile)	Stretch (90th Percentile)
Denis K. Sheahan	0%	8.75%	35%	70%
Martin B. Millane, Jr.	0%	6.25%	25%	50%
Lynne M. Burrow	0%	6.25%	25%	50%
Michael A. Duca	0%	6.25%	25%	50%
Albert R. Rietheimer	0%	6.25%	25%	50%

(1)

The grant date fair value of PRSU awards was calculated, in accordance with the methodology approved by the Board on December 17, 2001, as the average of (i) the closing bid and asked prices on the last trading day before the determination date (the “Last Trading Day”) and (ii) the closing bid and asked prices on the last three dates occurring before the Last Trading Day on which trading occurred, but not on any date earlier than 45 days before the Last Trading Day.

(2)	Mr. Carotenuto was not included in the above table because he joined the Company on November 14, 2016, and, as a result, did not receive a 2016 LTI award.

The number of PRSUs actually earned will be determined based upon achievement of specified levels of Return on Assets (“ROA”) and diluted Earnings Per Share (“EPS”) growth (equally weighted so that each metric will account for 50% of the total performance opportunity) averaged over a three-year period (2016-2018) measured relative to the Commercial Bank Peer Group (the same peer group used for purposes of the 2016 Incentive Plan). Payouts between the threshold and stretch performance levels will be interpolated based on a linear slope with any fractional units rounded up to the nearest whole unit, but threshold performance must be met with respect to at least one of the metrics before the named executive officers may receive any portion of the award.

The range of performance adjustment factors and the corresponding payout percentages are shown in the table below:

	Threshold	Target	Stretch
Relative 3-year average ROA and 3-year average diluted EPS growth performance	25th percentile	50th percentile	90th percentile
Payout	25% of award	100% of award	200% of award

Retirement Benefits

Nonqualified Retirement Plans.  The Company maintains several nonqualified retirement programs for executive officers.  Historically, the Board provided a nonqualified defined benefit supplemental executive retirement plan (a “DB SERP”) to help accomplish the objectives of its nonqualified executive officer retirement program.  In 2016, the Board approved, at the recommendation of the Compensation Committee, a change to this program.  New entrants to the Company’s nonqualified deferred compensation program for executives are now provided a nonqualified defined contribution supplemental executive retirement plan (a “DC SERP”).  As of December 31, 2016, Mr. Sheahan, Mr. Rietheimer, Mr. Duca and Ms. Burrow each had a DB SERP.  Mr. Millane currently participates in a DC SERP. Mr. Carotenuto currently does not participate in any nonqualified retirement programs. For detailed descriptions of the DB SERPs and DC SERPs, please refer to the sections entitled “Executive Compensation Tables – Pension Benefits” and “Executive Compensation Tables – Nonqualified Deferred Compensation,” respectively.

The Company also maintains the Cambridge Trust Company Executive Deferred Compensation Plan (the “EDCP”).  The EDCP permits certain highly compensated employees of the Company or the Bank to defer up to 50% of their base salaries and up to 100% of all performance-based compensation.  The Compensation Committee administers the EDCP and annually selects the employees who are eligible to participate.  Each participant is 100% vested in his or her account and has the right to direct the investment of his or her account balance by choosing from among investment alternatives made available by the Compensation Committee.  Each account is credited with earnings or losses arising from the performance of the investments selected by the participant and no participant receives above-market or preferential returns pursuant to the terms of the EDCP.  A participant’s account balance will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum payment, unless the participant has elected annual installment payments (when available).  Participants may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency is available.

Qualified Retirement Plans.  The Company sponsors the Cambridge Bancorp Employee Retirement Plan, a tax-qualified, non-contributory defined benefit pension plan (the “DB Plan”) covering substantially all employees hired before May 2, 2011.  The plan was frozen to new employees hired after that date.  The actuarially determined present values of the named executive officers’ retirement benefits as of the end of last year are reported in the section entitled “Executive Compensation Tables – Pension Benefits.”

The Company also maintains a tax-qualified defined contribution plan (the “Profit Sharing Plan” or “401(k) Plan”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Company matches employee contributions up to 100% of the first 3% of each participant’s salary. Each year, the Company may also make discretionary contributions to the Profit Sharing Plan.  Employees, including our actively employed named executive officers, are eligible to participate in the 401(k) feature of the Profit Sharing Plan on the first business day of the quarter following their initial date of service after attainment of age 21.  Employees, including our actively employed named executive officers, are eligible to participate in the discretionary contribution feature of the Profit Sharing Plan on either January 1 or July 1 of each year, whichever date occurs soonest after the employee has attained the age of 21 and completed 12 months of service consisting of at least 1,000 hours of service.

In addition to the DB Plan and the Profit Sharing Plan, the Company maintains an employee stock ownership plan (“ESOP”). The ESOP is a tax-qualified defined contribution plan in which our employees, including our actively employed named executive officers, are eligible to participate on either January 1 or July 1 of each year, whichever date occurs soonest after the employee has attained the age of 21 and completed 12 months of service consisting of at least 1,000 hours of service.  In general, pursuant to the terms of the ESOP, the Company contributes funds to the ESOP trust fund, the contributed funds are allocated among all the participants’ accounts according to their relative levels of compensation (subject to IRS limits) and contributed funds are used to purchase shares of our common stock presently authorized but unissued at a price determined by an independent appraiser and certified by the committee of trustees of the ESOP. Shares purchased from the Company by the ESOP trust are then held in each participant’s account, which is subject to vesting requirements.

Change in Control Agreements and Other Termination Arrangements

The Company has entered into change in control agreements with certain key employees, including the actively employed named executive officers.  The change in control agreements are designed to promote stability and continuity of senior leadership.  The Compensation Committee believes that the interests of shareholders will be best served if the interests of management are aligned with them.  The Compensation Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of shareholders.  The Company also provided certain benefits to Messrs. Duca and Rietheimer in connection with their early retirement. These arrangements are described in detail under “Executive Compensation Tables – Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deduction Limitation. Generally, Section 162(m) of the Internal Revenue Code prevents a publicly held company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. The Company was not subject to Section 162(m) of the Internal Revenue Code during 2016 and accordingly our executive compensation programs were not designed with the goal of qualifying as performance-based compensation under the regulation.  If the Company becomes subject to Section 162(m) of the Internal Revenue Code, then, to the extent practicable, the Company intends to preserve deductibility but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

Taxation of “Parachute” Payments.  Sections 280G and 4999 of the Internal Revenue Code provide that certain individuals who hold significant equity interests in the Company and certain executive officers and other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any of the named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code, and we have not agreed, and are not otherwise obligated, to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation.  The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees based on the grant date fair value of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

Executive Compensation Tables:

The following tables, narratives and footnotes provide compensation information for our named executive officers during 2016:

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (5)	Stock Awards (6)	Option Awards	Non-Equity Incentive Plan Compensation (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (8)	All Other Compensation (9)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Denis K. Sheahan, CEO	2016	$465,000	$2,500	$162,748	$—	$375,000	$7,686	$101,396	$1,114,330
Michael F. Carotenuto, CFO(1)	2016	$29,856	$299	$—	$—	$—	$—	$—	$30,155
Lynne M. Burrow, EVP, CIO	2016	$272,650	$2,500	$68,172	$—	$140,000	$177,256	$13,800	$674,378
Michael A. Duca, Former Head of WM(2)	2016	$363,363	$2,500	$90,850	$—	$220,000	$407,381	$153,576	$1,237,670
Martin B. Millane, Jr., EVP CLO(3)	2016	$264,753	$2,500	$62,560	$—	$135,435	$69,583	$48,210	$583,041
Albert R. Rietheimer, Former CFO(4)	2016	$268,550	$2,500	$67,160	$—	$120,000	$102,318	$41,232	$601,760

(1)	Michael F. Carotenuto joined the Company on November 14, 2016. Mr. Carotenuto’s annual salary is $225,000. Mr. Carotenuto was not eligible for an award under the 2016 Incentive Plan or the 2016 LTI.
(2)	Mr. Duca left the Company on February 28, 2017.
(3)

Amounts listed in columns (c) and (g) include amounts deferred at Mr. Millane’s election under the EDCP. The EDCP is described in detail above in our “Compensation Discussion and Analysis” and additional information is available below under “Nonqualified Deferred Compensation.”

(4)	Mr. Rietheimer left the Company on January 10, 2017.
(5)	Amount listed in column (d) reflects a discretionary cash bonus paid to the named executive officer in 2016.
(6)

Assumptions used in the calculation of these amounts are included in Note 14 – Stock Option and Director Stock Plans to our fiscal year 2016 consolidated financial statements, which are included in this Form 10. Amounts listed in column (e) are not an actual dollar amounts received by our named executive officers in 2016, but instead represent the aggregate grant date fair value of the PRSUs granted pursuant to the 2016 LTI calculated in accordance with ASC 718, assuming the probable outcome of the 50th percentile.  The maximum value of these awards assuming performance at the highest level for Messrs. Sheahan, Duca, Rietheimer, Millane and Ms. Burrow is $325,496, $181,700, $134,320, $125,120, and $136,344, respectively.

(7)

Amounts listed in column (g) represent the cash payments which were approved for performance under the 2016 Incentive Plan. The 2016 Incentive Plan is described in detail above in our “Compensation Discussion and Analysis.”

(8)

Amounts listed in column (h) represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the DB Plan and under the DB SERPs. The DB Plan and DB SERPs are described in detail above in our “Compensation Discussion and Analysis” and below under “Pension Benefits.”

(9)	The following table shows the components of column (i) for 2016:

	Dividends on Unvested Restricted Stock Awards(1)	Restricted Stock Award Acceleration(2)	401(k) Plan Company Contributions(3)	ESOP Company Contributions(4)	Company Contributions to DC SERP(5)	Personal Expense Reimbursements(6)	Total
Denis K. Sheahan	$13,111	$—	$7,950	$4,514	$—	$75,821	$101,396
Michael F. Carotenuto	$—	$—	$—	$—	$—	$—	$—
Lynne M. Burrow	$3,151	$—	$6,135	$4,514	$—	$—	$13,800
Michael A. Duca	$4,506	$136,606	$7,950	$4,514	$—	$—	$153,576
Martin B. Millane, Jr.	$2,700	$—	$5,879	$4,514	$35,117	$—	$48,210
Albert R. Rietheimer	$2,653	$28,023	$6,042	$4,514	$—	$—	$41,232

(1)	With respect to restricted stock awards, named executive officers are entitled to all dividends paid on such awards during the applicable restricted period.
(2)

Amounts reflect the fair value of the accelerated portion of each named executive officer’s restricted stock awards.  In 2016, the Company accelerated certain outstanding, unvested restricted stock awards held by Messrs. Duca and Rietheimer in connection with their departures in early 2017. For additional information, please see “Potential Payments Upon Termination or Change in Control” below.

(3)

Amounts reflect the Company’s matching contributions to the accounts of the named executive officers under the 401(k) Plan. Pursuant to the terms of the 401(k) Plan, the Company matches employee contributions up to 100% of the first 3% of each participant’s salary. The 401(k) Plan is described in detail above in our “Compensation Discussion and Analysis.”

(4)	Amounts reflect Company contributions to the accounts of the named executive officers. The ESOP is described in detail above in our “Compensation Discussion and Analysis.”
(5)	Mr. Millane’s DC SERP, is described in detail below under “Nonqualified Deferred Compensation.”
(6)

The Company reimburses Mr. Sheahan in an amount of up to $85,000 per year for expenses incurred in connection with maintaining housing near our Harvard Square office, as a car allowance or for country club dues, plus the income taxes resulting from such reimbursements.  In 2016, the Company reimbursed Mr. Sheahan for housing and car expenses in the amount of $44,181 and for the income taxes resulting from such reimbursements in the amount of $31,640.  The Company did not reimburse Mr. Sheahan for any country club dues in 2016.

2016 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payout Under Equity Incentives Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Equity Based Awards (3)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/SH)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Denis K. Sheahan	2/22/2016	$139,500	$279,000	$418,500
	2/9/2016				885	3,538	7,076	—	—	—	$162,748
Michael F. Carotenuto	—	$—	$—	$—	—	—	—	—	—	—	$—
Lynne M. Burrow	2/22/2016	$54,530	$109,060	$163,590
	2/9/2016				371	1,482	2,964	—	—	—	$68,172
Michael A. Duca	2/22/2016	$90,841	$181,682	$272,522
	2/9/2016				494	1,975	3,950	—	—	—	$90,850
Martin B. Millane, Jr.	2/22/2016	$48,155	$96,310	$144,464
	2/9/2016				340	1,360	2,720	—	—	—	$62,560
Albert R. Rietheimer	2/22/2016	$46,996	$93,993	$140,989
	2/9/2016				365	1,460	2,920	—	—	—	$67,160

(1)

Reflects the potential incentive award payout that each named executive officer would receive based on achievement at threshold, target, and maximum performance levels for the incentive awards granted under the 2016 Incentive Plan.  Payouts under the 2016 Incentive Plan are based upon achievement of both Bank and individual goals.  Threshold payout assumes Bank performance at 80% of target levels (resulting in a 50% payout on the Bank performance component) and individual performance at 50%.  Target payout assumes Bank performance at 100% of target levels (resulting in a 100% payout on the Bank performance component) and individual performance at 100%.  Maximum payout assumes Bank performance at 120% of target levels (resulting in a 150% payout on the Bank performance component) and individual performance at 150%.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the awards were approved by the Board for the 2016 awards. The 2016 Incentive Plan is described in detail above in our “Compensation Discussion and Analysis.”

(2)

Reflects the number of shares of our common stock that each named executive officer would receive based on achievement at threshold, target, and maximum performance levels for the PRSUs granted under the 2016 LTI.  Vesting of the PRSUs based upon the Bank’s average three-year performance relative to the Commercial Bank Peer Group for average ROA and diluted EPS growth.  Threshold vesting assumes Bank performance at the 25th percentile of the Commercial Bank Peer Group performance (resulting in a 25% of the target number of shares vesting).  Target vesting assumes Bank performance at the 50th percentile of the Commercial Bank Peer Group performance (resulting in a 100% of the target number of shares vesting).  Maximum vesting assumes Bank performance at the 90th percentile of the Commercial Bank Peer Group performance (resulting in a 200% of the target number of shares vesting).  The PRSUs are described in detail above in our “Compensation Discussion and Analysis.”

(3)

Amounts are not an actual dollar amount received by our named executive officers in 2016, but instead represent the aggregate grant date fair value of PRSUs calculated in accordance with ASC 718, assuming the probable outcome of the 50th percentile.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table set forth below contains individual equity awards that were outstanding as of December 31, 2016, for the named executive officers, with market values determined by multiplying the number of shares of stock or units, as applicable, by $62.29, the last reported sales price of the Company’s common stock on the OTC on December 30, 2016, the last trading day of the year:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price ($/SH) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)		Market Value of Shares or Units of Stock That Have Not Vested (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (i)		Equity Incentive Plan Awards: Market or Payout Value or Unearned Shares, Units or Other Rights That Have Not Vested (j)
Denis K. Sheahan	—	—	—	—	—	6,334	(1)	$394,545	—		—
									7,076	(5)	$440,764
Michael F. Carotenuto	—	—	—	—	—	—		—	—		—
Lynne M. Burrow	5,300	—	—	$29.21	1/16/2018	192	(2)	$11,960	—		—
						591	(3)	$36,813	—		—
						744	(4)	$46,344	—		—
									2,964	(5)	$184,628
									465	(6)	$28,965
									493	(7)	$30,709
Michael A. Duca	7,000	—	—	$32.87	2/19/2017	—		—	—		—
	7,600	—	—	$29.21	1/16/2018	—		—	—		—
									3,950	(5)	$246,046
									707	(6)	$44,039
									700	(7)	$43,603
Martin B. Millane, Jr.	1,450	—	—	$32.87	2/19/2017	—		—	—		—
	3,000	—	—	$29.21	1/16/2018	—		—	—		—
						112	(2)	$6,976	—		—
						473	(3)	$29,463	—		—
						744	(4)	$46,344	—		—
									2,720	(5)	$169,429
									465	(6)	$28,965
									394	(7)	$24,542
Albert R. Rietheimer	1,750	—	—	$32.87	2/19/2017	—		—	—		—
	977	—	—	$29.21	1/16/2018	—		—	—		—
						300	(3)	$18,687	—		—
						537	(4)	$33,450	—		—
									2,920	(5)	$181,887
									448	(6)	$27,906
									375	(7)	$23,359

(1)	This restricted stock award was originally granted on April 1, 2015. These remaining unvested shares will vest evenly on each of April 1, 2017 and 2018.
(2)	This restricted stock award was originally granted on April 18, 2012. These remaining unvested shares will vest on April 28, 2017.
(3)	This restricted stock award was originally granted on April 28, 2014. These remaining unvested shares will vest evenly on each of April 28, 2017, 2018, and 2019.
(4)	This restricted stock award was originally granted on April 27, 2015. These remaining unvested shares will vest evenly on each of April 27, 2017, 2018, 2019, and 2020.
(5)

This PRSU award will vest based upon the Bank’s average three-year performance relative to the Commercial Bank Peer Group for ROA and diluted EPS growth for the period ending December 31, 2018.  Any shares earned will vest upon Compensation

Committee certification of performance achievement following completion of the performance period.  Amounts reflect vesting at maximum (that is, 200% of the target number of shares subject to the PRSU award), but the Company estimates relative performance at the respective percentile rankings of 71.0 and 50.0, which would result in a 126.3% of the target number of shares vesting.

(6)

This PRSU award will vest based upon the Bank’s average three-year performance relative to the Commercial Bank Peer Group for ROA and diluted EPS growth for the period ending December 31, 2017.  The Bank’s threshold performance for both measures must be at least at the 51st percentile for this award to vest.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  Amounts reflect vesting at threshold (that is, 50% of the target number of shares subject to the PRSU award), but the Company estimates relative performance at the respective percentile rankings of 69.0 and 49.6, which would result in no award.

(7)

This PRSU award will vest based upon the Bank’s average three-year performance relative to the Commercial Bank Peer Group for ROA and diluted EPS growth for the period ending December 31, 2016.  The Bank’s threshold performance for both measures must be at least at the 51st percentile for this award to vest.  Any shares earned will vest upon Compensation Committee certification of performance achievement following completion of the performance period.  Amounts reflect vesting at threshold (that is, 50% of the target number of shares subject to the PRSU award), but the Company estimates relative performance at the respective percentile rankings of 67.3 and 46.1, which would result in no award.

2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the aggregate number of options exercised and stock awards vesting during the last fiscal year and the value realized:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (b)	Value Realized Upon Exercise (c)	Number of Shares Acquired on Vesting (b)	Value Realized on Vesting (e)
Denis K. Sheahan	—	$—	3,167	$146,885
Michael F. Carotenuto	—	$—	—	$—
Lynne M. Burrow	2,500	$50,075	741	$34,845
Michael A. Duca	5,000	$94,700	3,202	$183,759
Martin B. Millane, Jr.	—	$—	553	$26,021
Albert R. Rietheimer	3,340	$66,708	1,048	$55,777

Pension Benefits

The defined benefit supplemental executive retirement plan (“DB SERP”) for Mr. Sheahan provides for an annual benefit generally payable in equal monthly installments commencing on the first day of the month following Mr. Sheahan’s termination of employment on or after attaining age 65 and continuing for the greater of Mr. Sheahan’s lifetime or 20 years, subject Mr. Sheahan’s execution and delivery of an effective release of claims and compliance with the non-competition covenants in his DB SERP.  Mr. Sheahan’s annual benefit is an amount equal to his final average compensation (generally, an amount equal to the highest three consecutive years of his annual base salary and cash bonus) multiplied by two percent for every year from the date that he was hired to the date of his termination of employment (not to exceed 60%), less certain amounts payable under the U.S. Social Security Act. In general, should Mr. Sheahan voluntarily terminate employment prior to age 65, the benefit is prorated based on his years of service through his termination date.

The DB SERPs for Ms. Burrow, Mr. Duca and Mr. Rietheimer are generally the same as Mr. Sheahan’s DB SERP, except the annual benefit continues for the greater of the executive’s lifetime or 15 years and does not require a release of claims in order for the executive to receive distributions.

The Company also maintains the DB Plan covering substantially all employees hired before May 2, 2011.  The plan was frozen to new entrants following that date.  In general, participants in the DB Plan who retire upon attaining the plan’s normal retirement age of 65 are entitled to a monthly payment equal to one-twelfth of the product of (a) the sum of (i) 0.90% of the participant’s “final average compensation” (generally the participant’s average annual compensation during the five consecutive plan years in the last ten plan years of his or her employment with the Company affording the participant the highest average annual compensation), plus (ii) 0.55% of the participant’s average final compensation in excess of the average Social Security wage base for the 35-year period ending in the year in which the participant attains his or her Social Security retirement age multiplied by (b) the participant’s number of years of credited service (not in excess of 35 years). Participants who have reached age 55 and completed five years of credited service are generally eligible to retire and elect to receive an early retirement benefit equal to the actuarial equivalent of the monthly benefit described above. The following table provides details of the present value of the accumulated benefit and years of credited service for the named executive officers under the DB Plan and each DB SERP as of December 31, 2016. The accumulated benefit shown in the table has been calculated assuming each executive terminated employment as of December 31, 2016. The present value of the accumulated benefit was then calculated assuming the executive will start receiving his or her pension at age 65. The assumptions used for the DB Plan and DB SERPs are discussed in Note 13 – Pension and Retirement Plans to our fiscal year 2016 consolidated financial statements, which are included in this Form 10.

For additional information about the Company’s pension benefits, please refer our “Compensation Discussion and Analysis.”

2016 PENSION BENEFITS

Name (a)	Plan (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefit (d)	Payments During Last Fiscal Year (e)
Denis K. Sheahan (1)	DB Plan	0	$—	$—
	DB SERP	2	$7,686	$—
Michael F. Carotenuto (1)(2)	DB Plan	0	$—	$—
	DB SERP	0	$—	$—
Lynne M. Burrow	DB Plan	19	$878,618	$—
	DB SERP	18	$518,489	$—
Michael A. Duca	DB Plan	10	$445,673	$—
	DB SERP	10	$642,381	$—
Martin B. Millane, Jr. (2)	DB Plan	13	$481,584	$—
	DB SERP	0	$—	$—
Albert R. Rietheimer	DB Plan	11	$407,494	$—
	DB SERP	11	$252,179	$—

(1)	Messrs. Sheahan and Carotenuto are not eligible for participation in the DB Plan as this plan was frozen to new entrants on May 2, 2011, and each individual joined the Company after that date.
(2)	Messrs. Carotenuto and Millane do not participate in a DB SERP.

Nonqualified Deferred Compensation

Each plan year, under the terms of Mr. Millane’s defined contribution supplemental executive retirement plan (“DC SERP”), the Company must contribute an amount equal to 10% of Mr. Millane’s base salary and bonus to his EDCP account. Accordingly, Mr. Millane’s DC SERP is administered under the EDCP. Like other participants in the EDCP, Mr. Millane has the right to direct the investment of his account balance (including amounts contributed pursuant to his DC SERP) by choosing from among the available investment alternatives, and his account is credited with earnings or losses arising from investment performance.  Mr. Millane’s account balance will be paid out, subject to the terms of the EDCP, upon a separation from service, or upon death or disability, in a lump sum cash payment, unless he has elected to receive annual installment payments. Mr. Millane may also elect to receive an in-service distribution and distribution in the event of an unforeseeable emergency. For additional information about the Company’s nonqualified deferred compensation plans, please refer our “Compensation Discussion and Analysis.”

The following table provides details regarding the Company’s named executive officers’ participation in the Company’s various nonqualified deferred compensation plans as of December 31, 2016:

2016 Nonqualified Deferred Compensation

		Executive Contributions in Last FY	Company Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/	Aggregate Balance at Last FY
	Plan	(c)	(d)	(e)	Distributions	(g)
Name (a)	(b)	(1)	(1)	(2)	(f)	(2)
Denis K. Sheahan	EDCP	—	—	—	—	—
Michael F. Carotenuto	EDCP	—	—	—	—	—
Lynne M. Burrow	EDCP	—	—	—	—	—
Michael A. Duca	EDCP	—	—	—	—	—
Martin B. Millane, Jr.	DC SERP	—	$35,117	$677	—	$35,794
	EDCP	$37,536	—	$1,869	—	$39,405
Albert R. Rietheimer	EDCP	—	—	—	—	—

(1)	Amounts reported in columns (c) and (d) have been reported as compensation in the Summary Compensation Table.
(2)	Amounts reported in column (e) and (g) have not been reported as compensation in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following table shows the estimated benefits payable to our named executive officers in the event of the named executive officer’s termination of employment under various scenarios or upon a change in control of the Company. The amounts shown assume a termination of employment or change in control on December 31, 2016. The amounts shown do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees and do not account for potential reductions pursuant to the “best net” provisions described below under “Change in Control Agreements.”  The actual amounts to be paid can only be determined at the time of the named executive officer’s separation from the Company or upon the occurrence of a change in control.

Potential Payments Upon Termination or Change in Control (1)
Name and Benefit	Involuntary Termination (2)	Change in Control	Involuntary Termination and Change in Control	Disability	Death	Cause
Denis K. Sheahan
Severance Payment	—	—	$2,216,250	—	—	—
Welfare Benefit Continuation (3)	—	—	—	—	—	—
DB SERP Enhancement (4)	—	—	$816,998	$7,915	$621,950	—
Equity Award Vesting (5)	$73,461	$835,309	$835,309	$614,927	$614,927	—
Total Amount	$73,461	$835,309	$3,868,557	$622,842	$1,236,877	—
Michael F. Carotenuto
Severance Payment	—	—	$225,000	—	—	—
Welfare Benefit Continuation (3)	—	—	—	—	—	—
Equity Award Vesting	—	—	—	—	—	—
Total Amount	—	—	$225,000	—	—	—
Lynne M. Burrow
Severance Payment	—	—	$395,883	—	—	—
Additional Severance Payment (6)	—	—	$54,193	—	—	—
Equity Award Vesting (5)	$130,705	$458,579	$458,579	$306,654	$306,654	—
DB SERP Enhancement (4)	—	—	$58,711	$7,817	—	—
Total Amount	$130,705	$458,579	$967,366	$314,471	$306,654	—
Martin B. Millane, Jr.
Severance Payment (6)	—	—	$353,118	—	—	—
Welfare Benefit Continuation (3)	—	—	—	—	—	—
Equity Award Vesting (5)	$115,901	$412,640	$412,640	$274,450	$274,450	—
Prorated DC SERP (7)	$35,117	$35,117	$35,117	$35,117	$35,117	—
Total Amount	$151,018	$447,757	$800,875	$309,567	$309,567	—

(1)

Mr. Rietheimer left the Company on January 10, 2017, and Mr. Duca left the Company on February 28, 2017.  As a result, they are not included in this table. Instead, the actual payments and/or benefits that Messrs. Rietheimer and Duca received from the Company in connection with their terminations of employment are summarized and quantified in the narrative section below.

(2)

For purposes of this table, an “involuntary termination” means a termination of the named executive officer by the Company without cause (as defined in the applicable agreement) or, to the extent applicable, a resignation by the named executive officer for good reason (as defined in the applicable agreement).  The material terms of each of the applicable agreements are summarized in the narrative section below.

(3)

Amount reflects that, under the terms of the change in control agreements, each named executive officer will bear the full cost of any welfare benefit continuation. The material terms and conditions of the named executive officer’s change in control agreements are summarized in the narrative section below.

(4)

Amount equals the actuarial present value of the annual benefit enhancement under the terms of DB SERPs for Mr. Sheahan and Ms. Burrow beyond the amount payable in connection with a separation from service after he or she attains normal retirement age. The actuarial present value of each amount is calculated using a discount rate of 4.25%, which is the consistent discount rate used by the Company to calculate its unfunded retirement liability and in accordance with the requirements of ASC 715.  For the actuarial present value of amounts payable under the DB SERPs upon a separation from service after attaining normal retirement age, see the “Pension Benefits” table above.  The material terms and conditions of DB SERPs for Mr. Sheahan’s and Ms. Burrow are summarized in the narrative section below.

(5)

For the “Involuntary Termination” column, amount equals the market value of a prorated portion of the named executive officer’s outstanding, unvested PRSU awards, based on the number of completed months during the applicable performance period and assuming target level of performance. For the “Change in Control” and “Involuntary Termination and Change in Control” columns, amounts equal the market value of the named executive officers outstanding, unvested equity awards, assuming the Compensation Committee exercised its discretion to vest all PRSU awards at the maximum number of units provided in the applicable award agreement. For the “Disability” and “Death” columns, amounts equal the market value of the named executive officer outstanding, unvested equity awards, with all PRSU awards vesting at target level of performance pursuant to the their terms. Market values were determined by multiplying the applicable number of shares of stock or units by $62.29, the last reported sales price of the Company’s common stock on the OTC on December 30, 2016, the last trading day of the year. The material terms and conditions the named executive officers’ equity awards are summarized in the narrative section below.

(6)

Amount equals the actuarial present value of the additional severance amount payable under Ms. Burrow’s change in control agreement (summarized in the narrative section below). For purposes of calculating present value, the Company used an assumed interest rate of 4.25%, which is consistent discount rate used by the Company to calculate its unfunded retirement liability and  in accordance with the requirements of ASC 715.

(7)

Due to the assumed date of termination of December 31, 2016, Mr. Millane would be entitled to the full amount of his annual DC SERP contribution for 2016.  This amount is also reported in the “Summary Compensation Table” and “Nonqualified Deferred Compensation” table above.

Equity Awards.  Our named executive officers hold two types of unvested equity awards—restricted stock awards and PRSUs.  In the event the named executive officers experience a termination of employment or there is a change in control of the Company, the unvested equity awards would be vested or forfeited, as described below.

Upon a termination of employment for any reason other than death or “disability” (as defined in the applicable award agreement), all unvested restricted stock awards then-held by our named executive officers would be forfeited automatically. For PRSUs, upon a termination of employment for any reason other than death, disability or “cause” (each, as defined in the applicable award agreement), the target number of units would be prorated based the number of completed months in the applicable performance period and the named executive officers would remain eligible to earn this prorated award based on the Company’s actual performance through the end of the applicable performance period. Upon a termination of employment due to death or disability, our named executive officers would be entitled to (a) full vesting of their unvested restricted stock awards and (b) vesting at target level for their unvested PRSUs.

Upon a change in control, (a) all unvested restricted stock awards held by our named executive officers would fully vest and (b) PRSUs would be deemed vested with respect to such number of units (not greater than the maximum number provided for in the applicable award agreement) as is determined by the Compensation Committee in its discretion to be equitable under the circumstances. For the PRSUs granted in 2016, the maximum number units that may vest equals 200% of the target number of units provided for in the applicable award agreement.  For PRSUs granted prior to 2016, the maximum number of units that may vest equals 150% of the target number of units provided for in the applicable award agreement.

Change in Control Agreements.  The Company has entered into change in control agreements with Messrs. Sheahan, Carotenuto, Millane, and Ms. Burrow.  Except as otherwise noted below, the change in control agreements contain substantially the same terms and conditions.  In the event of a change in control (as defined below) and a qualifying termination of employment (as described below), each of these named executive officers would be eligible for:  (1) a severance payment equal to a multiple of his or her average compensation over a period of years (generally the highest three consecutive years of annual base salary and bonus or, for Ms. Burrow, the average of the total annual compensation paid for income tax purposes for the five years preceding the change in control), as determined at the time of termination and (2) other than for Ms. Burrow, welfare benefit continuation (at the named executive officer’s cost) for a specified period following the named executive officer’s termination date (or, if shorter, until comparable benefits are received from another source), in each case as set forth in the applicable agreement.  The severance multiples and welfare benefit continuation period for each named executive officer are set forth in the following table:

	Severance Multiple	Welfare Benefit Continuation Period
Sheahan	3x	36 Months
Carotenuto, Millane and Burrow (1)	1x	12 Months
(1)	Ms. Burrow’s change in control agreement does not provide for a welfare benefit continuation period.

Payments under the change in control agreements would be triggered in the event of a change in control of the Company or the Bank where, within 12 months (or, for Ms. Burrow, 24 months) after the change in control (1) the Company or the Bank terminates the named executive officer for reasons other than for “cause” or “disability” (each, as defined in the change in control agreements) or (2) the named executive officer resigns for “good reason” (as defined in the change in control agreements but generally including a material reduction in the nature or scope of the named executive officer’s responsibilities, authorities or duties, a material reduction in the named executive officer’s base salary or a relocation of the named executive officer’s principal place of business of more than 40 miles from the current principal executive office).  Benefits may also be payable in the circumstances described above in the event of a potential change in control, in which case the named executive officer must agree not to voluntarily terminate until the earlier of:  12 months from the occurrence of the potential change in control, disability or retirement (each as defined in the Change in Control Agreement); the change in control; or a determination by the Board that a potential change in control no longer exists.

In addition to the severance payment described above, Ms. Burrow is entitled to a lump sum cash payment by the Company in an amount equal to the actuarial equivalent of the excess of (i) the retirement benefit to which she would have been entitled under the terms of the DB Plan and Profit Sharing Plan (without regard to any offsets for severance or certain adverse amendments made in connection with a change in control), determined as if she (a) were fully vested thereunder, (b) accumulated one additional year of service at her highest rate of earnings during the 12 months immediately preceding her termination date and (c) had been credited with a contribution to the Profit Sharing Plan at the highest annual rate of contribution by the Company during the three years preceding the year of her termination of employment over (ii) the retirement benefit to which she is entitled pursuant to the provisions of the DB Plan and Profit Sharing Plan. The Company is also required to pay all legal fees and expenses incurred by Ms. Burrow as a result of her termination of employment, including all fees and expenses incurred in contesting or disputing such termination or to enforce the terms of her change in control agreement.

In the event any payments or benefits provided under the change in control agreements, together with any other payments or benefits, would constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide for a “best net” approach that reduces the payments and benefits otherwise provided to the applicable named executive officer in connection with a change in control so that no portion of such payments or benefits would be subject to the excise tax if such reduction would result in the applicable named executive officer receiving a greater amount of payments and benefits on an after-tax basis.

A “change in control” (as defined in the change in control agreements) includes a change that would be required to be reported by the Company or the Bank under the Exchange Act and an acquisition of control as defined in the Bank Holding Company Act of 1956, as amended, or the Bank Control Act of 1978, as amended.  A “potential change in control” (as defined in the change in control agreements) would exist if the Company and/or the Bank enter into an agreement to consummate a transaction involving a change in control, any person (including the Company) publicly announces an intention to take or consider taking actions that would constitute a change in control, any person acquires a 20% or more of the voting power of the Company or the Board of the Company or the Bank adopt a resolution to the effect that a potential change in control has occurred.

The change in control agreements include a 12-month noncompetition covenant and, in certain circumstances, provide an opportunity for the Company and the Bank to remedy a good-reason-triggering event.  The change in control agreements also provide for a six-month delay in payments to a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, if required.

Mr. Sheahan’s DB SERP.  Under the terms of Mr. Sheahan’s DB SERP, if Mr. Sheahan (a) becomes entitled to benefits under his change in control agreement or (b) experiences a termination of employment due to his death, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that he will be deemed to have been employed for an additional three plan years (up to a maximum of 30 plan years) and the installment payments from the Company will begin the month following his termination of employment, regardless of his age, and continue for his lifetime (or, in the case of his death, for 20 years).  In addition, if Mr. Sheahan becomes entitled to benefits under his change in control agreement, the non-competition covenant of his DB SERP will terminate. If Mr. Sheahan experiences termination of employment due to his “disability” (as defined in his DB SERP) prior to his attainment of normal retirement age, the annual benefit under his DB SERP will be calculated and paid as described above under “Pension Benefits,” except that the installment payments from the Company will begin the month following his termination of employment due to disability.

Ms. Burrow’s DB SERP.  Under the terms of Ms. Burrow’s DB SERP, if Ms. Burrow becomes entitled to benefits under her change in control agreement, she will be entitled to an annual benefit equal to $39,318, regardless of her years of service or final average compensation at the time of such termination of employment, and the installment payments from the Company will begin the month following her attainment of normal retirement age and continue for the greater of her lifetime or 15 years. If Ms. Burrow experiences a “disability” (as defined in her DB SERP) prior to her attainment of normal retirement age, the annual benefit under her DB SERP will be calculated and paid as described above under “Pension Benefits,” except that the (a) the amount of the annual benefit will equal the amount Ms. Burrow would have been entitled to as of the end of the plan year preceding the year of her disability and (b) the installment payments from the Company will begin the month following the determination of her disability.

Mr. Millane’s DC SERP.  With respect to the year of Mr. Millane’s termination of employment for any reason other than “cause” (as defined in his DC SERP), Mr. Millane is entitled to receive a prorated portion of the annual benefit under his DC SERP based on the number of completed months during the applicable plan year prior to his termination date, subject to his execution and delivery of an effective release of claims in favor of the Company and his continued compliance with the non-competition covenants of his DC SERP.

Partial Acceleration of Mr. Rietheimer’s Restricted Stock Awards.  Prior to his early retirement on January 10, 2017, the Company provided partial acceleration of Mr. Rietheimer’s outstanding, unvested restricted stock awards ($28,023 aggregate fair value as of the date of acceleration) that would have vested in early 2017.  Other than accelerated vesting of a portion of his restricted stock awards, Mr. Rietheimer did not receive any additional payments or enhanced benefits in connection with his early retirement.

Early Retirement Arrangements with Mr. Duca.  In connection with his early retirement on February 28, 2017, the Company provided the following payments and benefits to Mr. Duca: (a) a lump sum cash payment in the amount of $196,948, for amounts estimated to be received through his assumed retirement date of November 1st 2017 (he will achieve age 65 in late October 2017) that is payable in the first payroll processed following the six-month anniversary of his early retirement; (b) acceleration of his outstanding, unvested restricted stock awards ($136,606 aggregate fair value as of the date of acceleration); (c) 100% of the cost of continued health and dental coverage for Mr. Duca and his spouse until he and his spouse become Medicare eligible (estimated value of $16,400 based on their current elections and ages); and (d) retirement benefits under his DB SERP that will commence as of November 1, 2017, as if he had retired upon attaining age 65 (estimated monthly value of $3,762 for Mr. Duca’s life, with 15 years guaranteed). As a condition to the early retirement payment and benefits provided to Mr. Duca, he agreed to provide a release of claims against the Company and remains subject to the non-competition provisions set forth in his DB SERP.

Director Compensation

Non-employee Directors of the Company and Cambridge Trust receive both cash and equity compensation as described below.  Board compensation is reviewed by comparison to peer institutions using publicly available information.  Director compensation is designed to attract and retain persons who are well qualified to serve as directors of the Company and Cambridge Trust.

Non-employee Directors of the Company and Cambridge Trust receive cash compensation in the form of fees for attending Board and Committee meetings.  Directors receive additional compensation for service as Chair of a Committee.

Annual fees for the non-employee directors serving as Lead Director and Committee Chairs of the Company and of Cambridge Trust during 2016 were paid in cash and were as follows:

Position	Annual Fee
Lead Director	$10,000
Chairman Audit Committee	$8,500
Chairman Compensation Committee	$7,500
Chairman Governance Committee	$7,500

Board meeting fees during 2016 were $800 per meeting.  Committee meeting fees during 2016 were $600 per meeting, with the exception of Audit Committee meeting fees, which were $700 per meeting. Committees for which directors receive meeting fees other than the Audit, Governance and Compensation are the Trust Committee, Pension Committee, CRA Committee, Executive Committee and ALCO Committee.

In December of 2016, based upon an analysis of data relating to the Company’s peer group identified under the heading “Use of Peer Groups and Survey Information” in the Compensation Discussion and Analysis (referred to as the Company’s “peer group”), the Board voted to increase the Board meeting fees to $900 per meeting effective with the first Board meeting in 2017.  Committee meeting fees are unchanged.  Annual fees for non-employee directors serving as Lead Director and/or Committee Chairs of the Company are not changed from the 2016 amounts.

Directors are also paid an annual retainer in the amount of $20,000 as a fully vested Common Stock award to align their interests with those of the Shareholders.   In 2016, such awards were for approximately 429 shares of Common Stock, determined under a market-based formula.  In December of 2016, consistent with the aforementioned peer group study, the Board voted to add a $5,000 annual cash retainer beginning in 2017.

No annual retainer or meeting fees are paid to any Director who is an employee of the Company or Cambridge Trust.

The following table summarizes the compensation paid to our directors for the year ended December 31, 2016, other than Denis K. Sheahan, whose compensation is fully reflected in the Summary Compensation Table above:

2016 DIRECTOR COMPENSATION
Name (a)	Fees Earned or Paid In Cash (b)(2)	Stock Awards (c)(3)	Option Awards (d)	Non-Equity Incentive Plan Compensation (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (g)(4)	Total (h)
Donald T. Briggs	$11,559	$20,000	—	—	—	$592	$32,151
Jeanette G. Clough	$10,809	$20,000	—	—	—	$592	$31,401
Sarah G. Green	$26,109	$20,000	—	—	—	$592	$46,701
Edward F. Jankowski	$11,209	$20,000	—	—	—	$592	$31,801
Hambleton Lord	$29,509	$20,000	—	—	—	$592	$50,101
Leon A. Palandjian	$31,109	$20,000	—	—	—	$592	$51,701
Robert S. Peterkin(1)	$18,109	$20,000	—	—	—	$592	$38,701
Cathleen A. Schmidt	$9,809	$20,000	—	—	—	$592	$30,401
R. Gregg Stone	$20,809	$20,000	—	—	—	$592	$41,401
Anne M. Thomas	$12,309	$20,000	—	—	—	$592	$32,901
David C. Warner	$20,009	$20,000	—	—	—	$592	$40,601
Linda Whitlock	$27,409	$20,000	—	—	—	$592	$48,001
Susan R. Windham-Bannister	$7,259	$20,000	—	—	—	$592	$27,851

(1)	Mr. Peterkin retired from the Board effective April 24, 2017.
(2)	This column reflects the total fees earned or paid in cash for directors.
(3)	The amount in this column represents the Director’s annual retainer paid in the form of a fully vested Common Stock.
(4)	This amount represents the dividends paid on the fully vested Common Stock.

Compensation Committee Interlocks and Insider Participation

In 2016, the Compensation Committee was comprised entirely of six independent directors, Messrs. Lord (Chair), Palandjian, Peterkin, Stone and Warner and Ms. Whitlock. No member of the Compensation Committee is a current, or during 2016 was a former, executive officer or employee of the Company or any of its subsidiaries. During 2016, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2016, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and officers of the Company and Bank and members of their immediate family are at present, as in the past, customers of the Bank and have transactions with the Bank in the ordinary course of business. In addition, certain of the directors are at present, as in the past, also directors, officers or shareholders of corporations or members of partnerships that are customers of the Bank and have transactions with the Bank in the ordinary course of business. Such transactions with directors and officers of the Company and the Bank and their families and with such corporations and partnerships were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other features unfavorable to the Bank. The directors annually approve amounts to be paid to related parties for services rendered. The Company reviews related party transactions periodically.  During 2016, one of the Company’s directors, Mr. Warner, purchased research subscription services from the Company’s Wealth Management division for an aggregate value of approximately $150,000.  Such purchase was approved by the Board pursuant to the policies and procedures described herein.

NASDAQ rules, and our governance principles, require that at least a majority of our Board be composed of “independent” directors. All of our directors other than Denis K. Sheahan are “independent” within the meaning of both the NASDAQ rules and our own corporate governance principles.

Pursuant to regulatory requirements and other applicable law, the Boards of the Company and/or Cambridge Trust must approve certain extensions of credit, contracts, and other transactions between the Company and/or Cambridge Trust and any Director or executive officer or their immediate family members and affiliates.  The Company requires that any transaction between the Company and/or Cambridge Trust and any Director or executive officer, or any of their immediate family members or affiliates, must be made on terms comparable to those that would apply to a similar transaction with an unrelated, similarly situated third-party and must be approved in advance.  The Governance Committee, as noted in its charter, is responsible for oversight and implementation of the procedures for review of related party transactions, which are most commonly applied to extensions of credit by Cambridge Trust.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board consults with our legal counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its directors, satisfy general independence requirements under the NASDAQ Listing Rules, other than Mr. Sheahan. In making this determination, the Board found that none of the directors, other than Mr. Sheahan, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Mr. Sheahan, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Sheahan, our President and Chief Executive Officer, is not an independent director by virtue of his current employment with us. The Board also determined that each member of the Audit, Corporate Governance and Compensation Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

ITEM 8. LEGAL PROCEEDINGS

The Company and its subsidiaries are parties to various claims and lawsuits arising in the course of their normal business activities. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, even if it resolved adversely to the Company, will have a material adverse effect on the Company’s consolidated financial position.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information; Holders of Record

Our common stock has been quoted on the OTC Markets Group under the symbol “CATC” and upon effectiveness of this Registration Statement, our common stock will be traded on NASDAQ. The range of high and low bid information for each fiscal quarter during the two most recent fiscal years are set forth below:

	High	Low
Year ended December 31, 2017
First Quarter	$67.00	$61.50
Second Quarter	$70.00	$64.90
Year ended December 31, 2016
First Quarter	$47.65	$45.30
Second Quarter	$49.90	$46.15
Third Quarter	$50.45	$46.45
Fourth Quarter	$62.90	$50.05
Year ended December 31, 2015
First Quarter	$46.50	$44.10
Second Quarter	$48.00	$43.00
Third Quarter	$50.00	$45.25
Fourth Quarter	$52.40	$45.80

As of July 31, 2017, the Company’s common stock was quoted at $65.45, there were 4,080,910 shares of common stock issued and outstanding, 313 shareholders of record and 6,177 shares subject to outstanding options or warrants to purchase, or securities convertible into, the Company’s common stock. No shares of the Company’s common stock can be sold pursuant to Rule 144 under the Securities Act and the Company has not agreed to register any such shares under the Securities Act for sale by security holders.

Dividends

The Company has historically paid dividends.  The continued payment of dividends depends upon our debt and equity structure, earnings, financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. The Company cannot guarantee the payment of dividends or that, if paid, that dividends will not be reduced or eliminated in the future.

The only funds available for the payment of dividends on our capital stock will be cash and cash equivalents held by us, dividends paid to us by the Bank, and borrowings. The Bank will be prohibited from paying cash dividends to us to the extent that any such payment would reduce the Bank’s capital below required capital levels or would impair the liquidation account to be established for the benefit of the Bank’s eligible account holders and supplemental eligible account holders at the time of the reorganization and stock offering.

Securities Authorized for Issuance under Equity Compensation Plans

Since 1993 the Company has maintained the Cambridge Bancorp Amended 1993 Stock Option Plan and the 1993 Director Stock Plan under which options to acquire our common stock or bonus stock are granted to employees, directors and officers, or other individuals who contributed to our success that were not employees. On April 24, 2017, shareholders of the Company approved the Cambridge Bancorp 2017 Equity and Cash Incentive Plan. The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	45,612	$30.23	296,943
Equity compensation plans not approved by shareholders	—	—	—
Total	45,612	$30.23	296,943

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The Company issues from time to time, (i) shares of common stock under the Company’s employee stock ownership plan (“ESOP”) to our officers and employees, (ii) restricted stock units (RSU)(1) that are settled in shares of common stock under our 1993 Stock Option Plan and 2017 Equity and Cash Incentive Plan to our officers and employees, (iii) restricted stock awards (RSA) in the form of fully vested shares under our 1993 Stock Option Plan and 2017 Equity and Cash Incentive Plan to our officers and employees and (iv) shares of our common stock to our directors as part of their annual retainer.  The following table shows the securities issued by the Company in the foregoing four categories for the years 2014, 2015, 2016 and 2017:

	2014	2015	2016	2017 through July 30, 2017 (1)

Common Stock under the ESOP	10,480	9,942	10,308	8,795
RSUs under the 1993 Plan and 2017 Equity and Cash Incentive Plan(2)	9,118	6,976	14,305	8,182
RSAs under the 1993 Plan and 2017 Equity and Cash Incentive Plan(2)	19,368	26,376	16,346	15,182
Common Stock under the Director Stock Plan and 2017 Equity and Cash Incentive Plan(2)	4,392	5,837	5,577	3,672

(1)	RSUs do not vest until the three year performance period is complete. Holders of RSUs do not have any voting rights until such RSUs are fully vested.
(2)	Issuances made in 2014, 2015 and 2016 were only made pursuant to the 1993 Plan. Issuances made in 2017 were only made pursuant to the 2017 Equity and Cash Incentive Plan.

Shares granted under the ESOP were acquired by the ESOP for cash from the Company pursuant to transactions consummated on April 16, 2014 (10,480 shares), on April 17, 2015 (9,942 shares), May 2, 2016 (10,308 shares) and March 27, 2017 (8,795 shares).  All transactions disclosed in this Item 10 were exempt from registration in reliance on Rule 701.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED

The Company is incorporated in the Commonwealth of Massachusetts. The rights of the Company’s shareholders are generally covered by Massachusetts law and the Company’s articles of organization and bylaws (the “Bylaws”). The terms of the Company’s capital stock are therefore subject to Massachusetts law, including the Massachusetts Business Corporation Act, and the common and constitutional law of Massachusetts. The Company’s articles of organization and Bylaws will be filed with the SEC as Exhibit 3.1 and Exhibit 3.2 to this Registration Statement.

The Company’s authorized capital stock consists of 10,000,000 shares of common stock, par value $1.00 per share. As of July 31, 2017, the Company had 4,080,910 outstanding shares of common stock. All of the shares outstanding at that date were fully paid and nonassessable.

Common Stock

The holders of the common stock:

(a)	have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of the Company;
(b)	are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company;
(c)	are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders;
(d)

must approve any amendment, alteration or repeal of the Bylaws that affects the voting power of shareholders, other than action with respect to the applicable law regarding control share acquisitions, and the Bylaws may otherwise be amended, altered or repealed upon a vote of a majority of shares of common stock outstanding and entitled to vote.

These securities do not have any of the following rights:

(a)	preemptive rights to purchase in new issues of shares;
(b)	preference as to dividends or interest;
(d)	preference upon liquidation; or
(d)	any other special rights or preferences. In addition, the shares are not convertible into any other security.

There are no restrictions on dividends under any loan or other financing arrangements or otherwise.

The Company’s authorized but unissued common stock currently consists of 5,919,090 shares. One effect of the existence of authorized but unissued capital stock may be to enable the board of directors  to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of our management. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in our best interests, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group, by creating a substantial voting block of common stock in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Board Classification; Non-Cumulative Voting

The Board is divided into three classes as nearly equal in number as possible.  One class of directors is elected annually for a term of three years.  The holders of shares of common stock of the Company will not have cumulative voting rights.  Directors are elected by a plurality of the votes cast at the Company’s annual meeting by the holders of shares present, or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes will be elected as directors. If, at the annual meeting, a shareholder does not vote for a nominee, or indicates “WITHHOLD” for any nominee on his, her or its proxy card, such vote will not count “FOR” the nominee.

Transfer Agent

The Company has engaged the services of American Stock Transfer & Trust Company, LLC Operations Center, 6201 15th Avenue, Brooklyn, NY 11219 to act as transfer agent and registrar for the Company.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is a summary of the effect of the relevant provisions in our articles of organization, as amended, Bylaws, and Massachusetts law with regard to limitation of liability and indemnification of officers, directors and employees of the Company.

The Company’s Bylaws provide that the Company shall indemnify, to the fullest extent permitted by applicable law, and subject to the next paragraph, each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including court costs, witness fees, counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of serving or having served in such capacity; provided that no such indemnification shall be provided (a) with respect to a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation, or the proceeding seeks a declaratory judgment regarding his or her own conduct or (b) with respect to a compromise payment made to dispose of a matter, pursuant to a consent decree or otherwise, unless the payment and indemnification thereof have been approved by the corporation, which approval shall not unreasonably be withheld, or a court of competent jurisdiction.  The Massachusetts Business Corporation Act provides that the Company shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The Company will not indemnify any such person with respect to any matter as to which he or she shall have been finally adjudicated (a) not to have acted in good faith in the reasonable belief that his or her action was in, or at least not opposed to, the best interests of the corporation (or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan) and (b) in the case of a criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful.

Indemnification by the Company includes payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of (i) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the preceding sentence and (ii) a written undertaking to repay such payment if such person shall be adjudicated to be not entitled to indemnification, which undertaking may be accepted without regard to the financial ability of such person to make repayment. A person entitled to indemnification hereunder whose duties include service or responsibilities as a fiduciary with respect to a subsidiary or other organization shall be deemed to have met the standard of conduct of clause (a) of the preceding paragraph if he or she acted in good faith in the reasonable belief that his or her action was in, or at least not opposed to, the best interests of such subsidiary or organization or of the participants or beneficiaries of, or other persons with interests in, such subsidiary or organization to whom such person had a fiduciary duty.

If indemnification pursuant to the Bylaws requires authorization or approval by the Company, such authorization or approval is deemed to have been obtained, and in any case where a director approves the payment of indemnification, such director shall be wholly protected, if:  (i) the payment has been approved or ratified (1) by a majority vote of a quorum of the directors consisting of persons who are not at that time parties to the proceeding, (2) by a majority vote of a committee of two or more directors who are not at that time parties to the proceeding and are selected for this purpose by the full board (in which selection directors who are parties may participate), or (3) by a majority vote of a quorum of the outstanding shares of stock entitled to vote for directors, which quorum shall consist of shareholders who are not at that time parties to the proceeding; or (ii) the action is taken in reliance upon the opinion of independent legal counsel (who may be counsel to the corporation) appointed for the purpose by vote of the directors or in the manner specified in clauses (1), (2) or (3) of section (i); or (iii) the payment is approved by a court of competent jurisdiction; or (iv) the directors have otherwise acted in accordance with the standard of conduct set forth in the Massachusetts Business Corporation Act.

The rights to indemnification and advancement of expenses is not exclusive of any other right provided by law or otherwise.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Unaudited Consolidated Financial Statements

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(dollars in thousands)
Assets
Cash and cash equivalents	$33,089	$54,050
Investment securities
Securities available for sale, amortized cost $231,601 and $329,726, respectively	228,591	325,641
Securities held to maturity, fair value $242,798 and $83,755, respectively	240,380	82,502
Total investment securities	468,971	408,143
Loans held for sale, at lower of cost or fair value	424	6,506
Loans
Residential mortgage	539,668	534,404
Commercial mortgage	616,221	616,140
Home equity	73,250	75,051
Commercial & Industrial	57,838	59,706
Consumer	41,496	34,853
Total loans	1,328,473	1,320,154
Less: allowance for loan losses	(15,303)	(15,261)
Net loans	1,313,170	1,304,893
Stock in FHLB of Boston, at cost	8,159	4,098
Bank owned life insurance	30,808	30,499
Banking premises and equipment, net	9,952	10,451
Deferred income taxes, net	13,001	13,693
Accrued interest receivable	4,594	4,627
Other assets	13,051	12,039
Total assets	$1,895,219	$1,848,999
Liabilities
Deposits
Demand	$457,120	$472,923
Interest bearing checking	383,008	430,706
Money market	66,260	72,057
Savings	538,586	539,190
Certificates of deposit	171,007	171,162
Total deposits	1,615,981	1,686,038
Short-term borrowings	109,000	—
Long-term borrowings	3,663	3,746
Other liabilities	24,277	24,544
Total liabilities	1,752,921	1,714,328
Shareholders’ Equity
Common stock, par value $1.00; Authorized 10,000,000 shares; Outstanding: 4,079,784 shares and 4,036,879 shares, respectively	4,080	4,037
Additional paid-in capital	35,195	33,253
Retained earnings	111,956	107,262
Accumulated other comprehensive loss	(8,933)	(9,881)
Total shareholders’ equity	142,298	134,671
Total liabilities and shareholders’ equity	$1,895,219	$1,848,999

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,
	2017	2016
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$24,928	$23,475
Interest on tax exempt loans	270	176
Interest on taxable investment securities	3,050	2,864
Interest on tax exempt investment securities	1,325	1,383
Dividends on FHLB of Boston stock	85	80
Interest on overnight investments	116	72
Total interest and dividend income	29,774	28,050
Interest expense
Interest on deposits	1,374	1,757
Interest on borrowed funds	209	40
Total interest expense	1,583	1,797
Net interest and dividend income	28,191	26,253
Provision for loan losses	50	225
Net interest and dividend income after provision for loan losses	28,141	26,028
Noninterest income
Wealth management income	10,946	9,545
Deposit account fees	1,619	1,368
ATM/Debit card income	545	567
Bank owned life insurance income	309	325
(Loss) gain on disposition of investment securities	(3)	435
Gain on loans held for sale	285	286
Loan related derivative income	363	799
Other income	608	443
Total noninterest income	14,672	13,768
Noninterest expense
Salaries and employee benefits	18,145	16,811
Occupancy and equipment	4,578	4,751
Data processing	2,719	2,465
Professional services	1,696	1,203
Marketing	743	925
FDIC Insurance	312	452
Other expenses	1,485	1,385
Total noninterest expense	29,678	27,992
Income before income taxes	13,135	11,804
Income tax expense	4,293	3,906
Net income	$8,842	$7,898
Share data
Weighted average number of shares outstanding, basic	4,024,877	3,975,624
Weighted average number of shares outstanding, diluted	4,061,286	4,022,005
Basic earnings per share	$2.17	$1.96
Diluted earnings per share	$2.16	$1.96

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Six Months Ended June 30,
	2017	2016
	(dollars in thousands)
Net income	$8,842	$7,898
Other comprehensive income, net of tax:
Unrealized gains (losses) on available for sale securities
Unrealized holding gains arising during period	682	3,393
Less: reclassification adjustment for losses (gains) included in net income	1	(279)
Total unrealized gains on securities	683	3,114
Defined benefit retirement plans
Change in unfunded retirement liability	265	234
Other comprehensive income	948	3,348
Comprehensive income	$9,790	$11,246

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(dollars in thousands)
Balance at December 31, 2015	$4,000	$30,427	$99,064	$(8,428)	$125,063
Net income	—	—	7,898	—	7,898
Other comprehensive income	—	—	—	3,348	3,348
Stock based compensation	14	411	—	—	425
Exercise of stock options	19	570	—	—	589
Stock issued to ESOP and DSP	16	762	—	—	778
Dividends declared ($0.92 per share)	—	—	(3,711)	—	(3,711)
Stock repurchased	(7)	(55)	(279)	—	(341)
Balance at June 30, 2016	$4,042	$32,115	$102,972	$(5,080)	$134,049

Balance at December 31, 2016	$4,037	$33,253	$107,262	$(9,881)	$134,671
Net income	—	—	8,842	—	8,842
Other comprehensive income	—	—	—	948	948
Stock based compensation	13	517	—	—	530
Exercise of stock options	25	740	—	—	765
Stock issued to ESOP and DSP	12	745	—	—	757
Dividends declared ($0.92 per share)	—	—	(3,745)	—	(3,745)
Stock repurchased	(7)	(60)	(403)	—	(470)
Balance at June 30, 2017	$4,080	$35,195	$111,956	$(8,933)	$142,298

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2017	2016
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,842	$7,898
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	50	225
Amortization of deferred charges and fees, net	529	695
Depreciation and amortization	999	1,033
Bank owned life insurance income	(309)	(325)
Loss/(gain) on disposition of investment securities	3	(435)
Compensation expense from stock option and restricted stock grants	530	425
Change in accrued interest receivable	33	(86)
Change in deferred tax assets	692	1,799
Change in unrealized (gain) loss of securities available for sale, net of taxes	(392)	(1,714)
Change in unfunded pension liability	265	234
Change in other assets	(1,012)	(2,606)
Change in other liabilities	(267)	1,635
Change in loans held for sale	6,082	(1,509)
Other, net	(7)	22
Net cash provided by operating activities	16,038	7,291
CASH FLOWS FROM INVESTING ACTIVITIES
Origination of loans	(150,667)	(151,860)
Proceeds from principal payments of loans	142,317	72,472
Proceeds from calls/maturities of securities available for sale	25,514	93,872
Proceeds from sales of securities available for sale and held to maturity	77,369	17,817
Purchase of securities available for sale	(5,091)	(94,485)
Proceeds from calls/maturities of securities held to maturity	6,678	7,561
Purchase of securities held to maturity	(164,684)	(8,136)
(Purchase) sale of FHLB of Boston stock	(4,061)	2,017
Purchase of banking premises and equipment	(500)	(1,042)
Net cash used by investing activities	(73,125)	(61,784)
CASH FLOWS FROM FINANCING ACTIVITIES
Change in demand, interest bearing, money market and savings accounts	(69,902)	48,283
Change in certificates of deposit	(196)	(4,310)
Change in short-term borrowings	109,000	13,000
Repayment of long-term borrowings	(83)	(82)
Cash dividends paid on common stock	(3,745)	(3,711)
Repurchase of common stock	(470)	(341)
Proceeds from issuance of common stock	1,522	1,367
Net cash provided by financing activities	36,126	54,206
Net decrease in cash and cash equivalents	(20,961)	(287)
Cash and cash equivalents at beginning of period	54,050	24,645
Cash and cash equivalents at end of period	$33,089	$24,358
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,586	$1,810
Income taxes	$4,245	$3,970

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

Notes to unaudited consolidated financial statements

1.	Basis of Presentation

The unaudited consolidated financial statements include the accounts of Cambridge Bancorp (the “Company”) and its wholly owned subsidiary, Cambridge Trust Company (the “Bank”), and the Bank’s wholly owned subsidiaries, Cambridge Trust Company of New Hampshire Inc., CTC Security Corporation and CTC Security Corporation III. References to the Company herein relate to the consolidated group of companies. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

The Company is a state chartered, federally registered bank holding company headquartered in Cambridge, Massachusetts, that was incorporated in 1983. The Company is the sole shareholder of the Bank, a Massachusetts trust company chartered in 1890 which is a community-oriented commercial bank. The Company’s lines of business consisting of wealth management services, commercial banking and consumer banking are managed as a single strategic unit.

The unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) and disclosures necessary to present fairly the Company’s financial position as of June 30, 2017 and December 31, 2016, respectively, and the results of operations and cash flows for the interim periods presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Interim results are not necessarily reflective of the results of the entire year.

2.	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for loan losses, the fair values of financial instruments and the valuation of deferred tax assets are particularly subject to change.

3.	Subsequent Events

Management has reviewed events occurring through August 8, 2017, the date the unaudited consolidated financial statements were issued and determined that no subsequent events occurred requiring adjustment to or disclosure in these financial statements.

4.	Recently Issued and Adopted Accounting Guidance

Accounting Standards Update No. 2017-08 - Premium Amortization on Purchased Callable Debt Securities (“ASU 2017-08”). On March 30, 2017, the Financial Accounting Standards Board (the “FASB”) issued guidance to amend the amortization period for certain purchased callable debt securities held at a premium. The new guidance requires entities to amortize premium on callable debt securities to the earliest call date.  Shortening the amortization period is generally expected to more closely align the interest income recognition with the expectations incorporated in the market pricing on the underlying securities. Under GAAP, entities generally amortize the premium as an adjustment of yield over the contractual life of the instrument. Debt securities held at a discount will continue to be amortized to maturity. The amended guidance is effective on January 1, 2020 for the Company and early adoption is permitted.  This guidance should be applied using a modified retrospective transition method.  Additionally, in the period of adoption, we will provide disclosures about a change in accounting principle. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2017-07 - Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). On March 10, 2017, the FASB issued amended guidance primarily to improve the presentation of net periodic pension cost and net periodic postretirement benefit cost, as discussed below. The new guidance will require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The amended guidance is effective on January 1, 2020 for the Company. This guidance should be applied using a modified retrospective transition method. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-18 - Restricted Cash (“ASU 2016-18”).  On November 17, 2016, the FASB issued amended guidance to require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance is effective on January 1, 2018, for the Company, and early adoption is permitted. This guidance should be applied using a retrospective transition method to each period presented. The adoption of this new guidance is not expected to have a material impact on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-15 - Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). On August 26, 2016, the FASB issued amendments to clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. This guidance is intended to reduce existing diversity in practice in how certain cash receipts and cash payments are presented and classified on the statement of cash flows. This guidance is effective for the Company for interim and annual periods beginning on January 1, 2018, and early adoption is permitted. This guidance should be applied using a retrospective transition method to each period presented. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-13 - Financial Instruments - Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). On June 16, 2016, the FASB issued ASU 2016-13, which will significantly change how entities measure and recognize credit impairment for many financial assets. Under this standard, the new current expected credit loss model will require entities to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets that are in the scope of the standard. This new guidance also made targeted amendments to the current impairment model for available for sale debt securities. ASU 2016-13 will be effective for the Company for the fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption for fiscal years and interim periods beginning after December 15, 2018 is permitted. We are in the process of evaluating this guidance and its effect on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-09 - Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). On March 30, 2016, the FASB issued ASU 2016-09 as part of the initiative to reduce the complexity in accounting standards. The updated guidance addresses several areas for simplification including accounting for employee share-based payment transactions and the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted the guidance on January 1, 2017 using the prospective method and recorded a tax benefit of $219,000 for the six months ended June 30, 2017.

Accounting Standards Update No. 2016-02 - Leases (“ASU 2016-02”). On February 25, 2016, the FASB issued guidance that requires recognition of lease assets and lease liabilities on the statement of condition and disclosure of key information about leasing arrangements. In particular, this guidance requires a lessee of operating or finance leases to recognize on the statement of condition a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. However, for leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and lease liabilities. Under previous GAAP, a lessee was not required to recognize lease assets and lease liabilities arising from operating leases on the statement of condition. The guidance becomes effective for the Company for the interim and annual periods beginning on January 1, 2019, and early application is permitted. We are currently assessing the impact the adoption of this guidance will have on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2016-01 - Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). On January 5, 2016, the FASB issued amended guidance on certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This guidance includes, but is not limited to, the following:

•	Requires equity investments (with certain exceptions) to be measured at fair value with changes in fair value recognized in net income.
•

Requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

•

Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the statement of condition or the accompanying notes to the financial statements.

•	Clarifies that an entity must assess valuation allowances on a deferred tax asset related to available for sale debt securities in combination with its other deferred tax assets.
•

Eliminates the requirement for public entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the statement of condition.

This guidance becomes effective for the Company for the interim and annual periods beginning on January 1, 2018, and early adoption is only permitted for certain provisions. The amendments, in general, are required to be applied by means of a cumulative-effect adjustment on the statement of condition as of the beginning of the period of adoption. We are in the process of evaluating this guidance, and its effect on our consolidated balance sheets, statements of income, and cash flows.

Accounting Standards Update No. 2014-09 - Revenue from Contracts with Customers (“ASU 2014-09”). In May 2014, the FASB issued 2014-09 as a joint project between the FASB and the International Accounting Standards Board to clarify the principles of recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted.

Additionally, in August 2015, the FASB issued Accounting Standards Update No. 2015-14 to defer the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017.  We are in the process of evaluating this guidance, and at this time do not expect its adoption will have a material impact on our consolidated balance sheets, statements of income, and cash flows.

5.	Cash and Due from Banks

At June 30, 2017 and December 31, 2016, cash and due from banks totaled $33.1 million and $54.1 million, respectively. Of this amount, $11.6 million and $11.2 million, respectively, were maintained to satisfy the reserve requirements of the Federal Reserve Bank of Boston (“FRB Boston”). Additionally, at June 30, 2017 and December 31, 2016, the Company pledged $500,000 and $500,000, respectively, to the New Hampshire Banking Department relating to Cambridge Trust Company of New Hampshire, Inc.’s operations in that State.

6.	Investment Securities

Investment securities have been classified in the unaudited consolidated balance sheets according to management’s intent. The carrying amounts of securities and their approximate fair values were as follows:

	June 30, 2017				December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Available for sale securities
U.S. GSE obligations	$100,027	$—	$(1,010)	$99,017	$140,026	$23	$(1,340)	$138,709
Mortgage-backed securities	125,858	320	(2,254)	123,924	183,974	479	(3,154)	181,299
Corporate debt securities	5,044	28	(25)	5,047	5,054	13	(38)	5,029
Mutual funds	672	—	(69)	603	672	—	(68)	604
Total available for sale securities	$231,601	$348	$(3,358)	$228,591	$329,726	$515	$(4,600)	$325,641

Held to maturity securities
U.S. GSE obligations	$44,991	$5	$(43)	$44,953	$—	$—	$—	$—
Mortgage-backed securities	111,727	114	(209)	111,632	696	23	—	719
Corporate debt securities	1,997	20	—	2,017	—	—	—	—
Municipal securities	81,665	2,750	(219)	84,196	81,806	1,894	(664)	83,036
Total held to maturity securities	$240,380	$2,889	$(471)	$242,798	$82,502	$1,917	$(664)	$83,755
Total	$471,981	$3,237	$(3,829)	$471,389	$412,228	$2,432	$(5,264)	$409,396

All of the Company’s mortgage-backed securities have been issued by, or are collateralized by securities issued by, either Government National Mortgage Association (Ginnie Mae), Federal National Mortgage Association (Fannie Mae), or Federal Home Loan Mortgage Corporation (Freddie Mac).

The following tables show the Company’s securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position:

	June 30, 2017
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Temporarily Impaired Securities
Available for sale securities
U.S. GSE obligations	$99,017	$(1,010)	$—	$—	$99,017	$(1,010)
Mortgage-backed securities	107,563	(1,989)	12,321	(265)	119,884	(2,254)
Corporate debt securities	4,019	(25)	—	—	4,019	(25)
Mutual funds	—	—	603	(69)	603	(69)
Total available for sale securities	$210,599	$(3,024)	$12,924	$(334)	$223,523	$(3,358)

Held to maturity securities
U.S. GSE obligations	$34,948	$(43)	$—	$—	$34,948	$(43)
Mortgage-backed securities	71,919	(209)	3	—	71,922	(209)
Corporate debt securities	—	—	—	—	—	—
Municipal securities	9,895	(219)	—	—	9,895	(219)
Total held to maturity securities	$116,762	$(471)	$3	$—	$116,765	$(471)
Total temporarily impaired securities	$327,361	$(3,495)	$12,927	$(334)	$340,288	$(3,829)

	December 31, 2016
	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
Temporarily Impaired Securities
Available for sale securities
U.S. GSE obligations	$118,686	$(1,340)	$—	$—	$118,686	$(1,340)
Mortgage-backed securities	149,859	(2,795)	14,422	(359)	164,281	(3,154)
Corporate debt securities	4,016	(38)	—	—	4,016	(38)
Mutual funds	—	—	604	(68)	604	(68)
Total available for sale securities	$272,561	$(4,173)	$15,026	$(427)	$287,587	$(4,600)

Held to maturity securities
Mortgage-backed securities	$1	$—	$3	$—	$4	$—
Municipal securities	18,626	(664)	—	—	18,626	(664)
Total held to maturity securities	$18,627	$(664)	$3	$—	$18,630	$(664)
Total temporarily impaired securities	$291,188	$(4,837)	$15,029	$(427)	$306,217	$(5,264)

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As of June 30, 2017, 108 debt securities and one equity security had gross unrealized losses, with an aggregate depreciation of 1.11% from the Company’s amortized cost basis. The largest unrealized loss percentage of any single security was 10.31% (or $69,000) of its amortized cost. The largest unrealized dollar loss of any single security was $162,000 (or 3.23%) of its amortized cost.

As of December 31, 2016, 132 debt securities and one equity security had gross unrealized losses, with an aggregate depreciation of 1.69% from the Company’s amortized cost basis. The largest unrealized loss percentage of any single security was 10.16% (or $51,000) of its amortized cost. The largest unrealized dollar loss of any single security was $189,000 (or 3.79%) of its amortized cost.

The Company believes that the nature and duration of impairment on its debt security positions are primarily a function of interest rate movements and changes in investment spreads, and does not consider full repayment of principal on the reported debt obligations to be at risk. Since nearly all of these securities are rated “investment grade” and (a) the Company does not intend to sell these securities before recovery, and (b) that it is more likely than not that the Company will not be required to sell these securities before recovery, the Company does not consider these securities to be other-than-temporarily impaired as of June 30, 2017 and December 31, 2016.

The amortized cost and fair value of debt securities, aggregated by the earlier of guaranteed call date or contractual maturity, are shown below. Maturities of mortgage-backed securities do not take into consideration scheduled amortization or prepayments. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Within One Year		After One, But Within Five Years		After Five, But Within Ten Years		After Ten Years		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
At June 30, 2017	(dollars in thousands)
Available for sale securities
U.S. GSE obligations	$—	$—	$100,027	$99,017	$—	$—	$—	$—	$100,027	$99,017
Mortgage-backed securities	131	134	262	271	18,573	18,438	106,892	105,081	125,858	123,924
Corporate debt securities	—	—	4,044	4,019	1,000	1,028	—	—	5,044	5,047
Total available for sale securities	$131	$134	$104,333	$103,307	$19,573	$19,466	$106,892	$105,081	$230,929	$227,988

Held to maturity securities
U.S. GSE obligations	$—	$—	$44,991	$44,953	$—	$—	$—	$—	$44,991	$44,953
Mortgage-backed securities	46	47	399	411	19,489	19,427	91,793	91,747	111,727	111,632
Corporate debt securities	—	—	1,997	2,017	—	—	—	—	1,997	2,017
Municipal securities	4,510	4,542	14,440	14,850	28,540	29,846	34,175	34,958	81,665	84,196
Total held to maturity securities	$4,556	$4,589	$61,827	$62,231	$48,029	$49,273	$125,968	$126,705	$240,380	$242,798
Total	$4,687	$4,723	$166,160	$165,538	$67,602	$68,739	$232,860	$231,786	$471,309	$470,786

The following table sets forth information regarding sales of investment securities and the resulting (losses) gains from such sales:

	Six Months Ended June 30,
	2017	2016
	(dollars in thousands)
Amortized cost of securities sold	$77,372	$17,382
(Loss)/gain realized on securities sold	(3)	435
Net proceeds from securities sold	$77,369	$17,817

7.	Loans and the Allowance for Loan Losses

The Company’s lending activities are conducted principally in Eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial, commercial real estate, construction loans and a variety of consumer loans.  Most loans granted by the Company are secured by real estate collateral. The Company’s commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower, with liquidation of the underlying real estate collateral typically being viewed as the primary source of repayment in the event of borrower default. The borrowers’ cash flow may be difficult to predict, and collateral securing these loans may fluctuate in value. The repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral provided by the borrower. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment. Repayment of the Company’s residential loans are generally dependent on the health of the employment market in the borrowers’ geographic areas and that of the general economy with liquidation of the underlying real estate collateral being typically viewed as the primary source of repayment in the event of borrower default.

Loans outstanding are detailed by category as follows:

	June 30, 2017	December 31, 2016
	(dollars in thousands)
Residential mortgage
Mortgages - fixed rate	$302,010	$305,403
Mortgages - adjustable rate	236,664	228,028
Deferred costs net of unearned fees	994	973
Total residential mortgages	539,668	534,404

Commercial mortgage
Mortgages - nonowner occupied	540,872	513,578
Mortgages - owner occupied	42,124	43,932
Construction	33,072	58,406
Deferred costs net of unearned fees	153	224
Total commercial mortgages	616,221	616,140

Home equity
Home equity - lines of credit	68,873	70,883
Home equity - term loans	4,125	3,925
Deferred costs net of unearned fees	252	243
Total home equity	73,250	75,051

Commercial & industrial
Commercial & industrial	57,769	59,638
Deferred costs net of unearned fees	69	68
Total commercial & industrial	57,838	59,706

Consumer
Secured	40,047	33,386
Unsecured	1,432	1,451
Deferred costs net of unearned fees	17	16
Total consumer	41,496	34,853
Total loans	$1,328,473	$1,320,154

Directors and officers of the Company and their associates are customers of, and have other transactions with, the Company in the normal course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collection or present other unfavorable features. At June 30, 2017 and December 31, 2016, total loans outstanding to such directors and officers were $643,000 and $690,000, respectively.  During the six months ended June 30, 2017, $83,000 of additions and $130,000 of repayments were made to these loans, compared to $355,000 of additions and $406,000 of repayments during the year ended December 31, 2016. At June 30, 2017 and December 31, 2016, all of the loans to directors and officers were performing according to their original terms.

The following tables set forth information regarding non-performing loans disaggregated by loan category:

	June 30, 2017
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Total
	(dollars in thousands)
Non-performing loans:
Non-accrual loans	$1,246	$224	$90	$21	$—	$1,581
Loans past due >90 days, but still accruing	—	—	—	99	—	99
Troubled debt restructurings	127	—	—	322	—	449
Total	$1,373	$224	$90	$442	$—	$2,129

	December 31, 2016
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Total
	(dollars in thousands)
Non-performing loans:
Non-accrual loans	$998	$—	$—	$24	$1	$1,023
Loans past due >90 days, but still accruing	—	232	—	—	—	232
Troubled debt restructurings	132	—	—	289	—	421
Total	$1,130	$232	$—	$313	$1	$1,676

Troubled Debt Restructurings.  Loans are considered restructured in a troubled debt restructuring (“TDR”) when the Company has granted concessions to a borrower due to the borrower’s financial condition that it otherwise would not have considered. These concessions may include modifications of the terms of the debt such as deferral of payments, extension of maturity, reduction of principal balance, reduction of the stated interest rate other than normal market rate adjustments, or a combination of these concessions. Debt may be bifurcated with separate terms for each tranche of the restructured debt. Restructuring a loan in lieu of aggressively enforcing the collection of the loan may benefit the Company by increasing the ultimate probability of collection.

Restructured loans are classified as accruing or non-accruing based on management’s assessment of the collectability of the loan. Loans which are already on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months or longer before management considers such loans for return to accruing status. Accruing restructured loans are placed into nonaccrual status if and when the borrower fails to comply with the restructured terms and management deems it unlikely that the borrower will return to a status of compliance in the near term.

TDRs are classified as impaired loans. The Company identifies loss allocations for impaired loans on an individual loan basis. During the six months ended June 30, 2017, the Company modified one loan with a pre-modification carrying value (which consists of the unpaid principal balance, net of charge-offs and unamortized deferred loan origination fees and costs, at the time of the restructuring) of $65,000 and a post-modification carrying value of $48,000. During the six months ended June 30, 2017, five loans were determined to be TDRs with a total carrying value of $449,000. There were no TDRs that defaulted during the six months ended June 30, 2017.

During the twelve months ended December 31, 2016, the Company modified four loans with a pre-modification carrying value of $445,000 and a post-modification carrying value of $444,000. At December 31, 2016, these loans had a carrying value of $421,000. There were no TDR defaults during the year ended December 31, 2016.

The allowance for loan losses includes a specific reserve for these TDRs of approximately $268,000 and $117,000 as of June 30, 2017 and December 31, 2016, respectively.

As of June 30, 2017, there were no significant commitments to lend additional funds to borrowers whose loans were restructured.

Loans by Credit Quality Indicator.  The following tables contain period-end balances of loans receivable disaggregated by credit quality indicator:

	June 30, 2017
	(dollars in thousands)
	Residential Mortgages	Home Equity	Consumer
Credit risk profile based on payment activity:
Performing	$538,295	$73,160	$41,496
Non-performing	1,373	90	—
Total	$539,668	$73,250	$41,496

		Commercial Mortgages	Commercial & Industrial
Credit risk profile by internally assigned grade:
1-6 (Pass)		$605,287	$56,389
7 (Special Mention)		10,309	804
8 (Substandard)		625	645
9 (Doubtful)		—	—
10 (Loss)		—	—
Total		$616,221	$57,838

	December 31, 2016
	(dollars in thousands)
	Residential Mortgages	Home Equity	Consumer
Credit risk profile based on payment activity:
Performing	$533,273	$75,051	$34,852
Non-performing	1,131	—	1
Total	$534,404	$75,051	$34,853

		Commercial Mortgages	Commercial & Industrial
Credit risk profile by internally assigned grade:
1-6 (Pass)		$612,636	$56,310
7 (Special Mention)		2,861	1,431
8 (Substandard)		643	1,965
9 (Doubtful)		—	—
10 (Loss)		—	—
Total		$616,140	$59,706

With respect to residential real estate, home equity and consumer loans, the Bank utilizes the following categories as indicators of credit quality:

•	Performing – These loans are accruing and are considered having low to moderate risk.
•	Non-performing – These loans either have been placed on non-accrual, or are past due more than 90 days but are still accruing, and may contain greater than average risk.

With respect to commercial real estate and commercial loans, the Bank utilizes a ten grade internal loan rating system as an indicator of credit quality. The grades are as follows:

•	Loans rated 1-6 (Pass) – These loans are considered “pass” rated with low to average risk.
•	Loans rated 7 (Special Mention) – These loans have potential weaknesses warranting close attention which if left uncorrected may result in deterioration of the credit at some future date.
•

Loans rated 8 (Substandard) – These loans have well-defined weaknesses that jeopardize the orderly liquidation of the debt under the original loan terms. Loss potential exists but is not identifiable in any one customer.

•	Loans rated 9 (Doubtful) – These loans have pronounced weaknesses that make full collection highly questionable and improbable.
•	Loans rated 10 (Loss) – These loans are considered uncollectible and continuance as a bankable asset is not warranted.

Delinquencies.  The past due status of a loan is determined in accordance with its contractual repayment terms. All loan types are reported past due when one scheduled payment is due and unpaid for 30 days or more. Loan delinquencies can be attributed to many factors, such as but not limited to a continuing weakness in, or deteriorating, economic conditions in the region in which the collateral is located, the loss of a tenant or lower lease rates for commercial borrowers, or the loss of income for consumers and the resulting liquidity impacts on the borrowers.

The following tables contain period-end balances of loans receivable disaggregated by past due status:

	June 30, 2017
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current Loans	Total
	(dollars in thousands)
Residential Mortgages	$1,438	$292	$714	$2,444	$537,224	$539,668
Commercial Mortgages	—	—	—	—	616,221	616,221
Home Equity	—	87	4	91	73,159	73,250
Commercial & Industrial	—	—	99	99	57,739	57,838
Consumer loans	35	—	—	35	41,461	41,496
Total	$1,473	$379	$817	$2,669	$1,325,804	$1,328,473

	December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current Loans	Total
	(dollars in thousands)
Residential Mortgages	$698	$179	$602	$1,479	$532,925	$534,404
Commercial Mortgages	—	250	232	482	615,658	616,140
Home Equity	4	—	—	4	75,047	75,051
Commercial & Industrial	173	—	1	174	59,532	59,706
Consumer loans	6	5	—	11	34,842	34,853
Total	$881	$434	$835	$2,150	$1,318,004	$1,320,154

Allowance for Loan Losses.  The Company maintains an allowance for loan losses in an amount determined by management on the basis of the character of the loans, loan performance, financial condition of borrowers, the value of collateral securing loans and other relevant factors. We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio, including a review of our classified assets, and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:

1.

specific allowances established for impaired loans (as defined by GAAP). The amount of impairment provided for as a specific allowance is measured based on the deficiency, if any, between the present value of expected future cash flows discounted at the loan’s effective interest rate at the time of impairment or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent, and the carrying value of the loan; and

2.

general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into homogenous pools by similar risk characteristics, primarily by loan type and regulatory classification. We apply an estimated incurred loss rate to each loan group. The loss rates applied are based upon our historical loss experience over a designated look back period adjusted, as appropriate, for the quantitative, qualitative and environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

The adjustments to historical loss experience are based on our evaluation of several quantitative, qualitative and environmental factors, including:

•

the loss emergence period which represents the average amount of time between when loss events occur for specific loan types and when such problem loans are identified and the related loss amounts are confirmed through charge-offs;

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry or collateral type);
•	changes in the number and amount of non-accrual loans and past due loans;
•	changes in national, state and local economic trends;
•	changes in the types of loans in the loan portfolio;
•	changes in the experience and ability of personnel;
•	changes in lending strategies; and
•	changes in lending policies and procedures.

In addition, we may establish an unallocated allowance to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan losses methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.  Periodically, management conducts an analysis to estimate the loss emergence period for various loan categories based on samples of historical charge-offs. Model output by loan category is reviewed to evaluate the reasonableness of the reserve levels in comparison to the estimated loss emergence period applied to historical loss experience.

We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, will periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following tables contain changes in the allowance for loan losses disaggregated by loan category:

	For the Six Months Ended June 30,
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Unallocated	Impaired	Total
	(dollars in thousands)
Allowance for loan losses:
Balance at December 31, 2016	$4,898	$8,451	$651	$807	$264	$—	$190	$15,261
Charge-offs	—	—	—	(1)	(13)	—	—	(14)
Recoveries	—	—	—	3	3	—	—	6
Provision	(115)	(2)	(19)	(51)	70	—	167	50
Balance at June 30, 2017	$4,783	$8,449	$632	$758	$324	$—	$357	$15,303

	For the Six Months Ended June 30,
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Unallocated	Impaired	Total
	(dollars in thousands)
Allowance for loan losses:
Balance at December 31, 2015	$5,244	$8,094	$699	$615	$354	$11	$174	$15,191
Charge-offs	—	—	—	(13)	(14)	—	—	(27)
Recoveries	—	5	1	11	5	—	—	22
Provision	(471)	463	53	153	31	(4)	—	225
Balance at June 30, 2016	$4,773	$8,562	$753	$766	$376	$7	$174	$15,411

The following tables contain period-end balances of the allowance for loan losses and related loans receivable disaggregated by impairment method:

	June 30, 2017
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Total
	(dollars in thousands)
Allowance for loan losses
Individually evaluated for impairment	$90	$—	$—	$267	$—	$357
Collectively evaluated for impairment	4,783	8,449	632	758	324	14,946
Total	$4,873	$8,449	$632	$1,025	$324	$15,303

Loans receivable
Individually evaluated for impairment	$1,273	$224	$187	$321	$—	$2,005
Collectively evaluated for impairment	538,395	615,997	73,063	57,517	41,496	1,326,468
Total	$539,668	$616,221	$73,250	$57,838	$41,496	$1,328,473

	December 31, 2016
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Total
	(dollars in thousands)
Allowance for loan losses
Individually evaluated for impairment	$69	$—	$7	$114	$—	$190
Collectively evaluated for impairment	4,898	8,452	650	807	264	15,071
Total	$4,967	$8,452	$657	$921	$264	$15,261

Loans receivable
Individually evaluated for impairment	$1,027	$—	$102	$289	$—	$1,418
Collectively evaluated for impairment	533,377	616,140	74,949	59,417	34,853	1,318,736
Total	$534,404	$616,140	$75,051	$59,706	$34,853	$1,320,154

The following tables present information pertaining to impaired loans:

	June 30, 2017
	Carrying Value	Average Carrying Value	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
	(dollars in thousands)
With no required reserve recorded:
Commercial and industrial	$43	$37	$43	$—	$1
Commercial real estate	224	230	231	—	2
Residential real estate	722	730	890	—	4
Consumer	—	—	—	—	—
Home equity	187	190	215	—	2
Total	1,176	1,187	1,379	—	9
With required reserve recorded:
Commercial and industrial	278	282	287	268	—
Commercial real estate	—	—	—	—	—
Residential real estate	551	558	569	89	1
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Total	829	840	856	357	1
Total:
Commercial and industrial	321	319	330	268	1
Commercial real estate	224	230	231	—	2
Residential real estate	1,273	1,288	1,459	89	5
Consumer	—	—	—	—	—
Home equity	187	190	215	—	2
Total	$2,005	$2,027	$2,235	$357	$10

	December 31, 2016
	Carrying Value	Average Carrying Value	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
	(dollars in thousands)
With no required reserve recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential real estate	528	542	687	—	—
Consumer	—	—	—	—	—
Home equity	102	105	126	—	1
Total	630	647	813	—	1
With required reserve recorded:
Commercial and industrial	289	297	295	114	2
Commercial real estate	—	—	—	—	—
Residential real estate	499	505	509	76	21
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Total	788	802	804	190	23
Total:
Commercial and industrial	289	297	295	114	2
Commercial real estate	—	—	—	—	—
Residential real estate	1,027	1,047	1,196	76	21
Consumer	—	—	—	—	—
Home equity	102	105	126	—	1
Total	$1,418	$1,449	$1,617	$190	$24

8.	Federal Home Loan Bank of Boston Stock

As a voluntary member of the Federal Home Loan Bank (“FHLB”) of Boston, the Bank is required to invest in stock of the FHLB of Boston (which is considered a restricted equity security) in an amount based upon its outstanding advances from the FHLB of Boston. At June 30, 2017, and December 31, 2016, the Bank’s investment in FHLB of Boston stock totaled $8.2 million and $4.1 million, respectively. No market exists for shares of this stock. The Bank’s cost for FHLB of Boston stock is equal to its par value. Upon redemption of the stock, which is at the discretion of the FHLB of Boston, the Bank would receive an amount equal to the par value of the stock. At its discretion, the FHLB of Boston may also declare dividends on its stock.

The Bank’s investment in FHLB of Boston stock is reviewed for impairment at each reporting date based on the ultimate recoverability of the cost basis of the stock. As of June 30, 2017 and December 31, 2016, no impairment has been recognized.

9.	Goodwill and Other Intangible Assets

Goodwill.  At June 30, 2017 and December 31, 2016, the carrying value of goodwill, which is included in other assets, totaled $412,000 and $412,000, respectively. Goodwill is tested for impairment, based on its fair value, at least annually. As of June 30, 2017 and December 31, 2016, no goodwill impairment has been recognized.

Mortgage servicing rights.  Certain residential mortgage loans are periodically sold by the Company to the secondary market. Generally, these loans are sold without recourse or other credit enhancements. The Company sells loans and either releases or retains the servicing rights. For loans sold with servicing rights retained, we provide the servicing for the loans on a per-loan fee basis. Mortgage loans sold and servicing rights retained during the six months ended June 30, 2017 and June 30, 2016 were $9.3 million and $10.0 million, respectively, with net gains recognized in gain on loans held for sale of $125,000 and $346,000, respectively.

The fair value of our mortgage servicing rights (“MSR”) portfolio was $1.0 million and $1.0 million at June 30, 2017 and December 31, 2016, respectively. The fair value of mortgage servicing rights is estimated based on the present value of expected cash flows, incorporating assumptions for discount rate, prepayment speed and servicing cost.

An analysis of mortgage servicing rights, which are included in other assets, follows:

	Mortgage Servicing Rights	Valuation Allowance	Total
	(dollars in thousands)
Balance at December 31, 2015	$499	$(8)	$491
Mortgage servicing rights capitalized	134	—	134
Amortization charged against servicing income	(87)	—	(87)
Change in impairment reserve	—	(42)	(42)
Balance at June 30, 2016	$546	$(50)	$496

Balance at December 31, 2016	$842	$(30)	$812
Mortgage servicing rights capitalized	101	—	101
Amortization charged against servicing income	(78)	—	(78)
Change in impairment reserve	—	—	—
Balance at June 30, 2017	$865	$(30)	$835

The weighted-average amortization period for mortgage servicing rights portfolio was two years at June 30, 2017.

10.	Deposits

Deposits are summarized as follows:

	June 30, 2017	December 31, 2016
	(dollars in thousands)
Demand deposits (non-interest bearing)	$457,120	$472,923
Interest bearing checking	383,008	430,706
Money market	66,260	72,057
Savings	538,586	539,190
Retail certificates of deposit under $100,000	40,656	42,471
Retail certificates of deposit $100,000 or greater	74,220	72,355
Wholesale certificates of deposit	56,131	56,336
Total deposits	$1,615,981	$1,686,038

Certificates of deposit had the following schedule of maturities:

	June 30, 2017	December 31, 2016
	(dollars in thousands)
Less than 3 months remaining	$49,889	$32,268
3 to 5 months remaining	17,013	17,558
6 to 11 months remaining	32,241	36,240
12 to 23 months remaining	40,683	44,467
24 to 47 months remaining	20,435	29,826
48 months or more remaining	10,746	10,803
Total certificates of deposit	$171,007	$171,162

Interest expense on retail certificates of deposit $100,000 or greater was $223,000 and $222,000 for the six months ended June 30, 2017 and June 30, 2016, respectively.

The aggregate amount of certificates of deposit in denominations that meet or exceed the Federal Deposit Insurance Corporation (the “FDIC”) insurance limit of $250,000 at June 30, 2017 and December 31, 2016 was $48.4 million and $46.0 million, respectively.

Related Party Deposits

Deposit accounts of directors, executive officers and their respective affiliates totaled $6.1 million and $7.2 million as of June 30, 2017 and December 31, 2016, respectively.

11.	Borrowings

Information relating to short-term borrowings is presented below:

	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2016
	(dollars in thousands)
FHLB of Boston short-term advances
Ending balance	$109,000	$—
Average daily balance	31,519	3,668
Highest month-end balance	110,000	21,000
Weighted average interest rate	1.27%	0.54%

Information relating to long-term borrowings is presented below:

	June 30, 2017		December 31, 2016
	Amount	Rate	Amount	Rate
	(dollars in thousands)
FHLB of Boston long-term advances
Due 09/01/2020; amortizing	$3,663	1.94%	$3,746	1.94%

All short- and long-term borrowings with the FHLB of Boston are secured by the Bank’s stock in the FHLB of Boston and a blanket lien on “qualified collateral” defined principally as 90% of the market value of certain U.S. Government and GSE obligations and 75% of the carrying value of certain residential mortgage loans. Based upon collateral pledged, the Bank’s unused borrowing capacity with the FHLB of Boston at June 30, 2017 and December 31, 2016 was approximately $196.3 million and $306.8 million, respectively.

The Bank also has a line of credit with the FRB Boston. At June 30, 2017, the Bank had pledged commercial real estate and commercial & industrial loans with aggregate principal balances of approximately $305.6 million as collateral for this line of credit. Based upon the collateral pledged, the Bank’s unused borrowing capacity with the FRB Boston at June 30, 2017, was $138.6 million and $159.6 million as of December 31, 2016.

12.	Income Taxes

The components of income tax expense were as follows:

	Six Months Ended June 30,
	2017	2016
	(dollars in thousands)
Current
Federal	$3,314	$3,297
State	862	686
Total current expense	4,176	3,983

Deferred
Federal	91	(60)
State	26	(17)
Total deferred	117	(77)
Total income tax expense	$4,293	$3,906

The following is a reconciliation of the total income tax provision, calculated at statutory federal income tax rates, to the income tax expense in the consolidated statements of income:

	Six Months Ended June 30,
	2017	Rate	2016	Rate
	(dollars in thousands)
Provision at statutory rates	$4,597	35.00%	$4,131	35.00%
Increase/(decrease) resulting from:
State tax, net of federal tax benefit	577	4.39	435	3.69
Tax-exempt income	(556)	(4.23)	(546)	(4.63)
ESOP dividends	(93)	(0.71)	(105)	(0.89)
Bank owned life insurance	(108)	(0.82)	(114)	(0.97)
Benefit from stock compensation	(188)	(1.43)	—	—
Other	64	0.49	105	0.88
Total income tax expense	$4,293	32.69%	$3,906	33.08%

The Company’s net deferred tax asset consisted of the following components:

	June 30, 2017	December 31, 2016
	(dollars in thousands)
Gross deferred tax assets
Allowance for loan losses	$6,251	$6,234
Accrued retirement benefits	5,737	5,595
Unrealized losses on AFS securities	1,104	1,496
Incentive compensation	793	1,413
Equity based compensation	319	333
Rent	342	299
ESOP dividends	253	249
Other	364	295
Total gross deferred tax assets	15,163	15,914

Gross deferred tax liabilities
Deferred loan origination costs	(557)	(625)
Depreciation of premises and equipment	(1,100)	(1,100)
Mortgage servicing rights	(341)	(332)
Goodwill	(164)	(164)
Total gross deferred tax liabilities	(2,162)	(2,221)
Net deferred tax asset	$13,001	$13,693

The effective tax rate for the six months ended June 30, 2017 and June 30, 2016 was 32.69% and 33.08%, respectively.

It is management’s belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company’s net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was required at either June 30, 2017 or December 31, 2016 for the deferred tax assets. It should be noted, however, that factors beyond management’s control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated in future periods to fully absorb deductible temporary differences.

At June 30, 2017 and December 31, 2016, the Company had no unrecognized tax benefits or any uncertain tax positions. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.

We did not record any interest or penalties for the six months ended June 30, 2017 and June 30, 2016.

The Company’s federal income tax returns are open and subject to examination from the 2013 tax return year and forward. The Company’s state income tax returns are generally open from the 2013 and later tax return years based on individual state statute of limitations.

On January 1, 2017, we adopted Accounting Standards Update No. 2016-09 - “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 requires that excess tax benefits or tax deficiencies be recognized as income tax benefit or expense in earnings in the period that they occur. The Company recognized $219,000 of tax benefit resulting from share based exercises and vestings during the first six months of 2017.

13.	Pension and Retirement Plans

The Company has a noncontributory, defined benefit pension plan (“Pension Plan”) covering substantially all employees hired before May 2, 2011. Employees in positions requiring at least 1,000 hours of service per year were eligible to participate upon the attainment of age 21 and the completion of one year of service. Benefits are based primarily on years of service and the employee’s average monthly pay during the five highest consecutive plan years of the employee’s final ten years. The Company also provides supplemental retirement benefits to certain executive officers of the Company under the terms of Supplemental Executive Retirement Agreements (“Supplemental Retirement Plan”). The Supplemental Retirement Plan became effective on October 1, 1989. Benefits to be paid under the plan are contractually agreed upon and detailed in individual agreements with the executives. The Company also offers postretirement health care benefits for current and future retirees of the Bank. Employees receive a fixed monthly benefit at age 65 toward the purchase of postretirement medical coverage. The benefit received is based on the employee’s years of active service. The Company uses a December 31 measurement date each year to determine the benefit obligations for these plans.

The components of net periodic benefit cost was as follows:

	Six Months Ended June 30,
	Pension Plan		Supplemental Retirement Plan		Retirement Healthcare Plan
	2017	2016	2017	2016	2017	2016
	(dollars in thousands)
Net periodic benefit cost
Service cost	$823	$765	$134	$152	$8	$12
Interest cost	1,001	867	182	198	10	17
Expected return on assets	(1,503)	(1,390)	—	—	—	—
Amortization of prior service credit	(2)	(2)	—	32	—	(3)
Amortization of net actuarial loss	435	437	—	—	(4)	(6)
Net periodic benefit cost	$754	$677	$316	$382	$14	$20

The Company does not intend to contribute to the Pension Plan in 2017.

Employee Profit Sharing Plan

The Company maintains a Profit Sharing Plan (“PSP”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of federal law. The Company matches employee contributions up to 100% of the first 3% of each participant’s salary. Each year, the Company may also make a discretionary contribution to the PSP. Employees are eligible to participate in the 401(k) feature of the PSP on the first business day of the quarter following their initial date of service and attainment of age 21. Employees are eligible to participate in discretionary contribution feature of the PSP on January 1 and July 1 of each year provided they have attained the age of 21 and the completion of 12 months of service consisting of at least 1,000 hours.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) for its eligible employees. Employees are eligible to participate upon the attainment of age 21 and the completion of 12 months of service consisting of at least 1,000 hours. Historically the ESOP would purchase from the Company shares presently authorized but unissued at a price determined by an independent appraiser and certified by a committee of the trustees of the ESOP. Purchases of the Company’s stock by the ESOP will be funded by employer contributions to the plan and proceeds from dividends paid to the plan participants.

Total expenses related to the Employee Profit Sharing and ESOP Plans for the six months ended June 30, 2017 and June 30, 2016 amounted to $475,000 and $475,000, respectively.

14.	Stock Based Compensation

The following table presents the pre-tax expense associated with non-vested restricted stock awards and non-vested performance based restricted stock units (share-based compensation) and the related tax benefits recognized:

	Six Months Ended June 30,
	2017	2016
	(dollars in thousands)
Share-based compensation expense	$552	$437
Related tax benefits	$226	$179
15.	Financial Instruments with Off-Balance-Sheet Risk

To meet the financing needs of its customers, the Company is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments are primarily comprised of commitments to extend credit, commitments to sell residential real estate mortgage loans, risk participation agreements and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments assuming that the amounts are fully advanced and that collateral or other security is of no value. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Off-balance-sheet financial instruments with contractual amounts that present credit risk included the following:

	June 30, 2017	December 31, 2016
	(dollars in thousands)
Financial instruments whose contractual amount represents credit risk:
Commitments to extend credit:
Unused portion of existing lines of credit	$285,301	$256,767
Origination of new loans	45,273	26,024
Standby letters of credit	8,276	7,763

Financial instruments whose notional amount exceeds the amount of credit risk:
Commitments to sell residential mortgage loans	2,881	9,622
Customer related derivative contracts:
Interest rate swaps with customers	83,547	68,372
Mirror swaps with counterparties	83,547	68,372
Risk participation agreements with counterparties	16,237	16,378

16.	Shareholders’ Equity

Capital guidelines issued by the Federal Reserve Bank (the “FRB”) and by the FDIC require that the Company and the Bank maintain minimum capital levels for capital adequacy purposes. These regulations also require banks and their holding companies to maintain higher capital levels to be considered “well-capitalized.” Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, there are specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among bank and bank holding companies, to account for off-balance-sheet exposure and to minimize disincentives for holding liquid assets.

On July 2, 2013, the FRB approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (“Basel III Capital Rules”). On July 9, 2013, the FDIC also approved, as an interim final rule, the regulatory capital requirements for U.S. banks, following the actions of the FRB. On April 8, 2014, the FDIC adopted as final its interim final rule, which is identical in substance to the final rules issued by the FRB in July 2013. Under the final rules, minimum requirements increased for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 capital risk-weighted assets minimum ratio of 4.5%, raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0%, require a minimum ratio of Total capital to risk-weighted assets of 8.0%, and require a minimum Tier 1 leverage ratio of 4.0%.

The Basel III Capital Rules became effective for the Company and the Bank on January 1, 2015 (subject to a phase-in period for the capital conservation buffer discussed below). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company and the Bank to maintain (i) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% Common Equity Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The capital conservation buffer is designed to absorb losses during periods of economic stress and, as detailed above, effectively increases the minimum required risk-weighted capital ratios. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets below the effective minimum (4.5% plus the capital conservation buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Management believes that as of June 30, 2017 and December 31, 2016, the Company and the Bank met all applicable minimum capital requirements and were considered “well-capitalized” by both the FRB and the FDIC.

	Actual		Minimum Capital Required For Capital Adequacy		Minimum Capital Required For Capital Adequacy Plus Capital Conservation Buffer Basel III Phase-In Schedule		Minimum Capital Required For Capital Adequacy Plus Capital Conservation Buffer Basel III Fully Phased In		Minimum To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
At June 30, 2017
Cambridge Bancorp:
Total capital (to risk-weighted assets)	$165,699	13.8%	$96,091	8.0%	$111,105	9.25%	$126,119	10.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	150,681	12.5%	72,068	6.0%	87,082	7.25%	102,097	8.5%	N/A	N/A
Common equity tier I capital (to risk-weighted assets)	150,681	12.5%	54,051	4.5%	69,065	5.75%	84,080	7.0%	N/A	N/A
Tier I capital (to average assets)	150,681	8.1%	74,690	4.0%	74,690	4.00%	74,690	4.0%	N/A	N/A
Cambridge Trust Company:
Total capital (to risk-weighted assets)	$161,963	13.5%	$96,091	8.0%	$111,105	9.25%	$126,119	10.5%	$120,114	10.0%
Tier I capital (to risk-weighted assets)	146,945	12.2%	72,068	6.0%	87,082	7.25%	102,097	8.5%	96,091	8.0%
Common equity tier I capital (to risk-weighted assets)	146,945	12.2%	54,051	4.5%	69,065	5.75%	84,080	7.0%	78,074	6.5%
Tier I capital (to average assets)	146,945	7.9%	74,696	4.0%	74,696	4.00%	74,696	4.0%	93,371	5.0%

At December 31, 2016
Cambridge Bancorp:
Total capital (to risk-weighted assets)	$159,141	13.1%	$96,873	8.0%	$104,441	8.625%	$127,145	10.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	144,003	11.9%	72,654	6.0%	80,223	6.625%	102,927	8.5%	N/A	N/A
Common equity tier I capital (to risk-weighted assets)	144,003	11.9%	54,491	4.5%	62,059	5.125%	84,763	7.0%	N/A	N/A
Tier I capital (to average assets)	144,003	7.9%	72,488	4.0%	72,488	4.000%	72,488	4.0%	N/A	N/A
Cambridge Trust Company:
Total capital (to risk-weighted assets)	$156,928	13.0%	$96,873	8.0%	$104,441	8.625%	$127,145	10.5%	$121,091	10.0%
Tier I capital (to risk-weighted assets)	141,790	11.7%	72,654	6.0%	80,223	6.625%	102,927	8.5%	96,873	8.0%
Common equity tier I capital (to risk-weighted assets)	141,790	11.7%	54,491	4.5%	62,059	5.125%	84,763	7.0%	78,709	6.5%
Tier I capital (to average assets)	141,790	7.8%	72,488	4.0%	72,488	4.000%	72,488	4.0%	90,610	5.0%

17.	Other Comprehensive Income

Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as ‘other comprehensive income’. The Company’s other comprehensive income consists of unrealized gains or losses on securities classified as available for sale and the component of the unfunded retirement liability computed in accordance with the requirements of ASC 715, “Compensation – Retirement Benefits.” The before-tax and after-tax amount of each of these categories, as well as the tax (expense)/benefit of each, is summarized as follows:

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Before Tax Amount	Tax (Expense) or Benefit	Net-of-tax Amount	Before Tax Amount	Tax (Expense) or Benefit	Net-of-tax Amount
	(dollars in thousands)			(dollars in thousands)
Unrealized gains (losses) on available for sale securities
Unrealized holding gains (losses) arising during period	$1,072	$(390)	$682	$5,263	$(1,870)	$3,393
Reclassification adjustment for losses (gains) recognized in net income	3	(2)	1	(435)	156	(279)
Defined benefit retirement plans
Change in unfunded retirement liability	448	(183)	265	395	(161)	234
Total Other Comprehensive Income	$1,523	$(575)	$948	$5,223	$(1,875)	$3,348

Reclassifications out of Accumulated Other Comprehensive Income (“AOCI”) are presented below:

Six Months Ended June 30,
Details about Accumulated Other Comprehensive Income Components	2017	2016	Affected Line Item in the Statement where Net Income is Presented
	(dollars in thousands)
Unrealized gains and losses on available for sale securities	$(3)	$435	(Loss) gain on disposition of investment securities
Tax benefit or (expense)	2	(156)	Provision for income taxes
Net of tax	$(1)	$279	Net income

18.	Earnings per Share

The following represents a reconciliation between basic and diluted earnings per share:

	Six Months Ended June 30,
	2017	2016
	(dollars in thousands except per share data)
Earnings per common share - basic:
Numerator:
Net income	$8,842	$7,898
Less dividends and undistributed earnings allocated to participating securities	(89)	(101)
Net income applicable to common shareholders	$8,753	$7,797

Denominator:
Weighted average common shares outstanding	4,025	3,976
Earnings per common share - basic	$2.17	$1.96

Earnings per common share - diluted:
Numerator:
Net income	$8,842	$7,898
Less dividends and undistributed earnings allocated to participating securities	(89)	—
Net income applicable to common shareholders	$8,753	$7,898

Denominator:
Weighted average common shares outstanding	4,025	3,976
Dilutive effect of common stock equivalents	36	46
Weighted average diluted common shares outstanding	4,061	4,022
Earnings per common share - diluted	$2.16	$1.96

19.	Derivative Financial Instruments

The Company enters into interest rate derivatives to accommodate the business requirements of its customers. Derivatives are recognized as either assets or liabilities and reported in other assets or other liabilities on the balance sheet and are measured at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and resulting designation.

Interest Rate Swaps

The Company has entered into interest rate swap contracts to help commercial loan borrowers manage their interest rate risk. The interest rate swap contracts with commercial loan borrowers allow them to convert floating-rate loan payments to fixed-rate loan payments. When the Bank enters into an interest rate swap contract with a commercial loan borrower, it simultaneously enters into a “mirror” swap contract with a third party. The third party exchanges the client’s fixed‑rate loan payments for floating-rate loan payments. As of June 30, 2017 and December 31, 2016, the Bank had interest rate swap contracts with commercial loan borrowers with notional amounts of $83.5 million and $68.4 million, respectively, and equal amounts of “mirror” swap contracts with third-party financial institutions. These derivatives are not designated as hedges and therefore, changes in fair value are recognized in earnings. Because these derivatives have mirror-image contractual terms, the changes in fair value substantially offset each other through earnings. Fees earned in connection with the execution of derivatives related to this program are recognized in earnings through loan related derivative income.

The credit risk associated with swap transactions is the risk of default by the counterparty. To minimize this risk, the Company enters into interest rate agreements only with highly rated counterparties that management believes to be creditworthy. The notional amounts of these agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the potential loss exposure.

Risk Participation Agreements

The Company has entered into risk participation agreements (“RPAs”) with other banks participating in commercial loan arrangements. Participating banks guarantee the performance on borrower-related interest rate swap contracts. RPAs are derivative financial instruments and are recorded at fair value and reported in other assets or other liabilities. These derivatives are not designated as hedges and therefore, changes in fair value are recognized in earnings with a corresponding offset within other liabilities.

Under a risk participation-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. Under a risk participation-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank.

As of June 30, 2017, the notional amounts of the risk participation-in agreements and risk participation-out agreements were $16.2 million and $0, respectively.

The following table presents the fair values of derivative instruments in the Company’s unaudited consolidated balance sheets:

		Fair Value			Fair Value
	Balance Sheet Location	June 30, 2017	December 31, 2016	Balance Sheet Location	June 30, 2017	December 31, 2016
		(dollars in thousands)			(dollars in thousands)
Derivatives not Designated as Hedging Instruments
Loan related derivative contracts
Interest rate swaps with customers	Other Assets	$1,879	$1,632	Other Liabilities	$—	$—
Mirror swaps with counterparties	Other Assets	—	—	Other Liabilities	1,879	1,632
Risk participation agreements	Other Assets	—	—	Other Liabilities	10	12
Total		$1,879	$1,632		$1,889	$1,644

For the six months ended June 30, 2017 and June 30, 2016, the Company recorded $363,000 and $799,000, respectively, of gains on hedging activities in loan related derivative income.

20.	Fair Value Measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures” for financial assets and liabilities. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. ASC 820, among other things, emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on the assumptions the market participants would use in pricing the asset or liability. In addition, ASC 820 specifies a hierarchy of valuations techniques based on whether the types of valuation information (“inputs”) are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1 – Quoted prices for identical assets or liabilities in active markets.
•

Level 2 – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from techniques in which one or more significant inputs or significant value drivers are unobservable in the markets and which reflect the Company’s market assumptions.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale, and derivative instruments and hedges are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as collateral dependent impaired loans.

The following is a summary of the carrying values and estimated fair values of the Company’s significant financial instruments as of the dates indicated:

	June 30, 2017		December 31, 2016
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(dollars in thousands)
Financial assets
Cash and cash equivalents	$33,089	$33,089	$54,050	$54,050
Securities - available for sale	228,591	228,591	325,641	325,641
Securities - held to maturity	240,380	242,798	82,502	83,755
Loans excluding loans held for sale, net	1,313,170	1,294,990	1,304,893	1,286,497
Loans held for sale	424	424	6,506	6,506
FHLB Boston stock	8,159	8,159	4,098	4,098
Accrued interest receivable	4,594	4,594	4,627	4,627
Loan level interest rate swaps	1,879	1,879	1,632	1,632

Financial liabilities
Deposits	1,615,981	1,543,783	1,686,038	1,684,065
Short-term borrowings	109,000	109,001	—	—
Long-term borrowings	3,663	3,681	3,746	3,745
Loan level interest rate swaps	1,879	1,879	1,632	1,632
Risk participation agreements	10	10	12	12

The following tables summarize certain assets reported at fair value on a recurring basis:

	Fair Value as of June 30, 2017
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Measured on a recurring basis
Securities available for sale
U.S. GSE obligations	$—	$99,017	$—	$99,017
Mortgage-backed securities	—	123,924	—	123,924
Corporate debt securities	—	5,047	—	5,047
Mutual funds	603	—	—	603
Other assets
Interest rate swaps with customers	—	1,879	—	1,879
Other liabilities
Mirror swaps with counterparties	—	1,879	—	1,879
Risk participation agreements	—	10	—	10

	Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Measured on a recurring basis
Securities available for sale
U.S. GSE obligations	$—	$138,709	$—	$138,709
Mortgage-backed securities	—	181,299	—	181,299
Corporate debt securities	—	5,029	—	5,029
Mutual funds	604	—	—	604
Other assets
Interest rate swaps with customers	—	1,632	—	1,632
Other liabilities
Mirror swaps with counterparties	—	1,632	—	1,632
Risk participation agreements	—	12	—	12

The following tables present the carrying value of assets measured at fair value on a non-recurring basis:

	Fair Value as of June 30, 2017
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Items recorded at fair value on a nonrecurring basis
Assets
Collateral dependent impaired loans	$—	$—	$1,962	$1,962
Loans held for sale	—	—	424	424
Total assets at fair value on a nonrecurring basis	$—	$—	$2,386	$2,386

	Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Items recorded at fair value on a nonrecurring basis
Assets
Collateral dependent impaired loans	$—	$—	$654	$654
Loans held for sale	—	—	6,506	6,506
Total assets at fair value on a nonrecurring basis	$—	$—	$7,160	$7,160

There were no transfers between levels for the six months ended June 30, 2017 and the twelve months ended December 31, 2016.

The following is a description of the principal valuation methodologies used by the Company to estimate the fair values of its financial instruments:

Investment Securities

For investment securities, fair values are primarily based upon valuations obtained from a national pricing service which uses matrix pricing with inputs that are observable in the market or can be derived from, or corroborated by, observable market data. When available, quoted prices in active markets for identical securities are utilized.

Loans Held for Sale

For loans held for sale, fair values are estimated using projected future cash flows, discounted at rates based upon either trades of similar loans or mortgage-backed securities, or at current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

Loans

For most categories of loans, fair values are estimated using projected future cash flows, discounted at rates based upon either trades of similar loans or mortgage-backed securities, or at current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. Loans that are deemed to be impaired in accordance with ASC 310, “Receivables,” are valued based upon the lower of cost or fair value of the underlying collateral.

FHLB of Boston Stock

The fair value of FHLB of Boston stock equals its carrying value since such stock is only redeemable at its par value.

Deposits

The fair value of non-maturity deposit accounts is the amount payable on demand at the reporting date. This amount does not take into account the value of the Bank’s long-term relationships with core depositors. The fair value of fixed-maturity certificates of deposit is estimated using a replacement cost of funds approach and is based upon rates currently offered for deposits of similar remaining maturities.

Long-Term Borrowings

For long-term borrowings, fair values are estimated using future cash flows, discounted at rates based upon current costs for debt securities with similar terms and remaining maturities.

Other Financial Assets and Liabilities

Cash and cash equivalents, accrued interest receivable and short-term borrowings have fair values which approximate their respective carrying values because these instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

Derivative Instruments and Hedges

The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The Bank incorporates credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Bank has considered the impact of netting and any applicable credit enhancements, such as collateral postings.

Off-Balance-Sheet Financial Instruments

In the course of originating loans and extending credit, the Bank will charge fees in exchange for its commitment. While these commitment fees have value, the Bank has not estimated their value due to the short-term nature of the underlying commitments and their immateriality.

Values Not Determined

In accordance with ASC 820, the Company has not estimated fair values for non-financial assets such as banking premises and equipment, goodwill, the intangible value of the Bank’s portfolio of loans serviced for itself and the intangible value inherent in the Bank’s deposit relationships (i.e., core deposits), among others. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors

Cambridge Bancorp:

We have audited the accompanying consolidated balance sheets of Cambridge Bancorp and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cambridge Bancorp and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts

August 9, 2017

CAMBRIDGE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(dollars in thousands)
Assets
Cash and cash equivalents	$54,050	$24,645
Investment securities
Securities available for sale, amortized cost $329,726 and $349,595, respectively	325,641	347,173
Securities held to maturity, fair value $83,755 and $86,541, respectively	82,502	83,063
Total investment securities	408,143	430,236
Loans held for sale, at lower of cost or fair value	6,506	—
Loans
Residential mortgage	534,404	546,245
Commercial mortgage	616,140	511,071
Home equity	75,051	63,522
Commercial & Industrial	59,706	42,384
Consumer	34,853	28,992
Total loans	1,320,154	1,192,214
Less: allowance for loan losses	(15,261)	(15,191)
Net loans	1,304,893	1,177,023
Stock in FHLB of Boston, at cost	4,098	6,465
Bank owned life insurance	30,499	29,887
Banking premises and equipment, net	10,451	11,371
Net deferred tax assets	13,693	11,919
Accrued interest receivable	4,627	4,222
Other assets	12,039	10,433
Total assets	$1,848,999	$1,706,201
Liabilities
Deposits
Demand	$472,923	$436,998
Interest bearing checking	430,706	370,400
Money market	72,057	73,911
Savings	539,190	497,525
Certificates of deposit	171,162	178,390
Total deposits	1,686,038	1,557,224
Short-term borrowings	—	—
Long-term borrowings	3,746	3,910
Other liabilities	24,544	20,004
Total liabilities	1,714,328	1,581,138
Shareholders’ Equity
Common stock, par value $1.00; Authorized 10,000,000 shares; Outstanding: 4,036,879 shares and 4,000,181 shares, respectively	4,037	4,000
Additional paid-in capital	33,253	30,427
Retained earnings	107,262	99,064
Accumulated other comprehensive loss	(9,881)	(8,428)
Total shareholders’ equity	134,671	125,063
Total liabilities and shareholders’ equity	$1,848,999	$1,706,201

The accompanying notes are an integral part of these consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$48,353	$45,149	$40,466
Interest on tax exempt loans	415	209	15
Interest on taxable investment securities	5,230	5,921	7,085
Interest on tax exempt investment securities	2,737	2,766	2,664
Dividends on FHLB of Boston stock	179	259	101
Interest on overnight investments	114	37	40
Total interest and dividend income	57,028	54,341	50,371
Interest expense
Interest on deposits	3,260	2,459	1,950
Interest on borrowed funds	95	235	148
Total interest expense	3,355	2,694	2,098
Net interest and dividend income	53,673	51,647	48,273
Provision for loan losses	132	1,075	1,550
Net interest and dividend income after provision for loan losses	53,541	50,572	46,723
Noninterest income
Wealth management income	20,389	19,242	17,954
Deposit account fees	2,922	2,324	2,416
ATM/Debit card income	1,140	1,192	1,247
Bank owned life insurance income	612	667	665
Gain on disposition of investment securities	438	690	1,073
Gain on loans held for sale	916	609	170
Loan related derivative income	1,323	260	—
Other income	921	881	939
Total noninterest income	28,661	25,865	24,464
Noninterest expense
Salaries and employee benefits	34,529	30,838	27,799
Occupancy and equipment	9,331	9,024	8,510
Data processing	5,024	4,807	4,567
Professional services	2,394	2,260	2,008
Marketing	1,706	2,380	2,117
FDIC Insurance	834	854	793
Other expenses	2,932	3,029	3,213
Total noninterest expense	56,750	53,192	49,007
Income before income taxes	25,452	23,245	22,180
Income tax expense	8,556	7,551	7,236
Net income	$16,896	$15,694	$14,944
Share data
Weighted average number of shares outstanding, basic	3,990,343	3,938,117	3,886,692
Weighted average number of shares outstanding, diluted	4,028,944	3,993,599	3,957,416
Basic earnings per share	$4.19	$3.94	$3.81
Diluted earnings per share	$4.15	$3.93	$3.78

The accompanying notes are an integral part of these consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Net income	$16,896	$15,694	$14,944
Other comprehensive income (loss), net of tax
Unrealized (losses) gains on available for sale securities
Unrealized holding (losses) gains arising during period	(735)	(980)	3,973
Less: reclassification adjustment for gains included in net income	(281)	(443)	(688)
Total unrealized (losses) gains on securities	(1,016)	(1,423)	3,285
Defined benefit retirement plans
Change in unfunded retirement liability	(437)	40	(6,222)
Other comprehensive loss	(1,453)	(1,383)	(2,937)
Comprehensive income	$15,443	$14,311	$12,007

The accompanying notes are an integral part of these consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	(dollars in thousands)
Balance at December 31, 2013	$3,885	$26,027	$83,479	$(4,108)	$109,283
Net income	—	—	14,944	—	14,944
Other comprehensive income	—	—	—	(2,937)	(2,937)
Stock based compensation	18	491	—	—	509
Exercise of stock options	42	1,254	—	—	1,296
Stock issued to ESOP and DSP	15	614	—	—	629
Dividends declared ($1.68 per share)	—	—	(6,602)	—	(6,602)
Stock repurchased	(19)	(122)	(723)	—	(864)
Balance at December 31, 2014	3,941	28,264	91,098	(7,045)	116,258

Net income	—	—	15,694	—	15,694
Other comprehensive income	—	—	—	(1,383)	(1,383)
Stock based compensation	22	476	—	—	498
Exercise of stock options	36	1,080	—	—	1,116
Stock issued to ESOP and DSP	15	710	—	—	725
Dividends declared ($1.80 per share)	—	—	(7,178)	—	(7,178)
Stock repurchased	(14)	(103)	(550)	—	(667)
Balance at December 31, 2015	4,000	30,427	99,064	(8,428)	125,063

Net income	—	—	16,896	—	16,896
Other comprehensive income	—	—	—	(1,453)	(1,453)
Stock based compensation	12	956	—	—	968
Exercise of stock options	41	1,367	—	—	1,408
Stock issued to ESOP and DSP	16	761	—	—	777
Dividends declared ($1.84 per share)	—	—	(7,428)	—	(7,428)
Stock repurchased	(32)	(258)	(1,270)	—	(1,560)
Balance at December 31, 2016	$4,037	$33,253	$107,262	$(9,881)	$134,671

The accompanying notes are an integral part of these consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2016	2015	2014
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,896	$15,694	$14,944
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	132	1,075	1,550
Amortization of deferred charges and fees, net	1,655	1,027	1,060
Depreciation and amortization	2,107	1,935	1,817
Bank owned life insurance income	(612)	(667)	(665)
Gain on disposition of investment securities	(438)	(690)	(1,073)
Compensation expense from stock option and restricted stock grants	968	498	509
Change in loans held for sale	(6,506)	284	119
Change in accrued interest receivable, deferred taxes, other assets and other liabilities	963	835	(2,216)
Other, net	43	25	56
Net cash provided by operating activities	15,208	20,016	16,101
CASH FLOWS FROM INVESTING ACTIVITIES
Origination of loans	(275,866)	(260,020)	(301,863)
Proceeds from principal payments of loans	147,282	148,049	163,161
Proceeds from calls/maturities of securities available for sale	156,272	168,787	68,190
Proceeds from sales of securities available for sale and held to maturity	18,070	47,625	30,013
Purchase of securities available for sale	(154,719)	(225,912)	(43,741)
Proceeds from calls/maturities of securities held to maturity	11,450	6,206	3,776
Purchase of securities held to maturity	(11,238)	(9,691)	(24,295)
Purchase of bank owned life insurance	—	—	(5,000)
Sale (purchase) of FHLB of Boston stock	2,367	1,490	(1,724)
Purchase of banking premises and equipment	(1,187)	(4,939)	(233)
Net cash used by investing activities	(107,569)	(128,405)	(111,716)
CASH FLOWS FROM FINANCING ACTIVITIES
Change in deposits	128,733	186,688	(38,511)
Cash dividends paid on common stock	(7,428)	(7,178)	(6,602)
Repurchase of common stock	(1,560)	(667)	(864)
Proceeds from issuance of common stock	2,185	1,841	1,925
Change in short-term borrowings	—	(69,000)	69,000
Proceeds from long-term borrowings	—	3,950	—
Repayment of long-term borrowings	(164)	(40)	—
Net cash provided by financing activities	121,766	115,594	24,948
Net decrease in cash and cash equivalents	29,405	7,205	(70,667)
Cash and cash equivalents at beginning of period	24,645	17,440	88,107
Cash and cash equivalents at end of period	$54,050	$24,645	$17,440
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$3,371	$2,644	$2,094
Income taxes	$9,205	$8,220	$8,490

The accompanying notes are an integral part of these consolidated financial statements.

CAMBRIDGE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016

1.	THE BUSINESS

The accompanying consolidated financial statements include the accounts of Cambridge Bancorp (the “Company”) and its wholly owned subsidiary, Cambridge Trust Company (the “Bank”), and the Bank’s subsidiaries, Cambridge Trust Company of New Hampshire, Inc., CTC Security Corporation, CTC Security Corporation II and CTC Security Corporation III. References to the Company herein relate to the consolidated group of companies. During 2016, the Company closed CTC Security Corporation II. All significant intercompany accounts and transactions have been eliminated in preparation of the consolidated financial statements.

The Company is a state chartered, federally registered bank holding company headquartered in Cambridge, Massachusetts, that was incorporated in 1983. The Company is the sole shareholder of the Bank, a Massachusetts trust company chartered in 1890 which is a community-oriented commercial bank. The community banking business, the Company’s only reportable operating segment, consisting of wealth management services, commercial banking and consumer banking is managed as a single strategic unit.

The Bank offers a full range of commercial and consumer banking services through its network of 11 full-service banking offices in Massachusetts. The Bank is engaged principally in the business of attracting deposits from the public and investing those deposits. The Bank invests those funds in various types of loans, including residential and commercial real estate, and a variety of commercial and consumer loans. The Bank also invests its deposits and borrowed funds in investment securities and has two wholly-owned Massachusetts security corporations, CTC Security Corporation and CTC Security Corporation III, for this purpose. Deposits at the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) for the maximum amount permitted by FDIC Regulations.

Trust and investment management services are offered through the Bank’s full-service branches in Massachusetts, a wealth management office located in Boston, and three wealth management offices located in New Hampshire. The Bank also utilizes its non-depository trust company, Cambridge Trust Company of New Hampshire, Inc., in providing wealth management services in New Hampshire. The assets held for wealth management customers are not assets of the Bank and, accordingly, are not reflected in the accompanying consolidated balance sheets. Total assets managed on behalf of wealth management clients were approximately $2.6 billion and $2.3 billion at December 31, 2016 and 2015, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and general practices within the financial services industry.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. The allowance for loan losses, the fair values of financial instruments and the valuation of deferred tax assets are particularly subject to change.

Reclassifications

Certain amounts in the prior year’s financial statements may have been reclassified to conform with the current year’s presentation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, amounts due from banks and overnight investments.

Investment Securities

Investment securities are classified as either ‘held to maturity’ or ‘available for sale’ in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 320, “Investments – Debt and Equity Securities.” Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and are carried at cost, adjusted for the amortization of premiums and the accretion of discounts, using the effective-yield method. U.S. GSE and U.S.

Government Agency obligations represent debt securities issued by the Federal Farm Credit Bank, the Federal Home Loan Banks (“FHLB”), the Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”). Mortgage-backed securities represent Pass-Through Certificates and Collateralized Mortgage Obligations either issued by, or collateralized by securities issued by GNMA, FNMA or FHLMC. Mortgage-backed securities are adjusted for amortization of premiums and accretion of discounts, using the effective-yield method over the estimated average lives of the investments.

Debt and equity securities not classified as held to maturity are classified as available for sale and carried at fair value with unrealized after-tax gains and losses reported net as a separate component of shareholders’ equity. Shareholders’ equity included net unrealized losses of $2.6 million and $1.6 million at December 31, 2016 and 2015, respectively. These amounts are net of deferred taxes receivable of $1.5 million and $851,000, in each of the respective years. The Company classifies its securities based on its intention at the time of purchase.

Declines in the fair value of investment securities below their amortized cost that are deemed to be other-than-temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the Company’s intent to sell the security or whether it is more likely than not that the Company will be required to sell the debt security before its anticipated recovery.

Loans and the Allowance for Loan Losses

Loans are reported at the amount of their outstanding principal, including deferred loan origination fees and costs, reduced by unearned discounts and the allowance for loan losses. Loan origination fees, net of related direct incremental loan origination costs, are deferred and amortized as an adjustment to yield over the life of the related loans. Unearned discount is recognized as an adjustment to the loan yield, using the interest method over the contractual life of the related loan. When a loan is paid off, the unamortized portion of net fees or unearned discount is recognized as interest income.

Loans are considered delinquent when a payment of principal and/or interest becomes past due 30 days following its scheduled payment due date.

Loans on which the accrual of interest has been discontinued are designated non-accrual loans. Accrual of interest income is discontinued when concern exists as to the collectability of principal or interest, or typically when a loan becomes over 90 days delinquent. Additionally, when a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from non-accrual when they become less than 90 days past due and when concern no longer exists as to the collectability of principal or interest. Interest collected on non-accruing loans is either applied against principal or reported as income according to management’s judgment as to the collectability of principal.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Under certain circumstances, the Company may restructure the terms of a loan as a concession to a borrower. These restructured loans are generally also considered impaired loans. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

The provision for loan losses and the level of the allowance for loan losses reflects management’s estimate of probable loan losses inherent in the loan portfolio at the balance sheet date. Management uses a systematic process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, an estimate is made by management of the allowance needed for each of the following segments of the loan portfolio: (a) residential mortgage loans, (b) commercial mortgage loans, (c) home equity loans, (d) commercial & industrial loans, and (e) consumer loans. Portfolio segments are further disaggregated into classes of loans. The establishment of the allowance for each portfolio segment is based on a process that evaluates the risk characteristics relevant to each portfolio segment and takes into consideration multiple internal and external factors. Internal factors include, but are not limited to, (a) historic levels and trends in charge-offs, delinquencies, risk ratings, and foreclosures, (b) level and changes in industry, geographic and credit concentrations, (c) underwriting policies and adherence to such policies, (d) the growth and vintage of the portfolios and (e) the experience of, and any changes in, lending and credit personnel. External factors include, but are not limited to, (a) conditions and trends in the local and national economy and (b) levels and trends in national delinquent and non-performing loans.

The Bank evaluates certain loans individually for specific impairment. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Loans are selected for evaluation based upon internal risk rating, delinquency status, or non-accrual status. A specific allowance amount is allocated to an individual loan when such loan has been deemed impaired and when the amount of the probable loss is able to be estimated. Estimates of loss may be determined by the present value of anticipated future cash flows, the loan’s observable fair market value, or the fair value of the collateral, if the loan is collateral dependent.

Risk characteristics relevant to each portfolio segment are as follows:

Residential mortgage and home equity loans – The Bank generally does not originate loans in these segments with a loan-to-value ratio greater than 80 percent, unless covered by private mortgage insurance, and in all cases not greater than a loan-to-value ratio of 95 percent. The Bank does not grant subprime loans. Loans in these segments are secured by one-to-four family residential real estate and repayment is primarily dependent on the credit quality of the individual borrower.

Commercial mortgage loans – This includes multifamily properties. The Bank generally does not originate loans in this segment with a loan-to-value ratio greater than 75 percent. Loans in this segment are secured by owner-occupied and nonowner-occupied commercial real estate and repayment is primarily dependent on the cash flows of the property (if nonowner-occupied) or of the business (if owner-occupied).

Commercial loans – Loans in this segment are made to businesses and are generally secured by equipment, accounts receivable or inventory, as well as the personal guarantees of the principal owners of the business and repayment is primarily dependent on the cash flows generated by the business.

Consumer loans – Loans in this segment are made to individuals and can be secured or unsecured. Repayment is primarily dependent on the credit quality of the individual borrower.

The majority of the Bank’s loans are concentrated in Eastern Massachusetts and therefore the overall health of the local economy, including unemployment rates, vacancy rates, and consumer spending levels, can have a material effect on the credit quality of all of these portfolio segments.

The process to determine the allowance for loan losses requires management to exercise considerable judgment regarding the risk characteristics of the loan portfolio segments and the effect of relevant internal and external factors.

The provision for loan losses charged to operations is based on management’s judgment of the amount necessary to maintain the allowance at a level to provide for probable inherent loan losses. When management believes that the collectability of a loan’s principal balance, or portions thereof, is unlikely, the principal amount is charged against the allowance for loan losses. Recoveries on loans that have been previously charged off are credited to the allowance for loan losses as received. The allowance is an estimate, and ultimate losses may vary from current estimates. As adjustments become necessary, they are reported in the results of operations through the provision for loan losses in the period in which they become known.

Residential mortgage loans originated and intended for sale in the secondary market are classified as held for sale at the time of their origination and are carried at the lower of cost or fair value on an individual loan basis. Changes in fair value relating to loans held for sale below the loans cost basis are charged against gain on loans held for sale. Gains and losses on the actual sale of the residential loans are recorded in earnings as net gains (losses) on loans held for sale on the consolidated statements of income.

Bank Owned Life Insurance

Bank owned life insurance (“BOLI”) represents life insurance on the lives of certain employees who have provided positive consent allowing the Bank to be the beneficiary of such policies. Since the Bank is the primary beneficiary of the insurance policies, increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other noninterest income, and are not subject to income taxes. The cash value of the policies is included in other assets. Applicable regulations generally limit our investment in bank-owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. The Bank reviews the financial strength of the insurance carriers prior to the purchase of BOLI and at least annually thereafter.

Banking Premises and Equipment

Land is stated at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, which is computed using the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter. The cost of ordinary maintenance and repairs is charged to expense when incurred.

Advertising Costs

Advertising costs are expensed as incurred.

Other Real Estate Owned

Other real estate owned (“OREO”) consists of properties formerly pledged as collateral to loans, which have been acquired by the Bank through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Upon transfer of a loan to foreclosure status, an appraisal is obtained and any excess of the loan balance over the fair value, less estimated costs to sell, is charged against the allowance for loan losses. Expenses and subsequent adjustments to the fair value are treated as other operating expense.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill and intangible assets that are not amortized are tested for impairment, based on their fair values, at least annually. Identifiable intangible assets that are subject to amortization are also reviewed for impairment based on their fair value. Any impairment is recognized as a charge to earnings and the adjusted carrying amount of the intangible asset becomes its new accounting basis. The remaining useful life of an intangible asset that is being amortized is also evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization.

Mortgage servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets with servicing rights retained. The fair value of the servicing rights is determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs and other economic factors. For purposes of measuring impairment, the underlying loans are stratified into relatively homogeneous pools based on predominant risk characteristics which include product type (i.e., fixed or adjustable) and interest rate bands. If the aggregate carrying value of the capitalized mortgage servicing rights for a stratum exceeds its fair value, MSR impairment is recognized in earnings through a valuation allowance for the difference. As the loans are repaid and net servicing revenue is earned, the MSR asset is amortized as an offset to loan servicing income. Servicing revenues are expected to exceed this amortization expense. However, if actual prepayment experience or defaults exceed what was originally anticipated, net servicing revenues may be less than expected and mortgage servicing rights may be impaired.

Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and in the Commonwealth of Massachusetts and other states as required.  For the year 2016, the Company filed taxes in Massachusetts and New Hampshire.

The Company uses the liability (or balance sheet) method for accounting for income taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reviewed quarterly and reduced by a valuation allowance if, based upon the information available, it is more likely than not that some or all of the deferred tax assets will not be realized.

Interest and penalties related to unrecognized tax benefits, if incurred, are recognized as a component of income tax expense.

Fee Revenue

Wealth management revenues include asset based revenues (trust and investment advisory fees) that are primarily accrued as earned based upon a percentage of asset values under administration.  Also included in wealth management revenues are transaction-based revenues (financial planning fees and other service fees), which are recognized as revenue to the extent that services have been completed.  Fee revenue from deposit service charges is generally recognized when earned.

Pension and Retirement Plans

The Company sponsors a defined benefit pension plan and a postretirement health care plan covering substantially all employees hired before May 2, 2011. Benefits for the pension plan are based primarily on years of service and the employee’s average monthly pay during the five highest consecutive plan years of the employee’s final ten years. Benefits for the postretirement health care plan are based on years of service. Expense for both of these plans is recognized over the employee’s service life utilizing the projected unit credit actuarial cost method. Contributions are periodically made to the pension plan so as to comply with the Employee Retirement Income Security Act (“ERISA”) funding standards and the Internal Revenue Code of 1986, as amended.

The Company also has a non-qualified retirement plan to provide supplemental retirement benefits to certain executives. Expense for this plan is recognized over the executive’s service life utilizing the projected unit credit actuarial cost method.

Stock-Based Compensation

Stock-based compensation plans provide for awards of stock options and other equity incentives, including nonvested share units and nonvested performance share units.

Compensation expense for awards is recognized over the service period based on the fair value at the date of grant. Awards of nonvested share units and nonvested performance share units are valued at the fair market value of the Company’s common stock as of the award date. Nonvested performance share unit compensation expense is based on the most recent performance assumption available and is adjusted as assumptions change. If the goals are not met, vesting does not occur and no compensation cost will be recognized and any recognized compensation costs will be reversed. Stock-based awards that do not require future service are expensed immediately. The Company estimates expected forfeitures in determining compensation expense.

Derivative Instruments and Hedging Activities

Derivative instruments related to commercial loan swaps, mirror swaps with counterparties and risk participation agreements are considered “derivatives.”

Derivatives are recognized as either assets or liabilities on the balance sheet and are measured at fair value. The accounting for changes in the fair value of such derivatives depends on the intended use of the derivative and resulting designation.

For derivatives designated as fair value hedges, changes in the fair value of such derivatives are recognized in earnings together with the changes in the fair value of the related hedged item. The net amount, if any, represents hedge ineffectiveness and is reflected in earnings.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive income (loss) and recognized in earnings when the hedged transaction affects earnings. The ineffective portion of changes in the fair value of cash flow hedges is recognized directly in earnings.

For derivatives not designated as hedges, changes in fair value of the derivative instruments are recognized in earnings, in noninterest income.

The accrued net settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense based on the item being hedged. Changes in fair value of such derivatives including accrued net settlements that do not qualify for hedge accounting are reported in noninterest income.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company measures the fair values of its financial instruments in accordance with accounting guidance that requires an entity to base fair value on exit price, and maximize the use of observable inputs and minimize the use of unobservable inputs to determine the exit price.

ASC 820, “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data and requires fair value measurements to be disclosed by level within the hierarchy. The three broad levels defined by the fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reported date. The type of financial instruments included in Level 1 are highly liquid cash instruments with quoted prices such as government or agency securities, listed equities and money market securities, as well as listed derivative instruments.

Level 2 – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these financial instruments includes cash instruments for which quoted prices are available but traded less frequently, derivative instruments whose fair value has been derived using a model where inputs to the model are directly observable in the market, or can be derived principally from or corroborated by observable market data, and instruments that are fair valued using other financial instruments, the parameters of which can be directly observed. Instruments which are generally included in this category are corporate bonds and loans, mortgage whole loans, municipal bonds and over-the-counter derivatives.

Level 3 – Instruments that have little to no pricing observability as of the reported date. These financial instruments do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Instruments that are included in this category generally include certain commercial mortgage loans, certain private equity investments, distressed debt, non-investment grade residual interests in securitizations, as well as certain highly structured over-the-counter derivative contracts.

Earnings per Common Share

Earnings per common share is computed using the two-class method prescribed under ASC Topic 260, “Earnings Per Share.” ASC Topic 260 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. We have determined that our outstanding non-vested stock awards are participating securities.

Under the two-class method, basic earnings per common share is computed by dividing net earnings allocated to common stock by the weighted-average number of common shares outstanding during the applicable period, excluding outstanding participating securities. Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of common stock equivalents. A reconciliation of the weighted-average shares used in calculating basic earnings per common share and the weighted average common shares used in calculating diluted earnings per common share for the reported periods is provided in Note 21 - Earnings Per Common Share.

Subsequent Events

Management has reviewed events occurring through February 27, 2017, the date the consolidated financial statements were issued and determined that no subsequent events occurred requiring adjustment to or disclosure in these financial statements.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 - “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). This issuance was part of the joint project between the FASB and the International Accounting Standards Board to clarify the principles of recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. The impact of ASU 2014-09 on the Company’s consolidated financial statements is not yet known. Additionally, in August 2015, the FASB issued Accounting Standards Update No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”) which defers adoption of ASU 2014-09 to annual reporting periods beginning after December 15, 2017.

Accounting Standards Update No. 2016-01 - “Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”), was issued in January 2016 and provides revised guidance related to the accounting for and reporting of financial instruments. Some of the main provisions include: requiring most equity securities to be reported at fair value with unrealized gains and losses reported in the income statement; requiring separate presentation of financial assets and liabilities by measurement category and form (i.e. securities or loans); clarifying that entities must assess valuation allowances on a deferred tax asset related to available for sale debt securities in combination with their other deferred tax assets; and eliminating the requirement to disclose the method and significant assumptions used to estimate fair value for financial instruments measured at amortized cost on the balance sheet. ASU 2016-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company has not yet determined the effect of ASU 2016-01 on its ongoing financial reporting.

Accounting Standards Update No. 2016-02 - “Leases” (“ASU 2016-02”), was issued in February 2016 and provides revised guidance related to the accounting and reporting of leases. ASU 2016-02 requires lessees to recognize most leases on the balance sheet. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee will depend on its classification as a finance or operating lease. ASU 2016-02 requires a modified retrospective transition, with a number of practical expedients that entities may elect to apply. ASU 2016-02 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. The Company has not yet determined the effect of ASU 2016-02 on its ongoing financial reporting.

Accounting Standards Update No. 2016-09 - “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”) was issued in March 2016. ASU 2016-09 was issued as part of the FASB Simplification Initiative which intends to reduce the complexity of GAAP while improving usefulness to users. There are eight main items in this ASU that contribute to the simplification of share-based accounting. ASU 2016-09 will be effective for public business entities for the fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities the ASU will be effective for the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact the adoption of ASU 2016-09 will have on its consolidated financial statements.

Accounting Standards Update No. 2016-13 - “Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”) was issued in June 2016. ASU 2016-13 will significantly change how entities measure and recognize credit impairment for many financial assets. Under this standard, the new current expected credit loss model will require entities to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets that are in the scope of the standard. This new guidance also made targeted amendments to the current impairment model for available for sale debt securities. ASU 2016-13 will be effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. For all other entities the ASU will be effective for the fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption for fiscal years and interim periods beginning after December 15, 2018 is permitted. The Company is currently assessing the impact the adoption of ASU 2016-13 will have on its consolidated financial statements.

4.	CASH AND DUE FROM BANKS

At December 31, 2016 and 2015, cash and due from banks totaled $54.1 million and $24.6 million, respectively. Of this amount, $11.2 million and $10.1 million, respectively, were maintained to satisfy the reserve requirements of the Federal Reserve Bank of Boston (“FRB Boston”). Additionally, $500,000 and $1.0 million, respectively, were pledged to the New Hampshire Banking Department relating to Cambridge Trust Company of New Hampshire, Inc.’s operations in that State.

5.	INVESTMENT SECURITIES

Investment securities have been classified in the accompanying consolidated balance sheets according to management’s intent. The carrying amounts of securities and their approximate fair values were as follows:

	December 31, 2016				December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Available for sale securities
U.S. GSE obligations	$140,026	$23	$(1,340)	$138,709	$140,242	$58	$(530)	$139,770
Mortgage-backed securities	183,974	479	(3,154)	181,299	207,681	1,061	(2,936)	205,806
Corporate debt securities	5,054	13	(38)	5,029	1,000	—	(15)	985
Mutual funds	672	—	(68)	604	672	—	(60)	612
Total available for sale securities	$329,726	$515	$(4,600)	$325,641	$349,595	$1,119	$(3,541)	$347,173

Held to maturity securities
Mortgage-backed securities	$696	$23	$—	$719	$1,306	$50	$—	$1,356
Municipal securities	81,806	1,894	(664)	83,036	81,757	3,464	(36)	85,185
Total held to maturity securities	$82,502	$1,917	$(664)	$83,755	$83,063	$3,514	$(36)	$86,541
Total	$412,228	$2,432	$(5,264)	$409,396	$432,658	$4,633	$(3,577)	$433,714

All of the Company’s mortgage-backed securities have been issued by, or are collateralized by securities issued by, either Government National Mortgage Association (Ginnie Mae), Federal National Mortgage Association (Fannie Mae), or Federal Home Loan Mortgage Corporation (Freddie Mac).

The amortized cost and fair value of debt investments, aggregated by contractual maturity, are shown below. Maturities of mortgage-backed securities do not take into consideration scheduled amortization or prepayments. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Within One Year		After One, But Within Five Years		After Five, But Within Ten Years		After Ten Years		Total
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
At December 31, 2016	(dollars in thousands)
Available for sale securities
U.S. GSE obligations	$15,016	$15,029	$125,010	$123,680	$—	$—	$—	$—	$140,026	$138,709
Mortgage-backed securities	17	17	789	822	28,693	28,566	154,475	151,894	183,974	181,299
Corporate debt securities	—	—	4,054	4,016	1,000	1,013	—	—	5,054	5,029
Total available for sale securities	$15,033	$15,046	$129,853	$128,518	$29,693	$29,579	$154,475	$151,894	$329,054	$325,037

Held to maturity securities
Mortgage-backed securities	$1	$1	$630	$650	$3	$3	$62	$65	$696	$719
Municipal securities	1,605	1,608	15,996	16,344	29,563	30,414	34,642	34,670	81,806	83,036
Total held to maturity securities	$1,606	$1,609	$16,626	$16,994	$29,566	$30,417	$34,704	$34,735	$82,502	$83,755
Total	$16,639	$16,655	$146,479	$145,512	$59,259	$59,996	$189,179	$186,629	$411,556	$408,792

The following tables show the Company’s securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position:

	December 31, 2016
	Less than 12 months		12 months or longer		Total
Temporarily Impaired Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
U.S. GSE obligations	$118,686	$(1,340)	$—	$—	$118,686	$(1,340)
Mortgage-backed securities	149,860	(2,795)	14,425	(359)	164,285	(3,154)
Corporate debt securities	4,016	(38)	—	—	4,016	(38)
Municipal securities	18,626	(664)	—	—	18,626	(664)
Mutual funds	—	—	604	(68)	604	(68)
Total temporarily impaired securities	$291,188	$(4,837)	$15,029	$(427)	$306,217	$(5,264)

	December 31, 2015
	Less than 12 months		12 months or longer		Total
Temporarily Impaired Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(dollars in thousands)
U.S. GSE obligations	$84,726	$(485)	$4,953	$(45)	$89,679	$(530)
Mortgage-backed securities	99,190	(1,154)	71,554	(1,782)	170,744	(2,936)
Corporate debt securities	985	(15)	—	—	985	(15)
Municipal securities	3,517	(36)	—	—	3,517	(36)
Mutual funds	—	—	612	(60)	612	(60)
Total temporarily impaired securities	$188,418	$(1,690)	$77,119	$(1,887)	$265,537	$(3,577)

Securities are evaluated by management for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost; (2) the financial condition and near-term prospects of the issuer; and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. As of December 31, 2016, 132 debt securities and one equity security had gross unrealized losses, with an aggregate depreciation of 1.69% from the Company’s amortized cost basis. The largest unrealized loss percentage of any single security was 10.16% (or $51,000) of its amortized cost. The largest unrealized dollar loss of any single security was $189,000 (or 3.79%) of its amortized cost. The Company believes that the nature and duration of impairment on its debt security positions are primarily a function of interest rate movements and changes in investment spreads, and does not consider full repayment of principal on the reported debt obligations to be at risk. Since nearly all of these securities are rated “investment grade” and a) the Company does not intend to sell these securities before recovery, and b) that it is more likely than not that the Company will not be required to sell these securities before recovery, the Company does not consider these securities to be other-than-temporarily impaired as of December 31, 2016.

The following table sets forth information regarding sales of investment securities and the resulting gains or losses from such sales:

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Amortized cost of securities sold	$17,632	$46,935	$28,940
Gain realized on securities sold	438	690	1,073
Net proceeds from securities sold	$18,070	$47,625	$30,013

6.	LOANS AND ALLOWANCE FOR LOAN LOSSES

The Company’s lending activities are conducted principally in Eastern Massachusetts. The Company grants single-family and multi-family residential loans, commercial, commercial real estate, construction loans and a variety of consumer loans.  Most loans granted by the Company are secured by real estate collateral. The Company’s commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower, with liquidation of the underlying real estate collateral typically being viewed as the primary source of repayment in the event of borrower default. The borrowers’ cash flow may be difficult to predict, and collateral securing these loans may fluctuate in value. The repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral provided by the borrower. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment. Repayment of the Company’s residential loans are generally dependent on the health of the employment market in the borrowers’ geographic areas and that of the general economy with liquidation of the underlying real estate collateral being typically viewed as the primary source of repayment in the event of borrower default.

Loans outstanding are detailed by category as follows:

	December 31,
	2016	2015
	(dollars in thousands)
Residential mortgage
Mortgages - fixed rate	$305,404	$338,576
Mortgages - adjustable rate	228,028	206,835
Deferred costs net of unearned fees	972	834
Total Residential mortgages	534,404	546,245

Commercial mortgage
Mortgages - nonowner occupied	513,578	422,923
Mortgages - owner occupied	43,932	43,265
Construction	58,406	44,624
Deferred costs net of unearned fees	224	259
Total Commercial mortgages	616,140	511,071

Home equity
Home equity - lines of credit	70,883	59,676
Home equity - term loans	3,925	3,630
Deferred costs net of unearned fees	243	216
Total Home equity	75,051	63,522

Commercial & industrial
Commercial & industrial	59,638	42,209
Deferred costs net of unearned fees	68	175
Total Commercial &Industrial	59,706	42,384

Consumer
Secured	33,386	27,390
Unsecured	1,451	1,585
Deferred costs net of unearned fees	16	17
Total Consumer	34,853	28,992
Total loans	$1,320,154	$1,192,214

Certain directors and officers of the Company are customers of the Bank. Loans to these parties are made in the ordinary course of business at the Bank’s normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection. At December 31, 2016 and 2015, total loans outstanding to such directors and officers were $690,000 and $884,000, respectively. During 2016, $355,000 of additions and $406,000 of repayments were made to these loans, compared to $210,000 of additions and $167,000 of repayments made during 2015.

The following tables set forth the recorded investment for non-performing loans:

	December 31, 2016
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Total
	(dollars in thousands)
Non-performing loans:
Non-accrual loans	$998	$—	$—	$24	$1	$1,023
Loans past due >90 days, but still accruing	—	232	—	—	—	232
Troubled debt restructurings	132	—	—	289	—	421
Total	$1,130	$232	$—	$313	$1	$1,676

	December 31, 2015
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Total
	(dollars in thousands)
Non-performing loans:
Non-accrual loans	$754	$306	$—	$420	$1	$1,481
Loans past due >90 days, but still accruing	—	—	—	—	—	—
Troubled debt restructurings	—	—	—	—	—	—
Total	$754	$306	$—	$420	$1	$1,481

Troubled Debt Restructurings (“TDRs”)

Loans are considered restructured in a troubled debt restructuring when the Company has granted concessions to a borrower due to the borrower’s financial condition that it otherwise would not have considered. These concessions may include modifications of the terms of the debt such as deferral of payments, extension of maturity, reduction of principal balance, reduction of the stated interest rate other than normal market rate adjustments, or a combination of these concessions. Debt may be bifurcated with separate terms for each tranche of the restructured debt. Restructuring a loan in lieu of aggressively enforcing the collection of the loan may benefit the Company by increasing the ultimate probability of collection.

Restructured loans are classified as accruing or non-accruing based on management’s assessment of the collectability of the loan. Loans which are already on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months or longer before management considers such loans for return to accruing status. Accruing restructured loans are placed into nonaccrual status if and when the borrower fails to comply with the restructured terms and management deems it unlikely that the borrower will return to a status of compliance in the near term.

Troubled debt restructurings are classified as impaired loans. The Company identifies loss allocations for impaired loans on an individual loan basis. During the twelve months ended December 31, 2016, the Company modified four loans with a pre-modification carrying value (which consists of the unpaid principal balance, net of charge-offs and unamortized deferred loan origination fees and costs, at the time of the restructuring) of $445,000 and a post-modification carrying value of $444,000. At December 31, 2016, these loans had a carrying value of $421,000. There were no TDR defaults during the year ended December 31, 2016. There were no TDRs during the twelve months ended December 31, 2015.

The allowance for loan losses included specific reserves for these troubled debt restructurings of approximately $117,000 and $0, respectively, at December 31, 2016 and 2015.

As of December 31, 2016, there were no significant commitments to lend additional funds to borrowers whose loans were restructured.

Impaired Loans

Impaired loans are loans for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreements and loans restructured in a troubled debt restructuring. In 2016, the Company had twelve loans considered impaired with a recorded investment of $1.4 million as compared to 2015 where the Company had eight loans considered impaired with a recorded investment of $1.1 million. The interest income recognized associated with these loans was not significant to the results of operations.  The recorded investment in impaired loans consists of unpaid principal balance, net of charge-offs, interest payments received applied to principal and unamortized deferred loan origination fees and costs.

The following tables contain period-end balances of loans receivable disaggregated by credit quality indicator:

	December 31, 2016
	(dollars in thousands)
	Residential Mortgages	Home Equity	Consumer
Credit risk profile based on payment activity:
Performing	$533,273	$75,051	$34,852
Non-performing	1,131	—	1
Total	$534,404	$75,051	$34,853

		Commercial Mortgages	Commercial & Industrial
Credit risk profile by internally assigned grade:
1-6 (Pass)		$612,636	$56,310
7 (Special Mention)		2,861	1,431
8 (Substandard)		643	1,965
9 (Doubtful)		—	—
10 (Loss)		—	—
Total		$616,140	$59,706

	December 31, 2015
	(dollars in thousands)
	Residential Mortgages	Home Equity	Consumer
Credit risk profile based on payment activity:
Performing	$545,491	$63,522	$28,991
Non-performing	754	—	1
Total	$546,245	$63,522	$28,992

		Commercial Mortgages	Commercial & Industrial
Credit risk profile by internally assigned grade:
1-6 (Pass)		$506,520	$39,490
7 (Special Mention)		4,007	2,570
8 (Substandard)		544	324
9 (Doubtful)		—	—
10 (Loss)		—	—
Total		$511,071	$42,384

With respect to residential real estate, home equity and consumer loans, the Bank utilizes the following categories as indicators of credit quality:

•	Performing – These loans are accruing and are considered having low to moderate risk.
•	Non-performing – These loans either have been placed on non-accrual, or are past due more than 90 days but are still accruing, and may contain greater than average risk.

With respect to commercial real estate and commercial loans, the Bank utilizes a ten grade internal loan rating system as an indicator of credit quality. The grades are as follows:

•	Loans rated 1-6 (Pass) – These loans are considered “pass” rated with low to average risk.
•	Loans rated 7 (Special Mention) – These loans have potential weaknesses warranting close attention which if left uncorrected may result in deterioration of the credit at some future date.
•

Loans rated 8 (Substandard) – These loans have well-defined weaknesses that jeopardize the orderly liquidation of the debt under the original loan terms. Loss potential exists but is not identifiable in any one customer.

•	Loans rated 9 (Doubtful) – These loans have pronounced weaknesses that make full collection highly questionable and improbable.
•	Loans rated 10 (Loss) – These loans are considered uncollectible and continuance as a bankable asset is not warranted.

Delinquencies.

The past due status of a loan is determined in accordance with its contractual repayment terms. All loan types are reported past due when one scheduled payment is due and unpaid for 30 days or more. Loan delinquencies can be attributed to many factors, such as but not limited to a continuing weakness in, or deteriorating, economic conditions in the region in which the collateral is located, the loss of a tenant or lower lease rates for commercial borrowers, or the loss of income for consumers and the resulting liquidity impacts on the borrowers.

The following tables contain period-end balances of loans receivable disaggregated by past due status:

	December 31, 2016
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current Loans	Total
	(dollars in thousands)
Residential Mortgages	$698	$179	$602	$1,479	$532,925	$534,404
Commercial Mortgages	—	250	232	482	615,658	616,140
Home Equity	4	—	—	4	75,047	75,051
Commercial & Industrial	173	—	1	174	59,532	59,706
Consumer loans	6	5	—	11	34,842	34,853
Total	$881	$434	$835	$2,150	$1,318,004	$1,320,154

	December 31, 2015
	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater	Total Past Due	Current Loans	Total
	(dollars in thousands)
Residential Mortgages	$502	$—	$—	$502	$545,743	$546,245
Commercial Mortgages	—	815	306	1,121	509,950	511,071
Home Equity	68	—	—	68	63,454	63,522
Commercial & Industrial	409	364	390	1,163	41,221	42,384
Consumer loans	886	—	—	886	28,106	28,992
Total	$1,865	$1,179	$696	$3,740	$1,188,474	$1,192,214

The following is information pertaining to impaired loans:

	December 31, 2016
	Carrying Value	Average Carrying Value	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
	(dollars in thousands)
With no required reserve recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Commercial real estate	—	—	—	—	—
Residential real estate	528	542	687	—	—
Consumer	—	—	—	—	—
Home equity	102	105	126	—	1
Total	630	647	813	—	1
With required reserve recorded:
Commercial and industrial	289	297	295	114	2
Commercial real estate	—	—	—	—	—
Residential real estate	499	505	509	76	21
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Total	788	802	804	190	23
Total:
Commercial and industrial	289	297	295	114	2
Commercial real estate	—	—	—	—	—
Residential real estate	1,027	1,047	1,196	76	21
Consumer	—	—	—	—	—
Home equity	102	105	126	—	1
Total	$1,418	$1,449	$1,617	$190	$24

	December 31, 2015
	Carrying Value	Average Carrying Value	Unpaid Principal Balance	Related Allowance	Interest Income Recognized
	(dollars in thousands)
With no required reserve recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Commercial real estate	543	558	628	—	16
Residential real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Total	543	558	628	—	16
With required reserve recorded:
Commercial and industrial	513	518	514	174	20
Commercial real estate	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Total	513	518	514	174	20
Total:
Commercial and industrial	513	518	514	174	20
Commercial real estate	543	558	628	—	16
Residential real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Home equity	—	—	—	—	—
Total	$1,056	$1,076	$1,142	$174	$36

Allowance for loan losses

The Company maintains an allowance for loan losses in an amount determined by management on the basis of the character of the loans, loan performance, financial condition of borrowers, the value of collateral securing loans and other relevant factors. Management evaluates the allowance for loan losses on periodic basis in order to determine its adequacy.

The following table summarizes the changes in the allowance for loan losses for the years indicated:

	For the Year Ended December 31,
	2016	2015
	(dollars in thousands)
Allowance for loan losses, beginning of period	$15,191	$14,269
Loans charged off	(104)	(178)
Recoveries on loans previously charged-off	42	25
Net recoveries (charge-offs)	$(62)	$(153)
Provision charged to expense	132	1,075
Allowance for loan losses, end of period	$15,261	$15,191

The following tables contain period-end balances of the allowance for loan losses and related loans receivable disaggregated by impairment method:

	December 31, 2016
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Unallocated	Total
	(dollars in thousands)
Allowance for loan losses
Individually evaluated for impairment	$69	$—	$7	$114	$—	$—	$190
Collectively evaluated for impairment	4,898	8,452	650	807	264	—	15,071
Total	$4,967	$8,452	$657	$921	$264	$—	$15,261

Loans receivable
Individually evaluated for impairment	$1,027	$—	$102	$289	$—	$—	$1,418
Collectively evaluated for impairment	533,377	616,140	74,949	59,417	34,853	—	1,318,736
Total	$534,404	$616,140	$75,051	$59,706	$34,853	$—	$1,320,154

	December 31, 2015
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Unallocated	Total
	(dollars in thousands)
Allowance for loan losses
Individually evaluated for impairment	$—	$—	$—	$174	$—	$—	$174
Collectively evaluated for impairment	5,244	8,094	699	615	354	11	15,017
Total	$5,244	$8,094	$699	$789	$354	$11	$15,191

Loans receivable
Individually evaluated for impairment	$—	$544	$—	$515	$—	$—	$1,059
Collectively evaluated for impairment	546,245	510,527	63,522	41,869	28,992	—	1,191,155
Total	$546,245	$511,071	$63,522	$42,384	$28,992	$—	$1,192,214

The following tables contain changes in the allowance for loan losses disaggregated by loan type:

	For the Year Ended December 31, 2016
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Unallocated	Impaired	Total
	(dollars in thousands)
Allowance for loan losses:
Balance at beginning of year	$5,244	$8,094	$699	$615	$354	$11	$174	$15,191
Change in methodology	336	(377)	(3)	136	(92)	—	—	—
Charge-offs	—	—	—	(71)	(33)	—	—	(104)
Recoveries	13	7	1	14	7	—	—	42
Provision	(695)	727	(46)	113	28	(11)	16	132
Balance at end of year	$4,898	$8,451	$651	$807	$264	$—	$190	$15,261

	For the Year Ended December 31, 2015
	Residential Mortgages	Commercial Mortgages	Home Equity	Commercial & Industrial	Consumer	Unallocated	Impaired	Total
	(dollars in thousands)
Allowance for loan losses:
Balance at beginning of year	$5,174	$7,285	$679	$750	$328	$53	$—	$14,269
Charge-offs	(37)	—	(1)	(124)	(16)	—	—	(178)
Recoveries	—	8	—	4	13	—	—	25
Provision	107	801	21	(15)	29	(42)	174	1,075
Balance at end of year	$5,244	$8,094	$699	$615	$354	$11	$174	$15,191

As discussed in Note 2, Summary of Significant Accounting Policies, the provision for loan losses is evaluated on a periodic basis by management in order to determine the adequacy of the allowance for loan losses.

In 2016, the Company updated its methodology for determining its allowance for loan losses to better reflect changes in the risk profile of its loan portfolio including greater disaggregation of environmental factors, an update to assigned risk allocations for qualitative factors, and an update to the historical loss experience look-back period.  The updates did not significantly impact the individual loan portfolios or the total allowance.

7.	FEDERAL HOME LOAN BANK OF BOSTON STOCK

As a voluntary member of the FHLB of Boston, the Bank is required to invest in stock of the FHLB of Boston (which is considered a restricted equity security) in an amount based upon its outstanding advances from the FHLB of Boston. At December 31, 2016, and December 31, 2015, the Bank’s investment in FHLB of Boston stock totaled $4.1 million and $6.5 million, respectively. No market exists for shares of this stock. The Bank’s cost for FHLB of Boston stock is equal to its par value. Upon redemption of the stock, which is at the discretion of the FHLB of Boston, the Bank would receive an amount equal to the par value of the stock. At its discretion, the FHLB of Boston may also declare dividends on its stock.

The Bank’s investment in FHLB of Boston stock is reviewed for impairment at each reporting date based on the ultimate recoverability of the cost basis of the stock. As of December 31, 2016 and December 31, 2015, no impairment has been recognized.

8.	BANKING PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of property, leasehold improvements and equipment is presented below:

	December 31,		Estimated
	2016	2015	Useful Lives
	(dollars in thousands)
Land	$1,116	$1,116
Building and leasehold improvements	12,801	12,437	3-30 years
Equipment, including vaults	10,506	7,920	3-20 years
Construction in process	25	3,107
Subtotal	24,448	24,580
Accumulated depreciation and amortization	(13,997)	(13,209)
Total	$10,451	$11,371

Total depreciation expense for the years ended December 31, 2016 and 2015 amounted to approximately $2.1 million and $1.9 million, respectively, and is included in occupancy and equipment expenses in the accompanying consolidated statements of income.

9.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill. At December 31, 2016 and 2015, the carrying value of goodwill, which is included in other assets, totaled $412,000 and $412,000, respectively. Goodwill is tested for impairment, based on its fair value, at least annually. As of December 31, 2016, no goodwill impairment has been recognized.

Mortgage servicing rights.  Certain residential mortgage loans are periodically sold by the Company to the secondary market. Generally, these loans are sold without recourse or other credit enhancements. The Company sells loans and either releases or retains the servicing rights. For loans sold with servicing rights retained, we provide the servicing for the loans on a per-loan fee basis. Mortgage loans sold and servicing rights retained during the years ended December 31, 2016, 2015 and 2014 were $50.0 million, $24.8 million and $4.7 million, respectively, with net gains recognized in gain on loans held for sale of $998,000, $622,000 and $155,000, respectively.

An analysis of mortgage servicing rights, which are included in other assets, follows:

	Mortgage Servicing Rights	Valuation Allowance	Total
	(dollars in thousands)
Balance at December 31, 2014	$332	$—	$332
Mortgage servicing rights capitalized	305	—	305
Amortization charged against servicing income	(138)	—	(138)
Change in impairment reserve	—	(8)	(8)
Balance at December 31, 2015	499	(8)	491

Mortgage servicing rights capitalized	545	—	545
Amortization charged against servicing income	(202)	—	(202)
Change in impairment reserve	—	(22)	(22)
Balance at December 31, 2016	$842	$(30)	$812

The fair value of our mortgage servicing rights portfolio was $1.0 million and $647,000 as of December 31, 2016 and 2015, respectively. The fair value of mortgage servicing rights is estimated based on the present value of expected cash flows, incorporating assumptions for discount rate, prepayment speed and servicing cost.

The weighted-average amortization period for the mortgage servicing rights portfolio was 19 months at December 31, 2016.

The estimated aggregate future amortization expense for mortgage servicing rights for each of the next five years and thereafter is as follows:

Year ended December 31:	Future Amortization Expense
(dollars in thousands)

2017	$101
2018	91
2019	82
2020	73
2021	64
Thereafter	401
Total	$812
10.	DEPOSITS

Deposits are summarized as follows:

	December 31,
	2016	2015
	(dollars in thousands)
Demand deposits (non-interest bearing)	$472,923	$436,998
Interest bearing checking	430,706	370,400
Money market	72,057	73,911
Savings	539,190	497,525
Retail certificates of deposit under $100,000	42,471	46,277
Retail certificates of deposit $100,000 or greater	72,355	75,858
Wholesale certificates of deposit	56,336	56,255
Total deposits	$1,686,038	$1,557,224

Certificates of deposit had the following schedule of maturities:

	December 31,
	2016	2015
	(dollars in thousands)
Less than 3 months remaining	$32,268	$39,001
3 to 5 months remaining	17,558	17,329
6 to 11 months remaining	36,240	21,973
12 to 23 months remaining	44,467	33,054
24 to 47 months remaining	29,826	56,601
48 months or more remaining	10,803	10,432
Total certificates of deposit	$171,162	$178,390

Interest expense on retail certificates of deposit $100,000 or greater was $475,000 and $482,000 for the years ended December 31, 2016 and 2015, respectively.

The aggregate amount of certificates of deposit in denominations that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2016 and 2015 was $46.0 million and $47.5 million, respectively.

Related Party Deposits

Deposit accounts of directors, executive officers and their respective affiliates totaled $7.2 million and $7.1 million as of December 31, 2016 and 2015, respectively.

11.	BORROWINGS

Information relating to short-term borrowings is presented below:

	For the Year Ended December 31,
	2016	2015
	(dollars in thousands)
FHLB of Boston short-term advances
Ending balance	$—	$—
Average daily balance	$3,668	$81,167
Highest month-end balance	$21,000	$142,000
Ending interest rate	NA	NA
Weighted average interest rate	0.54%	0.26%

Information relating to long-term borrowings is presented below:

	December 31, 2016		December 31, 2015
	Amount	Rate	Amount	Rate
	(dollars in thousands)		(dollars in thousands)
FHLB of Boston long-term advances
Due 09/01/2020; amortizing	$3,746	1.94%	$3,910	1.94%

All short- and long-term borrowings with the FHLB of Boston are secured by the Bank’s stock in the FHLB of Boston and a blanket lien on “qualified collateral” defined principally as 90% of the market value of certain U.S. Government and GSE obligations and 75% of the carrying value of certain residential mortgage loans. Based upon collateral pledged, the Bank’s unused borrowing capacity with the FHLB of Boston at December 31, 2016 was approximately $306.8 million.

The Bank also has a line of credit with the FRB Boston. At December 31, 2016, the Bank had pledged commercial real estate and commercial & industrial loans with aggregate principal balances of approximately $306.8 million as collateral for this line of credit. Based upon the collateral pledged, the Bank’s unused borrowing capacity with the FRB Boston at December 31, 2016 was approximately $159.6 million.

12.	INCOME TAXES

The components of income tax expense were as follows:

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Current
Federal	$7,551	$6,855	$6,639
State	1,833	1,458	1,356
Total current expense	9,384	8,313	7,995

Deferred
Federal	(645)	(594)	(592)
State	(183)	(168)	(167)
Total deferred	(828)	(762)	(759)
Total income tax expense	$8,556	$7,551	$7,236

The following is a reconciliation of the total income tax provision, calculated at statutory federal income tax rates, to the income tax provision in the consolidated statements of income:

	For the Year Ended December 31,
	2016	Rate	2015	Rate	2014	Rate
	(dollars in thousands)
Provision at statutory rates	$8,908	35.00%	$8,136	35.00%	$7,763	35.00%
Increase/(decrease) resulting from:
State tax, net of federal tax benefit	1,073	4.22	839	3.61	773	3.49
Tax-exempt income	(1,099)	(4.32)	(1,041)	(4.48)	(938)	(4.23)
ESOP dividends	(214)	(0.84)	(207)	(0.89)	(189)	(0.85)
Bank owned life insurance	(214)	(0.84)	(233)	(1.00)	(233)	(1.05)
Other	102	0.40	57	0.25	60	0.27
Total income tax expense	$8,556	33.62%	$7,551	32.49%	$7,236	32.63%

The Company’s net deferred tax asset consisted of the following components:

	December 31,
	2016	2015
	(dollars in thousands)
Gross deferred tax assets
Allowance for loan losses	$6,234	$6,206
Accrued retirement benefits	5,595	4,646
Unrealized losses on AFS securities	1,496	851
Incentive compensation	1,413	886
Equity based compensation	333	268
Rent	299	186
ESOP dividends	249	241
Other	296	176
Total gross deferred tax assets	15,915	13,460

Gross deferred tax liabilities
Deferred loan origination costs	(625)	(617)
Depreciation of premises and equipment	(1,100)	(601)
Mortgage servicing rights	(332)	(201)
Goodwill	(165)	(122)
Total gross deferred tax liabilities	(2,222)	(1,541)
Net deferred tax asset	$13,693	$11,919

It is management’s belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Company’s net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was required at either December 31, 2016 or 2015 for the deferred tax assets. It should be noted, however, that factors beyond management’s control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated in future periods to fully absorb deductible temporary differences.

At December 31, 2016 and 2015, the Company had no unrecognized tax benefits or any uncertain tax positions. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.

The Company’s federal income tax returns are open and subject to examination from the 2013 tax return year and forward. The Company’s state income tax returns are generally open from the 2013 and later tax return years based on individual state statute of limitations.

13.	PENSION AND RETIREMENT PLANS

The Company has a noncontributory, defined benefit pension plan (“Pension Plan”) covering substantially all employees hired before May 2, 2011. Employees in positions requiring at least 1,000 hours of service per year were eligible to participate upon the attainment of age 21 and the completion of one year of service. Benefits are based primarily on years of service and the employee’s average monthly pay during the five highest consecutive plan years of the employee’s final ten years. The Company also provides supplemental retirement benefits to certain executive officers of the Company under the terms of Supplemental Executive Retirement Agreements (“Supplemental Retirement Plan”). The Supplemental Retirement Plan became effective on October 1, 1989. Benefits to be paid under the plan are contractually agreed upon and detailed in individual agreements with the executives. The Company uses a December 31 measurement date each year to determine the benefit obligations for these plans.

Projected benefit obligations and funded status were as follows:

	Pension Plan		Supplemental Retirement Plan
	2016	2015	2016	2015
	(dollars in thousands)
Change in projected benefit obligation
Obligation at beginning of year	$40,653	$40,964	$8,419	$8,211
Service cost	1,561	1,711	282	732
Interest cost	1,771	1,632	366	328
Actuarial loss/(gain)	1,044	(2,671)	316	(483)
Benefits paid	(1,114)	(983)	(492)	(369)
Obligation at end of year	43,915	40,653	8,891	8,419
Change in plan assets
Fair value at beginning of year	38,482	40,400	—	—
Actual return on plan assets	2,453	(935)	—	—
Employer contribution	—	—	492	369
Benefits paid	(1,114)	(983)	(492)	(369)
Fair value at end of year	39,821	38,482	—	—
Underfunded status at end of year	$(4,094)	$(2,171)	$(8,891)	$(8,419)

Amounts recognized in the consolidated balance sheets consisted of:

	Pension Plan		Supplemental Retirement Plan
	2016	2015	2016	2015
	(dollars in thousands)
Other (liabilities)/assets	$(4,094)	$(2,171)	$(8,891)	$(8,419)

Amounts recognized in accumulated other comprehensive income (loss) consisted of:

	Pension Plan		Supplemental Retirement Plan
	2016	2015	2016	2015
	(dollars in thousands)
Net actuarial loss/(gain)	$11,798	$11,261	$679	$428
Prior service (benefit)	(20)	(25)	—	—
Total	$11,778	$11,236	$679	$428

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	Pension Plan		Supplemental Retirement Plan
	2016	2015	2016	2015
	(dollars in thousands)
Projected benefit obligation	$43,915	$40,653	$8,891	$8,419
Accumulated benefit obligation	37,473	34,705	8,891	8,419
Fair value of plan assets	39,821	38,482	—	—

The components of net periodic benefit cost and amounts recognized in other comprehensive income were as follows:

	Pension Plan		Supplemental Retirement Plan
	2016	2015	2016	2015
	(dollars in thousands)
Net periodic benefit cost
Service cost	$1,561	$1,711	$282	$732
Interest cost	1,771	1,632	366	328
Expected return on assets	(2,837)	(2,986)	—	—
Amortization of prior service credit	(4)	(4)	64	—
Amortization of net actuarial loss	891	778	—	24
Net periodic benefit cost	1,382	1,131	712	1,084
Amounts recognized in other comprehensive income
Net actuarial loss/(gain)	1,429	1,249	251	(483)
Amortization of prior service credit	4	4	—	—
Amortization of net actuarial loss	(891)	(778)	—	—
Total recognized in other comprehensive income	542	475	251	(483)
Total recognized in net periodic benefit cost and other comprehensive income	$1,924	$1,606	$963	$601

Weighted-average assumptions used to determine projected benefit obligations are as follows:

	Pension Plan		Supplemental Retirement Plan
	2016	2015	2016	2015
Discount rate	4.25%	4.35%	4.25%	4.35%
Rate of compensation increase	4.00%	4.00%	NA	NA

Weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension Plan		Supplemental Retirement Plan
	2016	2015	2016	2015
Discount rate	4.35%	4.00%	4.35%	4.00%
Expected long-term return of plan assets	7.50%	7.50%	NA	NA
Rate of compensation increase	4.00%	4.00%	NA	NA

The expected long-term rate of return has been established based on the ongoing investment of pension plan assets in a diversified portfolio of equities and fixed income securities. The components of the expected long-term rate of return include annual expectations for a risk-free rate of return of approximately 3.00% per year, plus long-term annual inflation at approximately 3.00% per year, plus a risk premium rate of return of approximately 1.50% per year.

The Company maintains an Investment Policy for its defined benefit pension plan. The objective of this policy is to seek a balance between capital appreciation, current income, and preservation of capital, with a longer term tilt towards equities because of the extended time horizon of the pension plan.

The Investment Policy guidelines suggest that the target asset allocation percentages are from 30% to 60% in domestic large cap equities, from 5% to 20% in domestic small/mid cap equities, from 0% to 20% in international equities and from 20% to 50% in cash and fixed income. The Company does not expect to make a contribution to its defined benefit pension plan in 2017.

The Company’s defined pension plan weighted-average asset allocations by asset category were as follows:

	December 31,
	2016	2015
Equity securities	67%	70%
Debt securities	28	23
Cash and equivalents	5	7
Total	100%	100%

The three broad levels of fair values used to measure the pension plan assets are as follows:

•	Level 1 – Quoted prices for identical assets in active markets.
•

Level 2 – Quoted prices for similar assets in active markets; quoted prices for identical or similar assets in inactive markets; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from techniques in which one or more significant inputs or significant value drivers are unobservable in the markets and which reflect the Company’s market assumptions.

The following table summarizes the various categories of the pension plan’s assets:

	Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Asset category
Cash and cash equivalents	$2,112	$—	$—	$2,112
Fixed Income	11,186	—	—	11,186
Equity securities
Common stocks
Large cap core	10,905	—	—	10,905
Mid cap core	4,380	—	—	4,380
Small cap core	2,338	—	—	2,338
Mutual funds
Domestic Equity	4,472	—	—	4,472
International	4,327	—	—	4,327
Preferred Stock	101	—	—	101
Total	$39,821	$—	$—	$39,821

There were no transfers between fair value levels during the years ended December 31, 2016 and 2015.

The Company offers postretirement health care benefits for current and future retirees of the Bank. Employees receive a fixed monthly benefit at age 65 toward the purchase of postretirement medical coverage. The benefit received is based on the employee’s years of active service. The Company uses a December 31 measurement date each year to determine the benefit obligation for this plan.

Projected benefit obligations and funded status were as follows:

	Postretirement Healthcare Plan
	2016	2015
	(dollars in thousands)
Change in projected benefit obligation
Obligation at beginning of year	$621	$646
Service cost	17	18
Interest cost	24	25
Actuarial loss/(gain)	(68)	(44)
Benefits paid	(26)	(24)
Obligation at end of year	568	621
Change in plan assets
Fair value at beginning of year	—	—
Actual return on plan assets	—	—
Employer contribution	26	24
Benefits paid	(26)	(24)
Fair value at end of year	—	—
Underfunded status at end of year	$(568)	$(621)

Amounts recognized in the consolidated balance sheets consisted of:

	Postretirement Healthcare Plan
	2016	2015
	(dollars in thousands)
Other liabilities	$(568)	$(621)

Amounts recognized in accumulated other comprehensive loss consisted of:

	Postretirement Healthcare Plan
	2016	2015
	(dollars in thousands)
Net actuarial (gain)/loss	$(128)	$(69)
Prior service cost	—	(4)
Total	$(128)	$(73)

Information for pension plans with an accumulated benefit obligation in excess of plan assets:

	Postretirement Healthcare Plan
	2016	2015
	(dollars in thousands)
Projected benefit obligation	$568	$621
Accumulated benefit obligation	568	621
Fair value of plan assets	—	—

The components of net periodic benefit cost and amounts recognized in other comprehensive income were as follows:

	Postretirement Healthcare Plan
	2016	2015
	(dollars in thousands)
Net periodic benefit cost
Service cost	$17	$18
Interest cost	24	25
Expected return on assets	—	—
Amortization of prior service credit	(4)	(8)
Amortization of net actuarial gain	(9)	—
Net periodic benefit cost	28	35
Amounts recognized in other comprehensive income
Net actuarial gain	(68)	(44)
Amortization of prior service credit	4	8
Amortization of net actuarial gain	9	—
Total recognized in other comprehensive income	(55)	(36)
Total recognized in net periodic benefit cost and other comprehensive income	$(27)	$(1)

Weighted-average assumptions used to determine projected benefit obligations are as follows:

	Postretirement Healthcare Plan
	2016	2015
Discount rate	4.25%	4.35%
Rate of compensation increase	NA	NA

Weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Postretirement Healthcare Plan
	2016	2015
Discount rate	4.35%	4.00%
Expected long-term return of plan assets	NA	NA
Rate of compensation increase	NA	NA

Assumed health care cost trend rates are as follows:

	December 31,
	2016	2015
Health care cost trend rate assumed for next year	4.00%	4.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.00%	4.00%
Year that the rate reaches the ultimate trend rate	2017	2016

Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point
	Increase	Decrease
	(dollars in thousands)
Effect on total service and interest cost	$—	$—
Effect on postretirement benefit obligation	5	(5)

Benefits expected to be paid in the next ten years are as follows:

	Pension Plan	Supplemental Retirement Plan	Postretirement Healthcare Plan	Total
	(dollars in thousands)
Year-ended December 31,
2017	$1,319	$500	$29	$1,848
2018	1,445	592	29	2,066
2019	1,475	589	28	2,092
2020	1,640	586	33	2,259
2021	1,699	590	33	2,322
2022-2026 inclusive	10,315	2,960	199	13,474
Ten year total	$17,893	$5,817	$351	$24,061

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2017 are as follows:

	Pension Plan	Supplemental Retirement Plan	Postretirement Healthcare Plan	Total
	(dollars in thousands)
Prior service cost	$4	$—	$—	$4
Net (gain)/loss	900	—	(7)	893
Total	$904	$—	$(7)	$897

Employee Profit Sharing Plan

The Company maintains a Profit Sharing Plan (“PSP”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of federal law. The Company matches employee contributions up to 100% of the first 3% of each participant’s salary. Each year, the Company may also make a discretionary contribution to the PSP. Employees are eligible to participate in the 401(k) feature of the PSP on the first business day of the quarter following their initial date of service and attainment of age 21. Employees are eligible to participate in discretionary contribution feature of the PSP on January 1 and July 1 of each year provided they have attained the age of 21 and the completion of 12 months of service consisting of at least 1,000 hours.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (“ESOP”) for its eligible employees. Employees are eligible to participate upon the attainment of age 21 and the completion of 12 months of service consisting of at least 1,000 hours. Historically, the ESOP would purchase from the Company shares presently authorized but unissued at a price determined by an independent appraiser and certified by a committee of the trustees of the ESOP. Purchases of the Company’s stock by the ESOP will be funded solely by employer contributions.

Total expenses related to the Profit Sharing and ESOP Plans for the years ended December 31, 2016 and 2015, amounted to approximately $949,000 and $900,000, respectively.

14.	STOCK OPTION AND DIRECTOR STOCK PLANS

In 1993, the Company adopted a Stock Option Plan for key employees as an incentive for them to assist the Company in achieving long-range performance goals. During 2005, the Company’s shareholders amended the plan to permit the issuance of restricted stock, restricted stock units (“RSUs”) and stock appreciation rights (“SARs”).

Stock options time-vest over a five-year period. All options expire ten years from the date granted and have been issued at fair value at the date of grant which, in some instances, may be less than publicly traded values. A summary of stock options outstanding as of December 31, 2016 and 2015, and changes during the years ended on those dates is presented below:

	2016		2015
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Stock Options
Outstanding at beginning of year	108,952	$29.72	176,997	$29.61
Granted	—	—	—	—
Forfeited	—	—	—	—
Expired	(21,900)	28.11	(31,828)	29.88
Exercised	(41,440)	30.01	(36,217)	29.06
Outstanding at end of year	45,612	30.23	108,952	29.72
Exercisable at end of year	45,612	$30.23	108,952	$29.72

The following table summarizes information about stock options outstanding at December 31, 2016:

	Options Outstanding			Options Exercisable
Range of Exercisable Price	Number Outstanding at 12/31/2016	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/2016	Weighted Average Exercise Price
$25.00 - $29.99	32,004	0.79 years	$29.11	32,004	$29.11
$30.00 - $34.99	13,608	0.14 years	32.87	13,608	32.87
	45,612	0.59 years	$30.23	45,612	$30.23

Restricted stock awards time-vest either over a three-year or five-year period and have been fair valued as of the date of grant. The holders of restricted stock awards participate fully in the rewards of stock ownership of the Company, including voting and dividend rights. A summary of non-vested restricted shares outstanding as of December 31, 2016 and 2015, and changes during the years ended on those dates is presented below:

	2016		2015
	Number of Shares	Weighted Average Grant Value	Number of Shares	Weighted Average Grant Value
Restricted stock
Non-vested at beginning of year	47,808	$42.08	39,086	$37.84
Granted	16,346	46.35	26,376	44.82
Vested	(18,050)	40.86	(13,212)	35.85
Forfeited	(4,147)	43.00	(4,442)	39.60
Non-vested at end of year	41,957	$44.17	47,808	$42.08

Restricted stock unit awards vest based upon the Company’s performance over a three-year period and have been fair valued as of the date of grant. The holders of performance-based RSU awards do not participate in the rewards of stock ownership of the Company until vested. A summary of non-vested restricted stock units outstanding as of December 31, 2016 and 2015, and changes during the years ended on those dates is presented below:

	2016		2015
	Number of Shares	Weighted Average Grant Value	Number of Shares	Weighted Average Grant Value
Restricted stock units
Non-vested at beginning of year	20,149	$43.05	26,588	$39.85
Granted	14,305	46.00	6,976	44.46
Vested (Performance achieved)	—	—	—	—
Forfeited	(1,713)	44.94	(5,045)	42.51
Expired (Performance not achieved)	(6,800)	40.70	(8,370)	34.39
Non-vested at end of year	25,941	$45.17	20,149	$43.05

In 1993, the Company initiated a Director Stock Plan (“DSP”). The DSP provides that Directors of the Company receive their annual retainer fee in the form of stock in the Company. Total shares issued under the DSP in the years ending December 31, 2016 and 2015 were 5,577 and 5,837, respectively.

The following table presents the amounts recognized in the consolidated financial statements for stock options, nonvested share awards and nonvested performance shares:

	December 31,
	2016	2015
	(dollars in thousands)
Share-based compensation expense	$997	$520
Related income tax benefit	$407	$212

15.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

To meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments are primarily comprised of commitments to extend credit, commitments to sell residential real estate mortgage loans, risk participation agreements and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments assuming that the amounts are fully advanced and that collateral or other security is of no value. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Off-balance-sheet financial instruments with contractual amounts that present credit risk included the following:

	December 31,
	2016	2015
	(dollars in thousands)
Financial instruments whose contractual amount represents credit risk:
Commitments to extend credit:
Unused portion of existing lines of credit	$256,767	$245,446
Origination of new loans	26,024	47,598
Standby letters of credit	7,763	10,033
Liabilities associated with letters of credit	—	36

Financial instruments whose notional amount exceeds the amount of credit risk:
Commitments to sell residential mortgage loans	9,622	—
Customer related derivative contracts:
Interest rate swaps with customers	68,372	11,625
Mirror swaps with counterparties	68,372	11,625
Risk participation agreements with counterparties	16,378	—

Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral supporting those commitments varies and may include real property, accounts receivable or inventory. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of the credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include primary residences, accounts receivable, inventory, property, plant and equipment, and income-producing commercial real estate.

16.	COMMITMENTS AND CONTINGENCIES

The Company is obligated under various lease agreements covering its main office, branch offices and other locations. These agreements are accounted for as operating leases and their terms expire between 2017 and 2030 and, in some instances, contain options to renew for periods up to twenty-five years. The total minimum rentals due in future periods under these agreements in effect at December 31, 2016 were as follows:

Year Ended	Future Minimum
December 31,	Lease Payments
(dollars in thousands)
2017	$4,159
2018	4,003
2019	3,554
2020	3,064
2021	2,733
Thereafter	15,635
Total minimum lease payments	$33,148

Several lease agreements contain clauses calling for escalation of minimum lease payments contingent on increases in real estate taxes, gross income adjustments, percentage increases in the consumer price index and certain ancillary maintenance costs. Total rental expense amounted to approximately $4.6 million and $4.2 million for the years ended December 31, 2016 and 2015, respectively.

Under the terms of a sublease agreement, the Company will receive minimum annual rental payments of approximately $29,000 through July 31, 2019. Total rental income amounted to approximately $76,000 and $33,000 for the years ended December 31, 2016 and 2015, respectively.

The Bank is involved in various legal actions arising in the normal course of business. Although the ultimate outcome of these actions cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such actions will not have a material adverse effect on the consolidated financial condition of the Company.

The Company has entered into agreements with its President and with certain other senior officers, whereby, following the occurrence of a change in control of the Company, if employment is terminated (except because of death, retirement, disability or for “cause” as defined in the agreements) or is voluntarily terminated for “good reason,” as defined in the agreements, said officers will be entitled to receive additional compensation, as defined in the agreements.

17.	SHAREHOLDERS’ EQUITY

Capital guidelines issued by the Federal Reserve Bank (the “FRB”) and by the FDIC require that the Company and the Bank maintain minimum capital levels for capital adequacy purposes. These regulations also require banks and their holding companies to maintain higher capital levels to be considered “well-capitalized.” Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, there are specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among bank and bank holding companies, to account for off-balance-sheet exposure and to minimize disincentives for holding liquid assets.

On July 2, 2013, the Federal Reserve Bank approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (“Basel III Capital Rules”). On July 9, 2013, the FDIC also approved, as an interim final rule, the regulatory capital requirements for U.S. banks, following the actions of the FRB. On April 8, 2014, the FDIC adopted as final its interim final rule, which is identical in substance to the final rules issued by the FRB in July 2013. Under the final rules, minimum requirements increased for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 capital risk-weighted assets minimum ratio of 4.5%, raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0%, require a minimum ratio of Total capital to risk-weighted assets of 8.0%, and require a minimum Tier 1 leverage ratio of 4.0%.

The Basel III Capital Rules became effective for the Company and the Bank on January 1, 2015 (subject to a phase-in period for the capital conservation buffer discussed below). Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1 capital, Tier 1 capital and Total capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted quarterly average assets (as defined).

When fully phased in on January 1, 2019, the Basel III Capital Rules will require the Company and the Bank to maintain (i) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% Common Equity Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and will be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The capital conservation buffer is designed to absorb losses during periods of economic stress and, as detailed above, effectively increases the minimum required risk-weighted capital ratios. Banking institutions with a ratio of Common Equity Tier 1 capital to risk-weighted assets below the effective minimum (4.5% plus the capital conservation buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Management believes that as of December 31, 2016 and 2015, the Company and the Bank met all applicable minimum capital requirements and were considered “well-capitalized” by both the FRB and the FDIC. There have been no events or conditions since the end of the year that management believes would have changed the Company’s or the Bank’s category.

The Company’s and the Bank’s actual and required capital measures were as follows:

					Minimum Capital Required		Minimum Capital Required
					For Capital Adequacy Plus		For Capital Adequacy Plus		Minimum To Be
			Minimum Capital		Capital Conservation Buffer		Capital Conservation Buffer		Well-Capitalized Under
	Actual		Required For Capital Adequacy		Basel III Phase-In Schedule		Basel III Fully Phased In		Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
At December 31, 2016
Cambridge Bancorp:
Total capital (to risk-weighted assets)	$159,141	13.1%	$96,873	8.0%	$104,441	8.625%	$127,145	10.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	144,003	11.9%	72,654	6.0%	80,223	6.625%	102,927	8.5%	N/A	N/A
Common equity tier I capital (to risk-weighted assets)	144,003	11.9%	54,491	4.5%	62,059	5.125%	84,763	7.0%	N/A	N/A
Tier I capital (to average assets)	144,003	7.9%	72,488	4.0%	72,488	4.000%	72,488	4.0%	N/A	N/A
Cambridge Trust Company:
Total capital (to risk-weighted assets)	$156,928	13.0%	$96,873	8.0%	$104,441	8.625%	$127,145	10.5%	$121,091	10.0%
Tier I capital (to risk-weighted assets)	141,790	11.7%	72,654	6.0%	80,223	6.625%	102,927	8.5%	96,873	8.0%
Common equity tier I capital (to risk-weighted assets)	141,790	11.7%	54,491	4.5%	62,059	5.125%	84,763	7.0%	78,709	6.5%
Tier I capital (to average assets)	141,790	7.8%	72,488	4.0%	72,488	4.000%	72,488	4.0%	90,610	5.0%
					Minimum Capital Required		Minimum Capital Required
					For Capital Adequacy Plus		For Capital Adequacy Plus		Minimum To Be
			Minimum Capital		Capital Conservation Buffer		Capital Conservation Buffer		Well-Capitalized Under
	Actual		Required For Capital Adequacy		Basel III Phase-In Schedule		Basel III Fully Phased In		Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
At December 31, 2015
Cambridge Bancorp:
Total capital (to risk-weighted assets)	$147,110	13.1%	$90,159	8.0%	$90,159	8.0%	$118,334	10.5%	N/A	N/A
Tier I capital (to risk-weighted assets)	133,009	11.8%	67,620	6.0%	67,620	6.0%	95,794	8.5%	N/A	N/A
Common equity tier I capital (to risk-weighted assets)	133,009	11.8%	50,715	4.5%	50,715	4.5%	78,890	7.0%	N/A	N/A
Tier I capital (to average assets)	133,009	7.8%	68,619	4.0%	68,619	4.0%	68,619	4.0%	N/A	N/A
Cambridge Trust Company:
Total capital (to risk-weighted assets)	$141,341	12.5%	$90,159	8.0%	$90,159	8.0%	$118,334	10.5%	$112,699	10.0%
Tier I capital (to risk-weighted assets)	127,240	11.3%	67,620	6.0%	67,620	6.0%	95,794	8.5%	90,159	8.0%
Common equity tier I capital (to risk-weighted assets)	127,240	11.3%	50,715	4.5%	50,715	4.5%	78,890	7.0%	73,255	6.5%
Tier I capital (to average assets)	127,240	7.5%	67,783	4.0%	67,783	4.0%	67,783	4.0%	84,729	5.0%

18.	OTHER INCOME

The components of other income were as follows:

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Safe deposit box income	$366	$342	$337
Loan fee income	229	248	312
Miscellaneous income	326	291	290
Total other income	$921	$881	$939

19.	OTHER OPERATING EXPENSES

The components of other operating expenses were as follows:

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Director fees	$513	$561	$529
Contributions / Public relations	434	517	547
Printing and supplies	291	341	286
Travel and entertainment	331	302	294
Dues and memberships	276	286	294
Security	233	282	266
Postage	241	264	282
Other losses	227	205	455
Miscellaneous expense	386	271	260
Total other operating expenses	$2,932	$3,029	$3,213

20.	OTHER COMPREHENSIVE INCOME

Comprehensive income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as “other comprehensive income.” The Company’s other comprehensive income consists of unrealized gains or losses on securities held at year-end classified as available for sale and the component of the unfunded retirement liability computed in accordance with the requirements of ASC 715, “Compensation – Retirement Benefits.” The before-tax and after-tax amount of each of these categories, as well as the tax (expense)/benefit of each, is summarized as follows:

	For the Year Ended December 31, 2016			For the Year Ended December 31, 2015			For the Year Ended December 31, 2014
	Before Tax Amount	Tax (Expense) or Benefit	Net-of-tax Amount	Before Tax Amount	Tax (Expense) or Benefit	Net-of-tax Amount	Before Tax Amount	Tax (Expense) or Benefit	Net-of-tax Amount
	(dollars in thousands)
Unrealized (losses) gains on AFS securities
Unrealized holding (losses) gains arising during period	$(1,224)	$489	$(735)	$(1,504)	$524	$(980)	$6,125	$(2,152)	$3,973
Reclassification adjustment for gains recognized in net income	(438)	157	(281)	(690)	247	(443)	(1,073)	385	(688)
Defined benefit retirement plans
Change in unfunded retirement liability	(738)	301	(437)	67	(27)	40	(10,518)	4,296	(6,222)
Total Other Comprehensive Income	$(2,400)	$947	$(1,453)	$(2,127)	$744	$(1,383)	$(5,466)	$2,529	$(2,937)

Reclassifications out of Accumulated Other Comprehensive Income (“AOCI”) are presented below:

	For the Year Ended December 31,
Details about Accumulated Other Comprehensive Income Components	2016	2015	2014	Affected Line Item in the Statement where Net Income is Presented
	(dollars in thousands)
Unrealized gains and losses on available for sale securities	$438	$690	$1,073	Gain on disposition of investment securities
Tax (expense) or benefit	(157)	(247)	(385)	Provision for income taxes
Net of tax	$281	$443	$688	Net income

21.	EARNINGS PER SHARE

The following represents a reconciliation between basic and diluted earnings per share:

	For the Year Ended December 31,
	2016	2015
	(dollars in thousands except per share data)
Earnings per common share - basic:
Numerator:
Net income	$16,896	$15,694
Less dividends and undistributed earnings allocated to participating securities	(182)	(182)
Net income applicable to common shareholders	$16,714	$15,512

Denominator:
Weighted average common shares outstanding	3,990	3,938
Earnings per common share - basic	$4.19	$3.94

Earnings per common share - diluted:
Numerator:
Net income	$16,896	$15,694
Less dividends and undistributed earnings allocated to participating securities	(181)	—
Net income applicable to common shareholders	$16,715	$15,694

Denominator:
Weighted average common shares outstanding	3,990	3,938
Dilutive effect of common stock equivalents	39	55
Weighted average diluted common shares outstanding	4,029	3,993
Earnings per common share - diluted	$4.15	$3.93

22.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into interest rate derivatives to accommodate the business requirements of its customers. Derivatives are recognized as either assets or liabilities on the balance sheet and are measured at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and resulting designation.

Interest Rate Swaps

The Company has entered into interest rate swap contracts to help commercial loan borrowers manage their interest rate risk. The interest rate swap contracts with commercial loan borrowers allow them to convert floating-rate loan payments to fixed-rate loan payments. When the Bank enters into an interest rate swap contract with a commercial loan borrower, it simultaneously enters into a “mirror” swap contract with a third party. The third party exchanges the client’s fixed‑rate loan payments for floating-rate loan payments. As of December 31, 2016 and 2015, The Bank had interest rate swap contracts with commercial loan borrowers with notional amounts of $68.4 million and $11.6 million, respectively, and equal amounts of “mirror” swap contracts with third-party financial institutions. These derivatives are not designated as hedges and therefore, changes in fair value are recognized in earnings. Because these derivatives have mirror-image contractual terms, the changes in fair value substantially offset each other through earnings. Fees earned in connection with the execution of derivatives related to this program are recognized in earnings through other loan related derivative income.

The credit risk associated with swap transactions is the risk of default by the counterparty. To minimize this risk, the Company enters into interest rate agreements only with highly rated counterparties that management believes to be creditworthy. The notional amounts of these agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the potential loss exposure.

Risk Participation Agreements

The Company has entered into risk participation agreements (“RPAs”) with other banks participating in commercial loan arrangements. Participating banks guarantee the performance on borrower-related interest rate swap contracts. RPAs are derivative financial instruments and are recorded at fair value. These derivatives are not designated as hedges and therefore, changes in fair value are recognized in earnings with a corresponding offset within other liabilities.

Under a risk participation-out agreement, a derivative asset, the Company participates out a portion of the credit risk associated with the interest rate swap position executed with the commercial borrower, for a fee paid to the participating bank. Under a risk participation-in agreement, a derivative liability, the Company assumes, or participates in, a portion of the credit risk associated with the interest rate swap position with the commercial borrower, for a fee received from the other bank.

As of December 31, 2016, the notional amounts of the risk participation-in agreements and risk participation-out agreements were $16.4 million and $0, respectively.

The following table presents the fair values of derivative instruments in the Company’s Consolidated Balance Sheets:

	Derivative Assets			Derivative Liabilities
		Fair Value			Fair Value
	Balance Sheet Location	December 31, 2016	December 31, 2015	Balance Sheet Location	December 31, 2016	December 31, 2015
		(dollars in thousands)			(dollars in thousands)
Derivatives not Designated as Hedging Instruments
Loan related derivative contracts
Interest rate swaps with customers	Other Assets	$165	$315	Other Liabilities	$1,467	$—
Mirror swaps with counterparties	Other Assets	1,467	—	Other Liabilities	165	315
Risk participation agreements	Other Assets	—	—	Other Liabilities	12	—
Total		$1,632	$315		$1,644	$315

23.FAIR VALUE MEASUREMENTS

The following is a summary of the carrying values and estimated fair values of the Company’s significant financial instruments as of the dates indicated:

	December 31, 2016		December 31, 2015
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(dollars in thousands)
Financial assets
Cash and cash equivalents	$54,050	$54,050	$24,645	$24,645
Securities - available for sale	325,641	325,641	347,173	347,173
Securities - held to maturity	82,502	83,755	83,063	86,541
Loans excluding HFS, net	1,304,893	1,286,497	1,177,023	1,176,648
FHLB Boston stock	4,098	4,098	6,465	6,465
Accrued interest receivable	4,627	4,627	4,222	4,222
Loan level interest rate swaps	1,632	1,632	315	315

Financial liabilities
Deposits	1,686,038	1,684,065	1,557,224	1,555,542
Short-term borrowings	—	—	—	—
Long-term borrowings	3,746	3,745	3,910	3,905
Loan level interest rate swaps	1,632	1,632	315	315
Risk Participation Agreements	12	12	—	—

The Company follows ASC 820, “Fair Value Measurements and Disclosures” for financial assets and liabilities. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. ASC 820, among other things, emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and states that a fair value measurement should be determined based on the assumptions the market participants would use in pricing the asset or liability. In addition, ASC 820 specifies a hierarchy of valuations techniques based on whether the types of valuation information (“inputs”) are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1 – Quoted prices for identical assets or liabilities in active markets.
•

Level 2 – Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from techniques in which one or more significant inputs or significant value drivers are unobservable in the markets and which reflect the Company’s market assumptions.

Under ASC 820, fair values are based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When available, the Company uses quoted market prices to determine fair value. If quoted prices are not available, fair value is based upon valuation techniques such as matrix pricing or other models that use, where possible, current market-based or independently sourced market parameters, such as interest rates. If observable market-based inputs are not available, the Company uses unobservable inputs to determine appropriate valuation adjustments using methodologies applied consistently over time.

Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from offering significant holdings of financial instruments at bulk sale, nor do they reflect the possible tax ramifications or estimated transaction costs. Changes in economic conditions may also dramatically affect the estimated fair values.

The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale, and derivative instruments and hedges are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as collateral dependent impaired loans.

The following tables summarize certain assets reported at fair value on a recurring basis:

	Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Measured on a recurring basis
Securities available for sale
U.S. GSE obligations	$—	$138,709	$—	$138,709
Mortgage-backed securities	—	181,299	—	181,299
Corporate debt securities	—	5,029	—	5,029
Mutual funds	604	—	—	604
Other assets
Interest rate swaps with customers	—	1,632	—	1,632
Other liabilities
Mirror swaps with counterparties	—	1,632	—	1,632
Risk participation agreements	—	12	—	12

	Fair Value as of December 31, 2015
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Measured on a recurring basis
Securities available for sale
U.S. GSE obligations	$—	$139,770	$—	$139,770
Mortgage-backed securities	—	205,806	—	205,806
Corporate debt securities	—	985	—	985
Mutual funds	612	—	—	612
Other assets
Interest rate swaps with customers	—	315	—	315
Other liabilities
Mirror swaps with counterparties	—	315	—	315
Risk participation agreements	—	—	—	—

The following table presents the carrying value of assets held at December 31, 2016, which were measured at fair value on a non-recurring basis during the year ended December 31, 2016:

	Fair Value as of December 31, 2016
	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Items recorded at fair value on a nonrecurring basis
Assets
Collateral dependent impaired loans	$—	$—	$654	$654
Loans held for sale	—	—	6,506	6,506
Total assets at fair value on a nonrecurring basis	$—	$—	$7,160	$7,160

There were no transfers between levels for the twelve months ended December 31, 2016.

The following is a description of the principal valuation methodologies used by the Company to estimate the fair values of its financial instruments.

Investment Securities

For investment securities, fair values are primarily based upon valuations obtained from a national pricing service which uses matrix pricing with inputs that are observable in the market or can be derived from, or corroborated by, observable market data. When available, quoted prices in active markets for identical securities are utilized.

Loans Held for Sale

For loans held for sale, fair values are estimated using projected future cash flows, discounted at rates based upon either trades of similar loans or mortgage-backed securities, or at current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities.

Loans

For most categories of loans, fair values are estimated using projected future cash flows, discounted at rates based upon either trades of similar loans or mortgage-backed securities, or at current rates at which similar loans would be made to borrowers with similar credit ratings and for similar remaining maturities. Loans that are deemed to be impaired in accordance with ASC 310, “Receivables,” are valued based upon the lower of cost or fair value of the underlying collateral.

FHLB of Boston Stock

The fair value of FHLB of Boston stock equals its carrying value since such stock is only redeemable at its par value.

Deposits

The fair value of non-maturity deposit accounts is the amount payable on demand at the reporting date. This amount does not take into account the value of the Bank’s long-term relationships with core depositors. The fair value of fixed-maturity certificates of deposit is estimated using a replacement cost of funds approach and is based upon rates currently offered for deposits of similar remaining maturities.

Long-Term Borrowings

For long-term borrowings, fair values are estimated using future cash flows, discounted at rates based upon current costs for debt securities with similar terms and remaining maturities.

Other Financial Assets and Liabilities

Cash and cash equivalents, accrued interest receivable and short-term borrowings have fair values which approximate their respective carrying values because these instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

Derivative Instruments and Hedges

The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The Bank incorporates credit valuation adjustments to appropriately reflect nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Bank has considered the impact of netting and any applicable credit enhancements, such as collateral postings.

Off-Balance-Sheet Financial Instruments

In the course of originating loans and extending credit, the Bank will charge fees in exchange for its commitment. While these commitment fees have value, the Bank has not estimated their value due to the short-term nature of the underlying commitments and their immateriality.

Values Not Determined

In accordance with ASC 820, the Company has not estimated fair values for non-financial assets such as banking premises and equipment, goodwill, the intangible value of the Bank’s portfolio of loans serviced for itself and the intangible value inherent in the Bank’s deposit relationships (i.e., core deposits), among others. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

24.	Quarterly Results of Operations (unaudited)

2016 Quarters	Fourth	Third	Second	First
	(dollars in thousands, except share data)
Interest income	$14,663	$14,315	$13,989	$14,061
Interest expense	763	795	872	925
Net interest and dividend income	13,900	13,520	13,117	13,136
Provision for (Release of) loan losses	(206)	113	150	75
Net interest and dividend income after provision for loan losses	14,106	13,407	12,967	13,061
Non-Interest Income	7,278	7,615	7,100	6,668
Non-Interest Expense	14,595	14,163	14,001	13,991
Income before income taxes	6,789	6,859	6,066	5,738
Provision for income taxes	2,366	2,284	2,046	1,860
Net income	$4,423	$4,575	$4,020	$3,878
Share data:
Average shares outstanding, basic	3,995,495	3,996,687	3,987,696	3,963,504
Average shares outstanding, diluted	3,034,687	4,043,651	4,037,522	4,005,954
Earnings per share, basic	$1.10	$1.13	$1.00	$0.97
Earnings per share, diluted	$1.08	$1.13	$1.00	$0.97

2015 Quarters	Fourth	Third	Second	First
	(dollars in thousands, except share data)
Interest income	$14,056	$13,923	$13,319	$13,043
Interest expense	860	727	566	541
Net interest and dividend income	13,196	13,196	12,753	12,502
Provision for loan losses	—	125	625	325
Net interest and dividend income after provision for loan losses	13,196	13,071	12,128	12,177
Non-Interest Income	6,495	6,494	6,511	6,365
Non-Interest Expense	13,981	13,115	13,088	13,008
Income before income taxes	5,710	6,450	5,551	5,534
Provision for income taxes	1,840	2,095	1,815	1,801
Net income	$3,870	$4,355	$3,736	$3,733
Share data:
Average shares outstanding, basic	3,951,736	3,949,469	3,936,081	3,910,304
Average shares outstanding, diluted	4,008,334	3,997,145	3,988,979	3,970,129
Earnings per share, basic	$0.97	$1.09	$0.94	$0.94
Earnings per share, diluted	$0.97	$1.09	$0.94	$0.94

25.	Condensed Financial Statements of Parent Company

The condensed balance sheets of Cambridge Bancorp (“Parent Company”) as of December 31, 2016 and 2015 and the condensed statements of income and cash flows for each of the years in the three-year period ended December 31, 2016, are presented below. The statements of changes in shareholders’ equity are identical to the consolidated statements of changes in shareholders’ equity and are therefore not presented here.

Condensed Balance Sheet

	December 31,
	2016	2015
	(dollars in thousands)
ASSETS
Cash	$2,213	$5,769
Investment in subsidiary, at equity	132,458	119,294
Total assets	$134,671	$125,063
SHAREHOLDERS’ EQUITY
Shareholders’ equity	$134,671	$125,063
Total shareholders’ equity	$134,671	$125,063

Condensed Statements of Income

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
Income
Dividends from subsidiary	$3,412	$7,845	$7,467
Total income	3,412	7,845	7,467
Income before equity in undistributed income of subsidiary	3,412	7,845	7,467
Equity in undistributed income of subsidiary	13,484	7,849	7,477
Net income	$16,896	$15,694	$14,944

Condensed Statements of Cash Flows

	For the Year Ended December 31,
	2016	2015	2014
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,896	$15,694	$14,944
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed income of subsidiary	(13,484)	(7,849)	(7,477)
Net cash provided by operating activities	3,412	7,845	7,467
CASH FLOWS FROM BY FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	2,020	1,777	1,868
Repurchase of common stock	(1,560)	(667)	(864)
Cash dividends paid on common stock	(7,428)	(7,178)	(6,602)
Net cash used in financing activities	(6,968)	(6,068)	(5,598)
Net (decrease) increase in cash	(3,556)	1,777	1,869
Cash at beginning of year	5,769	3,992	2,123
Cash at end of year	$2,213	$5,769	$3,992

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

The Company does not and has not had any disagreements with its registered public accounting firm.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) FINANCIAL STATEMENTS. The following financial statements are included in this report:

(b) EXHIBITS. The following exhibits are included as part of this report:

Exhibit No.	Description
3.1	Articles of Organization
3.2	Bylaws
4.1	Specimen stock certificate
10.1*	Cambridge Bancorp Amended 1993 Stock Option Plan
10.1(a)*	Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Restricted Stock Agreement
10.1(b)*	Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Restricted Stock Unit Agreement
10.1(c)*	Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Nonstatutory Stock Option Agreement
10.1(d)*	Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Incentive Stock Option Agreement
10.2*	Cambridge Bancorp 2017 Equity and Cash Incentive Plan
10.3*	Cambridge Bancorp Director Stock Plan, amended as of April 25, 2011
10.4*	2016 Annual Incentive Plan
10.5*	The Executive Nonqualified Excess Plan of Cambridge Trust Company
10.6*	Cambridge Trust Company Amended and Restated Supplemental Executive Retirement Agreement for Denis K. Sheahan, dated July 7, 2017
10.7*	Cambridge Trust Company Supplemental Executive Retirement Agreement for Lynne M. Burrow, dated February 27, 2008
10.8*	Cambridge Trust Company Supplemental Executive Retirement Agreement for Albert R. Rietheimer, dated February 21, 2008
10.9*	Cambridge Trust Company Supplemental Executive Retirement Agreement for Michael A. Duca, dated August 14, 2008
10.10*	First Amendment to Cambridge Trust Company Supplemental Executive Retirement Agreement for Michael A Duca, dated December 22, 2016
10.11*	Cambridge Trust Company Supplemental Executive Retirement Agreement for Martin B. Millane, Jr., dated January 1, 2016
10.12*	Change in Control Agreement with Denis K. Sheahan, dated December 21, 2015
10.13*	Change in Control Agreement with Lynne M. Burrow, dated September 16, 2008
10.14*	Change in Control Agreement with Michael F. Carotenuto, dated October 12, 2016
10.15*	Change in Control Agreement with Martin B. Millane, Jr., dated May 18, 2016
21.1	Subsidiaries of Cambridge Bancorp
*	Management Compensatory plans or arrangements

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

CAMBRIDGE BANCORP

August 9, 2017	By:	/s/ Denis K. Sheahan
Denis K. Sheahan
Chairman, President and Chief Executive Officer (Principal Executive Officer)

August 9, 2017
	By	/s/ Michael F. Carotenuto
Michael F. Carotenuto
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)